UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.     )

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Filed by a Party other than the Registrant		☐
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☑	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

AK STEEL HOLDING CORPORATION

(Name of Registrant as Specified In Its Certificate)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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AK Steel Holding Corporation 9227 CENTRE POINTE DRIVE WEST CHESTER, OHIO 45069	James L. Wainscott CHAIRMAN OF THE BOARD, PRESIDENT AND CHIEF EXECUTIVE OFFICER

April 21, 2014

To our Stockholders:

It is my pleasure to invite you to the 2014 Annual Meeting of Stockholders of AK Steel Holding Corporation. The meeting will be held at 1:30 p.m., Eastern Daylight Saving Time, on Thursday, May 29, 2014, at the Hilton Columbus at Easton, located at 3900 Chagrin Drive, Columbus, Ohio 43219. Registration will begin at 1:00 p.m.

Attendance at the Annual Meeting is limited to stockholders of record as of the close of business on March 31, 2014, or their duly appointed proxies, and to guests of Management. If you cannot attend the meeting in person, I strongly urge you to participate by voting your proxy in one of the methods explained in the Notice of 2014 Meeting of Stockholders that you received in the mail.

Please note that this year one of the proposals being voted on (Proposal No. 5 to increase the total number of authorized shares of common stock) requires the affirmative vote of a majority of all outstanding shares of the Company’s common stock for approval (not just a majority of the shares actually voted). Thus, although your vote is always important, it is particularly important this year with respect to Proposal No. 5. Absent a higher-than-normal percentage of stockholders voting, it is possible that a majority of shares actually voted could be in favor of Proposal No. 5, but it still might fail because it did not receive a “For” vote by a majority of all outstanding shares entitled to vote. In other words, if you fail to vote with respect to Proposal No. 5, you will effectively be voting “Against” it whether you intend to or not. The Board believes that passage of Proposal No. 5 is in the best interests of the Company and its stockholders in order to provide the Company with greater flexibility in considering and planning for potential future corporate needs.

Please read the enclosed Notice of Meeting and the accompanying Proxy Statement carefully. Your vote is important. In addition to Proposal No. 5 noted above, there are four other proposals included in the accompanying Proxy Statement. The Board of Directors recommends that you vote your shares FOR all of the proposals in the Proxy Statement, as follows:

1. FOR the election of each of the nominee Directors (Proposal No. 1).

2. FOR the ratification of the appointment of Ernst & Young LLP as independent registered public accounting firm (Proposal No. 2).

3. FOR the approval of Named Executive Officer compensation (Proposal No. 3).

4. FOR the approval of the amendment and restatement of the Company’s Stock Incentive Plan (Proposal No. 4).

5. FOR the approval of the proposed amendment to the Company’s Restated Certificate of Incorporation to increase the number of authorized shares of common stock (Proposal No. 5)

If you cannot attend in person, you may listen to the Annual Meeting via the Internet. To listen to the live webcast, log on at www.aksteel.com and select the link on the homepage for the webcast of the 2014 Annual Meeting of Stockholders. The webcast will begin at 1:30 p.m. and will remain on the Company’s website for one year. Please note, however, that you cannot record your vote on this website. In order to vote by proxy, you must use one of the methods explained in the Notice of 2014 Meeting of Stockholders that you received in the mail.

Your continuing interest in our company is greatly appreciated. I look forward to seeing you at the Annual Meeting.

Sincerely,

James L. Wainscott

AK STEEL HOLDING CORPORATION

9227 Centre Pointe Drive

West Chester, Ohio 45069

NOTICE OF 2014 ANNUAL MEETING OF STOCKHOLDERS

OF AK STEEL HOLDING CORPORATION (THE “COMPANY”)

Date:	Thursday, May 29, 2014
Time:	Registration will begin at 1:00 p.m., Eastern Daylight Saving Time The meeting will begin at 1:30 p.m., Eastern Daylight Saving Time
Place:	Hilton Columbus at Easton 3900 Chagrin Drive Columbus, Ohio
Purposes:	1. To elect as Directors of the Company the eleven candidates nominated by the Board;
2. To ratify, by a non-binding advisory vote, the Audit Committee’s appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2014;
3. To vote on a non-binding advisory resolution to approve the compensation of our Named Executive Officers;
4. To approve the Amendment and Restatement of the Company’s Stock Incentive Plan;
5. To approve a proposed amendment to the Company’s Restated Certificate of Incorporation to increase the number of authorized shares of Common Stock from 200,000,000 to 300,000,000; and
6. To transact such other business as properly may come before the meeting.
Who Can Vote:	AK Steel stockholders of record as of the close of business on March 31, 2014.
How You Can Vote:

You may vote in person at the meeting or you may vote in advance of the meeting via the Internet, by telephone, or by using the proxy card that will be enclosed with those materials. If you intend to use the proxy card, please mark, date and sign it, and then return it promptly in the postage-paid envelope that comes with the card. If you intend to vote over the telephone or via the Internet, please follow the instructions on the proxy card that you received. If you intend to vote in person at the meeting and your shares are held at a broker, bank or other institution, you must obtain a “legal proxy” from your broker, bank or other institution in advance of the meeting in order to vote your shares at the meeting. Please vote regardless of whether you plan to attend the Annual Meeting.

Right to Revoke Your Proxy:

You may revoke your proxy at any time before it is voted by submitting a new proxy card with a later date or by submitting a subsequent vote via the Internet or by telephone. If you are a stockholder of record, you also may attend the Annual Meeting and revoke your proxy in person.

Who May Attend:	Attendance at the Annual Meeting is limited to stockholders of record as of the close of business on March 31, 2014, or their duly appointed proxies, and to guests of Management.
How Do I Prove I Am a Stockholder of Record:

If your shares are registered in your name, you will need to present personal photo identification. If your shares are not registered in your name (if, for instance, your shares are held in “street name” for you by your broker, bank or other institution), you must present (1) personal photo identification, and (2) proof of stock ownership. We will accept as proof of stock ownership either a copy of your account statement or a letter from your broker, bank or other institution reflecting the number of shares of common stock you owned as of March 31, 2014.

No Recording of Meeting; Packages Subject to Inspection:

Please note that you may not record the meeting using a video or audio electronic device of any kind. To enforce this rule and for your safety, we reserve the right to inspect all packages prior to admission at the Annual Meeting and to prohibit certain electronic devices from being brought into the meeting room.

By Authorization of the Board of Directors,
David C. Horn, Secretary

West Chester, Ohio

April 21, 2014

PROXY STATEMENT

Page
Proxy Statement	1
Proposal No. 1 — Election of Directors	6
Corporate Governance	19
Director Compensation	29
Director Compensation Table	30
Stock Ownership	31
Executive Compensation	33
Compensation Discussion and Analysis	33
Management Development and Compensation Committee Report	61
Summary Compensation Table	62
Grants of Plan-Based Awards Table	66
Outstanding Equity Awards at Fiscal Year-End Table	68
Option Exercises and Stock Vested Table	71
Pension Benefits Table	72
Nonqualified Deferred Compensation Table	74
Potential Payments Upon Termination or Change-of-Control	75
Audit Committee Report	81
Principal Accounting Firm Fees	82
Proposal No. 2 — Advisory Vote to Ratify Appointment of Ernst & Young LLP as Independent Registered Public Accounting Firm	83
Proposal No. 3 — Advisory Vote to Approve Named Executive Officer Compensation	83
Proposal No. 4 — Approval of Amendment and Restatement of the Company’s Stock Incentive Plan	87
Proposal No. 5 — Approval of Proposed Amendment to the Company’s Restated Certificate of Incorporation to Increase the Number of Authorized Shares of Common Stock	94
Stockholder Proposals for the 2015 Annual Meeting and Nominations of Directors	98
Other Matters	98

AK STEEL HOLDING CORPORATION

9227 Centre Pointe Drive

West Chester, Ohio 45069

PROXY STATEMENT

This Proxy Statement is being furnished in connection with the solicitation by the Board of Directors of AK Steel Holding Corporation (the “Company” or “AK Steel”) of proxies to be voted at the Annual Meeting of Stockholders (“Annual Meeting”) of the Company to be held on May 29, 2014, and at any and all postponements or adjournments thereof.

On or about April 21, 2014, we mailed to stockholders of record our 2014 Proxy Statement and 2013 Annual Report to Stockholders.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

Q.	What is a “proxy?”

A.

A proxy is a person or entity authorized to act for another person. In this instance, the Board of Directors has appointed a Proxy Committee to vote the shares represented by proxy forms submitted by stockholders to the Company prior to the Annual Meeting. Giving the Proxy Committee your proxy means that you authorize the Proxy Committee to vote your shares on your behalf at the Annual Meeting as you specifically instruct on your proxy card with respect to each proposal, or if a matter that is not raised on the proxy card comes up for a vote at the Annual Meeting, in accordance with the Proxy Committee’s best judgment.

Q.	Whom am I appointing as my proxy?

A.	The Proxy Committee consists of James L. Wainscott, David C. Horn and Roger K. Newport.

Q.	What is a Proxy Statement?

A.

The document you are reading is a Proxy Statement. It is intended to provide our stockholders with information necessary to vote in an informed manner on matters to be presented at the Annual Meeting. It is sent in conjunction with a solicitation of your proxy.

Q.	Why is the Company soliciting my proxy?

A.

The Board of Directors is soliciting your proxy to vote at the Annual Meeting because you are a “stockholder of record,” which means that you were shown on the Company’s records as the owner of common stock of the Company or you were the beneficial owner of shares held in street name at the close of business on March 31, 2014, the record date. All stockholders of record are entitled to vote at the meeting. It is important that as many stockholders as possible attend the meeting, either in person or by proxy, and vote on the issues to be decided at the Annual Meeting. The process of soliciting proxies is intended to increase the number of stockholders who vote on those issues.

Q.	Why did I receive more than one Proxy Statement or proxy card?

A.	You may receive more than one Proxy Statement and proxy card if you hold AK Steel stock in different ways (e.g., joint tenancy, in trust, or in a custodial account) or in multiple accounts.

Q.	What is the difference between a “stockholder of record” and a beneficial owner of shares held in “street name?”

A.

Stockholder of Record.    If your shares are registered directly in your name with the Company’s transfer agent, Computershare Investor Services, LLC (“Computershare”), you are considered the stockholder of record with respect to those shares.

Beneficial Owner of Shares Held in Street Name.    If your shares are held in an account at a bank, broker or other institution, then you are the “beneficial owner” of shares held in “street name.” The entity holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to instruct that entity on how to vote the shares held in your account.

Q.	How do I obtain voting instructions if my stock is held in “street name?”

A.

If your stock is held in “street name,” you will receive a notice, typically entitled “Voting Instruction Form” or something similar, either electronically or by mail from the bank, broker or other institution holding your stock. This notice contains instructions regarding how to access the proxy materials and how to vote.

Q.	If I hold my stock in street name and fail to provide specific voting instructions to the bank, broker or other institution holding it on my behalf, will my stock still get voted?

A.

Not on all matters. If you hold your shares in street name and want a vote to be cast on your behalf for all proposals described in this Proxy Statement, you must submit your specific voting instructions to the bank, broker or other institution holding the stock on your behalf in response to the notice you receive from it.

Q.

If I hold my stock in street name and do not provide specific voting instructions to the bank, broker or other institution holding it on my behalf, for which proposals will a vote not be cast on my behalf?

A.

If you are a holder of shares in street name and you fail to provide specific voting instructions to the bank, broker or other institution holding the stock on your behalf, a vote will not be cast on your behalf with respect to the following proposals:

•	the election of Directors (Proposal No. 1);

•	the advisory vote on Named Executive Officer compensation (Proposal No. 3);

•	the approval of the amendment and restatement of the Company’s Stock Incentive Plan (Proposal No. 4); and

•	the approval of the proposed amendment to the Company’s Restated Certificate of Incorporation to increase the number of authorized shares of common stock (Proposal No. 5).

Q.

If I hold my stock in street name and do not provide specific voting instructions to the bank, broker or other institutions holding it on my behalf, for which proposals may a vote be cast on my behalf?

A.

If you are a holder of shares in street name and you fail to provide specific voting instructions to the bank, broker or other institution holding the stock on your behalf, that entity may cast a vote on your behalf only with respect to the ratification of the appointment of the independent registered public accounting firm (Proposal No. 2).

Q.	What are “broker non-votes” and how are they counted for voting purposes?

A.

“Broker non-votes” occur when a broker (or a bank or other institution holding someone’s shares) returns a proxy, but does not vote the shares represented by that proxy on a particular proposal, usually because the beneficial owners of those shares have not provided direction to the holder on how to vote them and the holder does not have discretionary voting power with respect to the proposal. Broker non-votes do not count for voting purposes, but are considered “present” at the meeting and are counted to determine whether there is a quorum present at the meeting.

Q.	What documentation must I provide to be admitted to the Annual Meeting?

A.

If your shares are registered in your name, you will need to present personal photo identification. If your shares are not registered in your name (if, for instance, your shares are held in street name for you by your broker, bank or other institution), you must present (1) personal photo identification, and (2) proof of stock ownership. We will accept as proof of stock ownership either a copy of your account statement or a letter from your broker, bank or other institution, as long as such statement or letter reflects the number of shares of common stock you owned as of March 31, 2014.

Q.	What documentation must I provide to vote in person at the Annual Meeting?

A.

Upon admission, if you are a stockholder of record, you may vote all shares registered in your name in person at the Annual Meeting. If you are not a stockholder of record as to any of your shares (i.e., instead of being registered in your name, all or a portion of your shares are registered in a street name and held by your broker, bank or other institution for your benefit), you must obtain and bring with you to the meeting a “legal proxy” from the broker, bank or other institution in whose name any of your shares are held in order to vote those shares in-person at the meeting. You should contact the bank, broker or other institution that holds those shares for specific information on how to obtain a legal proxy in order to vote them at the meeting.

Q.	Is there any way for me to vote other than in person or by proxy at the Annual Meeting?

A.

Yes. If you are a stockholder of record, you may vote over the telephone or via the Internet. The proxy card from the Company you received in the mail contains instructions for voting by these methods. If you hold your shares in street name, you must follow the instructions contained in the voting instruction card provided to you by the broker, bank or other institution holding your shares on your behalf.

Q.	Do I vote only once regardless of how many shares I own? If not, how many votes do I get to cast?

A.	You are entitled to one vote for each share of common stock in the Company which you held as of the close of business on March 31, 2014.

Q.	What is a quorum and why is it important?

A.

In the context of the Annual Meeting, a quorum is the presence at the meeting, either in person or by proxy, of stockholders holding the minimum number of shares of the Company’s stock necessary to make the proceedings of that meeting valid under the Company’s By-laws and applicable law.

More specifically, the presence of stockholders at the meeting, in person or represented by proxy, holding a majority of the Company’s issued and outstanding shares constitutes a quorum. As of March 31, 2014, there were 136,678,880 issued and outstanding shares of the Company’s common stock, which is the only class of stock outstanding. The number of shares necessary to constitute a quorum in the context of the Annual Meeting thus is 68,339,441.

Q.	What are my choices when voting on a particular proposal?

A.	You may vote “FOR”, “AGAINST” or “ABSTAIN” with respect to every proposal.

Q.	How many votes are needed for the proposals to pass?

A.

Election of Directors (Proposal No. 1).    The affirmative vote of a majority of the votes cast at the Annual Meeting in person or by proxy is required for election as a Director. The “affirmative vote of a majority of the votes cast” means that the number of votes cast “FOR” a Director Nominee’s election exceeds the number of votes cast “AGAINST” such Director Nominee’s election. Abstentions and broker non-votes are not counted as votes in this context.

Advisory Vote to Ratify Appointment of Ernst & Young LLP as Independent Registered Public Accounting Firm (Proposal No. 2) and Advisory Vote to Approve Named Executive Officer Compensation (Proposal No 3).    Each of these proposals can be approved by the affirmative vote of a majority of the votes cast at the Annual Meeting in person or by proxy. In this context, the “affirmative vote of a majority of the votes cast” means that the number of votes cast “FOR” a proposal exceeds the number of votes cast “AGAINST” such proposal. Abstentions and broker non-votes also are not counted as votes in this context. Please note, however, that the results of the votes regarding the appointment of the independent registered public accounting firm (Proposal No. 2) and the approval of Named Executive Officer compensation (Proposal No. 3) are non-binding.

Approval of Amendment and Restatement of the Company’s Stock Incentive Plan (Proposal No. 4).    The affirmative vote of a majority of the votes cast at the Annual Meeting in person or by proxy is required for approval of the amendment and, unless otherwise provided by the Board, restatement of the Company’s Stock Incentive Plan. The “affirmative vote of a majority of the votes cast” means that the number of votes cast “FOR” the approval of the amendment and restatement of the Company’s Stock Incentive Plan exceeds the number of votes cast “AGAINST” such proposal. Abstentions and broker non-votes are not counted as votes in this context.

Approval of Proposed Amendment to the Company’s Restated Certificate of Incorporation to Increase the Number of Authorized Shares of Common Stock (Proposal No. 5).    The affirmative vote of a majority of the outstanding shares of the Company’s stock is required for approval of the proposed amendment of the Company’s Restated Certificate of Incorporation to increase the number of authorized shares of common stock. Abstentions and broker non-votes therefore effectively will be counted as “AGAINST” votes in this context.

Q.	What does it mean to “ABSTAIN” from voting and what impact does that have?

A.

If you indicate on your proxy card that you wish to “ABSTAIN” from voting with respect to a particular proposal, your shares will not be voted with respect to that proposal. Your shares, however, will be considered “present” and “entitled to vote” at the meeting and will be counted to determine whether there is a quorum present at the Annual Meeting. Beyond being counted for purposes of establishing a quorum, the practical effect of voting to “ABSTAIN” may vary depending upon the proposal for which you submit it. With respect to Proposals No. 1, No. 2, No. 3 and No. 4, voting to “ABSTAIN” will have no practical effect because the outcome of the vote on each proposal will be based upon the number of votes cast and votes to “ABSTAIN” are not counted as votes cast. With respect to Proposal No. 2 (ratification of the appointment of the independent registered public accounting firm) and Proposal No. 3 (approval of Named Executive Officer compensation), the vote is advisory in nature and, to the extent that the Board considers and gives weight to the voting results when considering future action on the subject of the proposal, a vote to “ABSTAIN” provides no input to the Board with respect to your preference on that subject. With respect to Proposal No. 5, voting to “ABSTAIN” has a different effect because the affirmative vote of a majority of the outstanding shares of common stock of the Company is required for approval of this proposal. Therefore, a vote to “ABSTAIN” on Proposal No. 5 effectively counts as a vote “AGAINST” the proposal.

Q.	Who will count the votes?

A.

The votes will be counted by an inspector of election appointed by the Board. The Board has appointed Jeanine Simon of Computershare as the inspector of election and David Dietrich, also of Computershare, as an alternate inspector of election in the event Ms. Simon is unable to serve.

Q.	What happens if I return my proxy card but do not mark how I want my votes to be cast?

A.	If you timely return a signed and dated proxy card, but do not mark how your shares are to be voted, those shares will be voted by the Proxy Committee as recommended by the Board of Directors.

Q.	How does the Board of Directors recommend that I vote?

A.	The Board of Directors recommends that you vote your shares:

1.	FOR the election of each of the nominee Directors (Proposal No. 1).

2.	FOR the ratification of the appointment of Ernst & Young LLP as independent registered public accounting firm (Proposal No. 2).

3.	FOR the approval of Named Executive Officer compensation (Proposal No. 3).

4.	FOR the approval of the amendment and restatement of the Company’s Stock Incentive Plan (Proposal No. 4).

5.	FOR the approval of the proposed amendment to the Company’s Restated Certificate of Incorporation to increase the number of authorized shares of common stock (Proposal No. 5).

ELECTION OF DIRECTORS

(Proposal No. 1 on the proxy card)

Eleven of the Company’s incumbent Directors will stand for election at the Annual Meeting. One of them — Dr. Bonnie Hill — has decided not to stand for re-election after more than twenty years of distinguished service on the AK Steel Board of Directors. If elected, each nominee will serve as a Director of the Company for a term expiring on the date of the next succeeding Annual Meeting and until his or her successor is duly elected and qualified. If any nominee is unable to serve, or determines prior to his or her election that he or she will be unable to serve, proxies may be voted by the proxy holders for another person designated by the Board of Directors. The Company has no reason to believe that any nominee will be unable to serve.

Overview

The Company is proud to have a diverse, but cohesive, Board of Directors comprised currently of twelve distinguished and highly accomplished individuals, all of whom are independent except for Mr. Wainscott, the Company’s President and Chief Executive Officer. Collectively, they bring a wide range of viewpoints and backgrounds to the Board, rooted in a broad base of complementary experience and expertise. They share a record of substantial achievements and extraordinary service in the public and private sectors and in charitable endeavors.

The Board’s members include current and former top executives of leading American companies. Having overseen successful companies themselves, these Directors are able to assist the Company’s Management in reaching and implementing key tactical and strategic decisions, leveraging experiences from their combined decades of leadership and experience. In many instances, the companies with which the Directors are or were formerly executives conduct business in areas that either are related to the Company’s ongoing business or operations (such as the steel, iron ore or automotive business), or else share similar characteristics with the Company’s business or operations (such as operating in the manufacturing sector).

The Board also includes several Directors who have served the public in high positions with the federal and state governments. In addition to the substantive expertise achieved in the various public offices in which they have served, these Directors are able to draw upon their general experience in the government sector when exercising their oversight responsibilities as members of the Company’s Board. As with most large businesses today, the Company deals with various government agencies on a regular basis and, accordingly, receives great dividends from the insights of these Directors.

Many of the Company’s Directors also have served and currently serve on other boards of directors, including the boards of some of the world’s top companies, premier academic institutions and leading charitable organizations. Their experiences on these other boards enhance their base of experience and facilitate their ability to provide strategic oversight and direction to the Company’s Management.

As with all boards of directors, the composition of the Company’s Board changes over time, as new Directors replace those whose service to the Company has ended. The Nominating and Governance Committee, comprised entirely of independent Directors, is responsible for identifying, screening and recommending persons for nomination by the Board to serve as a Director. Directors are selected on the basis of, among other things, the following criteria listed in the Company’s Corporate Governance Guidelines:

•	personal qualities and characteristics, such as judgment, integrity, reputation in the business community and record of public service;

•	business and/or professional expertise, experience and accomplishments;

•	ability and willingness to devote sufficient time to the affairs of the Board and of the Company;

•	diversity of viewpoints, backgrounds and experience they will bring to the Board; and

•

the needs of the Company at the time of nomination to the Board and the fit of a particular individual’s skills and personality with those of other Directors in building a Board that is effective and responsive to the needs of the Company.

One of the explicit criteria listed above for selection as a Director nominee is the diversity of viewpoints, backgrounds and experience the potential nominee will bring to the Board. Thus, the Nominating and Governance Committee specifically considers diversity in discharging its duty to identify, screen and review individuals qualified to serve as Directors of the Company. In addition, pursuant to its Charter, the Committee also annually reviews the size and composition of the Board as a whole to consider whether the Board reflects the appropriate balance of skills, experience and other characteristics, including diversity. The Committee does not, however, apply a narrow definition of diversity that would limit it to an individual’s gender, race, ethnic background or other such personal characteristics. Rather, the Committee views diversity as an expansive criteria that encompasses differing backgrounds, perspectives, personal qualities, technical skills, professional experience, expertise, education and other desired qualities. It utilizes this inclusive view in the context of identifying and evaluating nominees whose viewpoints, attributes and experiences, taken as a whole, will complement the existing Board and facilitate its ability to be effective and responsive to the needs of the Company and its stockholders.

The Nominating and Governance Committee may solicit input and/or recommendations from other members of the Board and/or independent advisors. After the Committee’s deliberations are completed, it reports its findings and recommendations to the Board. The Board then proposes a slate of nominees to the stockholders for election to the Board at the annual stockholders’ meeting. Between annual stockholders’ meetings, the Board (based on the recommendations of the Nominating and Governance Committee) may elect Directors to serve until the next annual meeting. Using this methodology, the Board nominates candidates whom the Board feels are the best available choice to complement the experience and expertise of the existing Directors and to represent the interests of the Company and its stockholders.

As a matter of good corporate governance, the Board includes a mandatory retirement age for Directors in its Corporate Governance Guidelines. As part of the Board’s succession planning process, the Nominating and Governance Committee monitors when Directors are approaching that mandatory retirement age and takes appropriate action to be prepared for Director retirements. Toward that end, the Nominating and Governance Committee initiated a review process in 2013 to identify one or more potential new members of the Board of Directors. During this process the Nominating and Governance Committee evaluated potential new Directors utilizing the criteria discussed above. It also considered how candidates would complement the existing strengths and fulfill the needs of the Board, while contributing new and diverse viewpoints and experience to its overall makeup. At the conclusion of the process, the Nominating and Governance Committee recommended, and the Board approved, the election of two new members to the Board of Directors effective November 1, 2013. Those two new Directors are Mr. Mark G. Essig and Mr. Vicente Wright, both of whom are Director nominees for the 2014 Annual Meeting.

Set forth below is a description of the particular experience, qualifications, attributes and skills of each Director nominee — including Messrs. Essig and Wright — that led the Board to conclude that he or she should be nominated to serve as a Director of AK Steel. While each nominee, of course, has many other traits and qualifications to serve as a Director of AK Steel, the descriptions set forth below are intended to articulate the most significant of them and the ones to which the Board gave the most attention in its evaluation of who should be nominated to serve as a Director of AK Steel. As discussed above, however, the Board also gave consideration to the overall composition of the Board and to ensuring that the Board continues to have a broad diversity of viewpoints, backgrounds and experience.

Information Concerning Nominees for Directors

Richard A. Abdoo	Age:	70
	AK Steel Director Since:	April 19, 2001
	AK Steel Committees:	Management Development and Compensation (Chair), Nominating and Governance
	Current Principal Occupation:	President, R. A. Abdoo & Co., LLC
	Prior Significant Positions Held:	Served as Chairman and Chief Executive Officer of Wisconsin Energy Corporation from May 1991 to April 2004, and as President from May 1991 to March 2003
	Other Public Directorships Held:*	NiSource Inc. (2008 — present), ZBB Energy Corporation (2009 — present), RENERGY Corporation (f/k/a Catalytica Energy Systems, Inc.) (2005 — 2009)
	Education:	Bachelor degree in electrical engineering from the University of Dayton; Master of Arts degree in economics from the University of Detroit
	Other Information:	Member of the American Economic Association and a registered professional engineer in Michigan, Ohio, Pennsylvania and Wisconsin
Narrative Description of Experience, Qualifications, Attributes and Skills:

By virtue of his former positions as Chairman and Chief Executive Officer of Wisconsin Energy Corporation, as well as his current positions as a member of the Boards of Directors of two other energy-related companies, Mr. Abdoo has extraordinary expertise and experience pertaining to energy issues. Because the steel industry is an intense user of energy, his depth of knowledge of the energy industry is of particular note with respect to his qualifications to serve as a Director of AK Steel, though it clearly is not the sole reason for his nomination to the Board. More broadly, by virtue of his diverse background and experience, Mr. Abdoo provides valuable insights with respect to a broad range of business, social and governance issues facing corporations today. As a former Chief Executive Officer, Mr. Abdoo understands well the issues facing executive management of a major corporation. As a registered professional engineer in several states, Mr. Abdoo is able to offer a unique technical perspective to issues under consideration by the Board. By virtue of his long-time role as a champion of humanitarian and social causes, including on behalf of the Lebanese community, he has great expertise with respect to the social issues confronting corporate America. As a result of his commitment to and work on behalf of social causes, he is a recipient of the Ellis Island Medal of Honor, presented to Americans of diverse origins for their outstanding contributions to their own ethnic groups and to American society.

*

Included in this section for Mr. Abdoo, and similarly for all other nominees below, are all directorships at public companies and registered investment companies held currently or at any time since January 1, 2009.

John S. Brinzo	Age:	72
	AK Steel Director Since:	January 19, 2007
	AK Steel Committees:	Finance, Management Development and Compensation, Nominating and Governance
	Current Principal Occupation:	Retired Chairman of the Board of Directors and Chief Executive Officer of Cliffs Natural Resources, Inc. (f/k/a Cleveland-Cliffs Inc)
Prior Significant Positions Held:

Served as Chairman, President and Chief Executive Officer of Cliffs Natural Resources, Inc. (f/k/a Cleveland-Cliffs Inc) from July 2003 until April 2005; served as Chairman and Chief Executive Officer of Cliffs Natural Resources, Inc. (f/k/a Cleveland-Cliffs Inc) from January 2000 until his retirement as CEO in September 2006 and subsequent retirement as Chairman in May 2007

	Other Public Directorships Held:	Delta Air Lines, Inc. (2007 — present), Alpha Natural Resources, Inc. (2006 — 2009), Brink’s Home Security Holdings, Inc. (2008 — 2010)
	Education:	Bachelor of Science degree in business administration from Kent State University; Master of Business Administration degree from Case Western Reserve University
	Other Information:	Chairman of the advisory council of the School of Business, Kent State University. Past Chairman of the National Mining Association. Past director of the American Iron and Steel Institute.
Narrative Description of Experience, Qualifications, Attributes and Skills:

Mr. Brinzo brings to the Board a broad knowledge of, and unique insights into, raw materials issues, an area which is and will remain vital to the Company’s business. Mr. Brinzo guided Cliffs Natural Resources, Inc. (then known as Cleveland-Cliffs Inc) through some of the most difficult times in the history of the iron ore and steel industries, expanding the company with domestic and international acquisitions, and transforming it into a very successful world-wide enterprise. Mr. Brinzo’s contribution to the Board, however, is not limited to his industrial expertise and experience. He has years of executive management experience which he is able to draw upon when exercising his oversight responsibilities as a member of the Company’s Board. In addition, by virtue of his service on other large company boards, such as Alpha Natural Resources, Inc., Brinks Home Security Holdings, Inc. and Delta Airlines, Inc., Mr. Brinzo provides valuable experience in dealing with other areas of Board responsibility, including with respect to corporate governance and executive compensation matters. Mr. Brinzo also has an extensive financial background and served as Controller and Chief Financial Officer of Cliffs Natural Resources. He is a member of Delta Airlines’ Audit Committee and has served on three other audit committees of publicly traded companies.

Dennis C. Cuneo	Age:	64
	AK Steel Director Since:	January 21, 2008
	AK Steel Committees:	Audit, Public and Environmental Issues
	Current Principal Occupation:	Partner, Washington DC office, Fisher & Phillips LLP and President, DC Strategic Advisors, LLC
Prior Significant Positions Held:

Served as an attorney at Arent Fox LLP from 2006 to 2010, Senior Vice President of Toyota Motor North America, Inc. from 2000 to 2006, Corporate Secretary and Chief Environmental Officer of Toyota Motor North America, Inc. from 2004 to 2006, and Senior Vice President of Toyota Motor Manufacturing North America from 2001 to 2006

	Other Public Directorships Held:	BorgWarner Inc. (2009 — present)
	Education:	Bachelor of Science in Business Administration degree from Gannon College; Master of Business Administration degree from Kent State University; Juris Doctor degree from Loyola University
Other Information:

Serves on the boards of directors for the Center for Automotive Research and SSOE Group. Member of the Visiting Committee of the University of Chicago’s Physical Sciences Division. Served as Board Chairman of the Cincinnati Branch of the Federal Reserve from 2003 to 2004. Former member of the executive committee and chair of the human resources group of the National Association of Manufacturers. Previous gubernatorial appointments in California, Kentucky and Mississippi. Serves on the Advisory Boards of View Inc. and UIEvolution.

Narrative Description of Experience, Qualifications, Attributes and Skills:

Mr. Cuneo brings a wealth of experience in, and a deep understanding of, the automotive industry, a key part of the Company’s product market and strategy. Mr. Cuneo is a former senior executive and officer at Toyota Motor North America, Inc. and Toyota Motor Manufacturing North America. Mr. Cuneo’s Toyota career spanned more than 22 years, during which he was responsible for legal affairs, administration, public relations, investor relations, environmental affairs, corporate advertising, government relations, philanthropy, planning, research and Toyota’s Latin America Research Group. As one of Toyota’s earliest American manufacturing executives, he was instrumental in the launch of the company’s manufacturing operations in North America, and led Toyota’s site selection team for North America for over 10 years. He continues to consult in the automotive industry, and sits on the Boards of BorgWarner Inc., a publicly-traded automotive supplier, and the Center for Automotive Research, a leading auto industry think tank. Thus, he not only brings to the Board his knowledge of the automotive industry and its trends, he also contributes significantly to its expertise and experience in a broad range of Board oversight areas. Mr. Cuneo also is a licensed attorney, so he is able to provide a legal perspective on issues facing the Board and the Company, particularly with respect to corporate governance and regulatory matters.

Mark G. Essig	Age:	56
	AK Steel Director Since:	November 1, 2013
	AK Steel Committees:	Not yet assigned
	Current Principal Occupation:	Chief Executive Officer, FKI Security Group
Prior Significant Positions Held:

Served as Chief Executive Officer of Rathgibson LLC from January 2011 to May 2012; served as President and CEO of Sangamon Industries LLC from May 2008 to January 2011; served as Chief Executive Officer of Aviation, Power & Marine, Inc. from January 2009 to January 2010; served as President and CEO of Barjan LLC from August 2002 to May 2008; served as Chief Executive Officer, President and Chairman of the Board of GS Industries from January 1998 to August 2002; held several positions at AK Steel, including Executive Vice President — Operations and Sales from 1997 to January 1998, Executive Vice President — Sales 1994 to 1997, Vice President — Sales and Marketing from 1992 to 1994 and Assistant to CEO and Vice President — Human Resources in 1992; served as Chief Financial Officer of Washington Steel Corporation from 1990 to 1992 and as Vice President — Finance and Administration from 1988 to 1990

Other Public Directorships Held:
	Education:	Bachelor degree from Loyola University; Master of Business Administration degree from the University of Illinois
	Other Information:	Served on the Board of Directors of Steel Technologies from 2002 to 2008.
Narrative Description of Experience, Qualifications, Attributes and Skills:

As a current and former chief executive of several companies, Mr. Essig brings to the Board the perspective of a leader facing a dynamic business environment on a daily basis. He is an accomplished senior operating executive with a wealth of finance, sales and administration experience in a number of diverse industries, including significant experience with manufacturing businesses. In light of his past service as an executive officer of AK Steel and of Washington Steel, and as a Director of Steel Technologies, he brings with him to the Board a deep understanding of the steel industry and its challenges and opportunities. Mr. Essig also has experience heading various portfolio companies of private equity firms, where he maintained a keen focus on operational efficiency and maximizing stockholder value.

William K. Gerber	Age:	60
	AK Steel Director Since:	January 1, 2007
	AK Steel Committees:	Finance, Audit (Chair), Public and Environmental Issues
	Current Principal Occupation:	Managing Director, Cabrillo Point Capital LLC
Prior Significant Positions Held:

Served as Executive Vice President and Chief Financial Officer of Kelly Services, Inc. from 1998 to December 2007; served as Vice President-Finance from 1993 to 1998 and Vice President-Corporate Controller from 1987 to 1993 of L Brands Inc. (f/k/a The Limited Brands Inc.)

	Other Public Directorships Held:	Wolverine World Wide, Inc. (2008 — present), Kaydon Corporation (2007 — 2013)
	Education:	Bachelor of Science in Economics degree from the Wharton School at the University of Pennsylvania; MBA degree from the Harvard Graduate School of Business Administration
	Other Information:	Certified Public Accountant
Narrative Description of Experience, Qualifications, Attributes and Skills:

Mr. Gerber brings an impressive background in corporate finance and accounting to AK Steel’s Board. Mr. Gerber currently is Managing Director of Cabrillo Point Capital LLC, a private investment fund. Prior to that, he was Executive Vice President and Chief Financial Officer of Kelly Services, Inc., a global staffing solutions company. Prior to joining Kelly Services, Mr. Gerber held senior management positions in corporate finance for The Limited, Inc. He also is a Certified Public Accountant. By virtue of these and other positions, Mr. Gerber is one of the Board’s “audit committee financial experts.” He thus contributes a broad and keen understanding of complex financial and accounting matters to the Board and its Audit Committee, which he chairs. The Board also benefits from Mr. Gerber’s membership on the audit committee of Wolverine World Wide, Inc., as he is able to share best practices and ideas learned and developed during his service on that committee.

Robert H. Jenkins	Age:	71
	AK Steel Director Since:	January 24, 1996
	AK Steel Committees:	Management Development and Compensation, Nominating and Governance (Chair)
	Current Principal Occupation:	Lead Director of the Company’s Board of Directors
Prior Significant Positions Held:

Served as the non-executive Chairman of the Board of the Company from October 2003 through December 2005; served as Chairman of the Board of Sundstrand Corporation from April 1997 and as its President and Chief Executive Officer from September 1995, in each case until his retirement in August 1999 following the merger of Sundstrand Corporation with and into United Technologies Corporation in June 1999; employed by Illinois Tool Works as its Executive Vice President and in other senior management positions for more than five years prior thereto

	Other Public Directorships Held:	Clarcor Inc. (1999 — present), ACCO Brands Corporation (2007 — present; Presiding Independent Director 2009 — 2013)
	Education:	Bachelor of Science degree in Business Administration and Engineering from the University of Wisconsin
	Other Information:	Past member of the board of trustees for the Manufacturers Alliance and the National Association of Manufacturers. Past member of the board of directors of Sentry Insurance and Visteon Corporation.
Narrative Description of Experience, Qualifications, Attributes and Skills:

Mr. Jenkins brings to the Board a long and accomplished history of service and leadership on this Board and on the boards of other companies. In 2003 he was selected by Board Alert as one of the year’s seven Outstanding Directors in the United States. In addition to serving as the Lead Director of AK Steel, he also served as the Presiding Independent Director of ACCO Brands Corporation. He has a keen understanding of executive management issues by virtue of his own experiences as an executive in the private sector, including as former Chairman and Chief Executive Officer of Sundstrand Corporation and as a senior executive at Illinois Tool Works. His prior experience with Sundstrand and Illinois Tool Works also provided Mr. Jenkins with an in-depth understanding of industrial processes and management of a manufacturing business. The Board and the Company’s Management gain valuable strategic and operational guidance from Mr. Jenkins, owing to his depth and breadth of experience in manufacturing companies and his history of board leadership positions.

Ralph S. Michael, III	Age:	59
	AK Steel Director Since:	July 20, 2007
	AK Steel Committees:	Finance (Chair), Audit, Management Development and Compensation
	Current Principal Occupation:	President and Chief Executive Officer, Fifth Third Bank, Greater Cincinnati
Prior Significant Positions Held:

Former President and Chief Operating Officer of the Ohio Casualty Insurance Company from July 2005 until its sale in August 2007; served as Executive Vice President and Manager of West Commercial Banking for U.S. Bank, National Association, and then as Executive Vice President and Manager of Private Asset Management for U.S. Bank, from 2004 through July 2005; served as President of U.S. Bank Oregon from 2003 to 2005; served as Executive Vice President and Group Executive of PNC Financial Services Group, with responsibility for PNC Advisors, PNC Capital Markets and PNC Leasing, from 2001 to 2002; served as Executive Vice President and Chief Executive Officer of PNC Corporate Banking from 1996 to 2001

	Other Public Directorships Held:	Key Energy Services Inc. (2003 — present), Arlington Asset Investment Corporation (2006 — present), and FBR & Co. (2009 — 2013)
	Education:	Bachelor of Arts degree in economics from Stanford University; Master of Business Administration degree from the University of California at Los Angeles (UCLA) Graduate School of Management
Other Information:

Serves on the boards of directors of The Cincinnati Bengals, Inc., the Cincinnati Center City Development Corporation, CSAA Insurance Exchange and AAA-Allied Group. Serves on the board of trustees of Xavier (OH) University, the Good Samaritan Hospital Foundation, and the Cincinnati Chapter of The American Red Cross.

Narrative Description of Experience, Qualifications, Attributes and Skills:

Mr. Michael brings a strong business, banking and financial background to the Board. Mr. Michael has held executive level positions with several companies in the insurance and financial sectors, including in his current capacity as President and Chief Executive Officer of Fifth Third Bank, Greater Cincinnati. Previously, Mr. Michael held various executive and management positions with Ohio Casualty Insurance Company, U.S. Bank and PNC Financial Services Group. As a result of these years of experience in executive management and financial services, Mr. Michael is one of the Board’s “audit committee financial experts.” His experience and background also enable him to provide valuable insights on a variety of Board oversight matters, including complex banking and financial issues. In addition, the Board and Management benefit from the experience and knowledge Mr. Michael provides from service on other public company boards. These include capital markets and finance matters as a former director for FBR & Co. and energy-related issues as a member of the board and Lead Director of Key Energy Services, Inc.

Shirley D. Peterson	Age:	72
	AK Steel Director Since:	January 13, 2004
	AK Steel Committees:	Audit, Nominating and Governance
	Current Principal Occupation:	Retired
Prior Significant Positions Held:

Served as President of Hood College, an independent liberal arts college in Frederick, Maryland from 1995 until 2000; served in the U.S. government, first appointed by President George H. W. Bush as Assistant Attorney General in the Tax Division of the Department of Justice, then as Commissioner of Internal Revenue Service from 1989 until 1993; partner in the law firm of Steptoe & Johnson from 1978 until 1989 and 1993 until 1994

	Other Public Directorships Held:	Goodyear Tire & Rubber Company (2004 — 2014), Wolverine World Wide, Inc. (2005 — 2014), and Champion Enterprises, Inc. (2004 — 2010)
	Education:	Bachelor of Arts degree from Bryn Mawr College; Juris Doctor degree from the New York University School of Law
Other Information:

Recipient of the Distinguished Service Award from the U.S. Department of Treasury and the Edmund J. Randolph Award for outstanding service from the U. S. Department of Justice. Former director on the board of Bethlehem Steel Corporation. Former Trustee and Chairman of the Board of a DWS Fund Complex (f/k/a Scudder Mutual Funds). Trustee Emerita, Bryn Mawr College.

Narrative Description of Experience, Qualifications, Attributes and Skills:

Ms. Peterson brings to the Board a wealth of diverse and distinguished experience from her career in both the public and private sectors. She has relevant financial, executive management and legal experience as well as extensive experience on public company boards, including several in the steel or manufacturing sector. Her service to the U.S. government includes her appointment by President George H. W. Bush as Assistant Attorney General in the Tax Division of the Department of Justice, and a subsequent appointment as Commissioner of the Internal Revenue Service. In the private sector, Ms. Peterson’s experience includes serving as President of Hood College and as head of the tax practice of Steptoe & Johnson, a leading national law firm. She also served on the board of directors of Bethlehem Steel Corporation, as well as the boards of other public manufacturing companies. This variety of experience at the highest levels in different sectors and areas, including the steel industry, enables Ms. Peterson to bring a valuable and diverse viewpoint to the Board.

Dr. James A. Thomson	Age:	69
	AK Steel Director Since:	March 18, 1996
	AK Steel Committees:	Audit, Public and Environmental Issues (Chair)
	Current Principal Occupation:	Retired President and Chief Executive Officer of The RAND Corporation
Prior Significant Positions Held:

President and Chief Executive Officer of The RAND Corporation from 1989 to 2011. From 1977 to January 1981, Dr. Thomson was a member of the National Security Council staff at the White House. He served on the staff of the Office of the Secretary of Defense from 1974 to 1977.

Other Public Directorships Held:
	Education:	Bachelor of Science degree in physics from the University of New Hampshire; M.S. and Ph.D. in physics from Purdue University
Other Information:

Serves on the board of directors of Praedicat, Inc. Member of the Council on Foreign Relations, New York; the International Institute for Strategic Studies, London; and the boards of the Los Angeles World Affairs Council and the Los Angeles Regional Food Bank. Former member of the National Security Council staff at the White House, where he was primarily responsible for defense and arms-control matters related to Europe, and the staff of the Office of the Secretary of Defense.

Narrative Description of Experience, Qualifications, Attributes and Skills:

Dr. Thomson is the former President and Chief Executive Officer of The RAND Corporation. Dr. Thomson had been President and Chief Executive Officer of The RAND Corporation since 1989 and a member of its staff since 1981. RAND is a nonprofit, nonpartisan institution that seeks to improve public policy through research and analysis. RAND’s agenda is broad, including international security, supply chains, health policy, energy and environment, and economics, to name just a sample. Through his position as the top executive of, and years of service with, a think tank providing policy-related research and analysis, Dr. Thomson is able to provide the Board and the Company an unparalleled perspective and depth of knowledge with respect to public policy issues and global trends that affect the Company’s business. As a result, Dr. Thomson is extremely well-suited for his position as Chair of the Public and Environmental Issues Committee. As a former CEO, Dr. Thomson also provides a valuable perspective on the current issues confronting executive management.

James L. Wainscott	Age:	57
	AK Steel Director Since:	October 16, 2003
	AK Steel Committees:	None
	Current Principal Occupation:	Chairman, President and Chief Executive Officer of the Company
Prior Significant Positions Held:

President and Chief Executive Officer of the Company from October 2003 to December 2005; Chief Financial Officer from July 1998 to October 2003; Treasurer of the Company from April 1995 to April 2001; elected Senior Vice President of the Company in January 2000, having previously served as Vice President from April 1995 until that date

	Other Public Directorships Held:	Parker-Hannifin Corporation (2009 — present)
	Education:	Bachelor of Science degree in accounting from Ball State University; Master of Business Administration degree from the University of Notre Dame
Other Information:

Chairman of the 2014 Greater Cincinnati United Way Campaign; Chairman of the Steel Market Development Institute; Member of the board of trustees of Xavier (OH) University; Former Chairman, American Iron and Steel Institute; Former Chairman of the board of trustees of the Good Samaritan Hospital Foundation

Narrative Description of Experience, Qualifications, Attributes and Skills:

Mr. Wainscott serves as the Chairman of the Board and the Company’s Chief Executive Officer and President. Mr. Wainscott began his steel industry career in 1982 with the former National Steel Corporation, holding a number of increasingly responsible positions at plant and corporate headquarters levels. He joined AK Steel as Vice President and Treasurer in 1995, later advancing to Senior Vice President and CFO before becoming the Company’s President and Chief Executive Officer in 2003. By virtue of this experience, Mr. Wainscott has an extraordinarily broad and deep knowledge of the Company and the steel industry. As the only employee-Director on the Board, he is able to provide the Board with an “insider’s view” of what is happening in all facets of the Company. He shares not only his vision for the Company, but also his hands-on perspective as a result of his daily management of the Company and constant communication with employees at all levels. A former chairman and current board member of the American Iron and Steel Institute, Mr. Wainscott is able to furnish the Board with the most recent and relevant information affecting the steel industry. Mr. Wainscott’s appointment to the board of directors of the Parker-Hannifin Corporation has further expanded his exposure to other management styles and governance perspectives.

Vicente Wright	Age:	61
	AK Steel Director Since:	November 1, 2013
	AK Steel Committees:	Not yet assigned
	Current Principal Occupation:	Retired President and Chief Executive Officer of California Steel Industries, Inc.
Prior Significant Positions Held:

President and Chief Executive Officer of California Steel Industries from July 2008 to July 2012; director of iron ore and pellets sales for VALE S.A. from January 2007 to June 2008; President and CEO of Rio Doce America Inc. (RDA) and Rio Doce Limited (RDL), a subsidiary of VALE S.A., from October 2004 to December 2006; President and CEO of California Steel Industries from March 2003 to June 2004, and Executive Vice President, Finance and CFO from February 1998 to February 2003

Other Public Directorships Held:
	Education:	Bachelor degree in marketing from Marquette University
	Other Information:	Serves as Chairman of the Board of Directors for Children’s Fund; former member of the Board of Directors of the American Iron and Steel Institute; former Chairman of California Steel Industries
Narrative Description of Experience, Qualifications, Attributes and Skills:

Mr. Wright’s extensive experience in both the steel and iron ore industries enables him to contribute a wealth of strategic and operational knowledge with respect to key issues affecting the Company. As a former Chief Executive Officer of another major steel company, he is able to provide valuable insights into the current challenges and opportunities for the Company’s steel business. In addition, by virtue of his experience working for one of the world’s largest iron ore producers, he is able to provide guidance with respect to significant trends and emerging issues pertaining to one of the Company’s most significant raw materials. Having served as an executive for several large international metals and mining companies, he brings to the Board a global and diverse perspective to the Company’s business. Mr. Wright also is multi-lingual and has worked in various regions of the world throughout his distinguished career.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF EACH OF THE FOREGOING NOMINEES.

CORPORATE GOVERNANCE

Committees of the Board of Directors

The Board of Directors has five standing committees: an Audit Committee, a Finance Committee, a Management Development and Compensation Committee, a Nominating and Governance Committee, and a Public and Environmental Issues Committee. The table below shows the current membership for each Board committee.

Director	Audit Committee	Finance Committee	Management Development and Compensation Committee	Nominating and Governance Committee	Public and Environmental Issues Committee
Richard A. Abdoo			✓(Chair)	✓
John S. Brinzo		✓	✓	✓
Dennis C. Cuneo	✓				✓
Mark G. Essig(1)
William K. Gerber	✓(Chair)	✓			✓
Dr. Bonnie G. Hill(2)				✓	✓
Robert H. Jenkins(3)			✓	✓(Chair)
Ralph S. Michael, III	✓	✓(Chair)	✓
Shirley D. Peterson	✓			✓
Dr. James A. Thomson	✓				✓(Chair)
James L. Wainscott(4)
Vicente Wright(1)

(1)	Messrs. Essig and Wright were elected to the Board of Directors on November 1, 2013 and have not yet been appointed to any Committee.

(2)	The current Committee memberships of Dr. Hill are shown, but she has chosen not to stand for re-election to the Board.

(3)	Mr. Jenkins is the independent Lead Director of the Board.

(4)	Mr. Wainscott is the Chairman of the Board.

Audit Committee

The Audit Committee has five members and met ten times in 2013. The primary purpose of the Audit Committee is to assist the Board of Directors in fulfilling its responsibility to oversee Management’s conduct of the Company’s financial reporting process, including:

•	overseeing the integrity of the Company’s financial statements;

•	monitoring compliance with legal and regulatory requirements;

•	assessing the independent registered public accounting firm’s qualifications and independence;

•	assessing the performance of the independent registered public accounting firm and internal audit function;

•	determining annually that one or more of its members meets the definition of “audit committee financial expert” within the meaning of the Sarbanes-Oxley Act of 2002; and

•	reviewing annually the financial literacy of each of its members, as required by the New York Stock Exchange listing standards.

In fulfilling these responsibilities, the Audit Committee selects and appoints the independent registered public accounting firm that will serve as the independent auditor of the Company’s annual financial statements.

As a matter of good corporate governance, the Committee seeks ratification by the Company’s stockholders of the appointment of that firm as the Company’s independent registered public accounting firm. The Committee also meets with representatives of that accounting firm to review the plan, scope and results of the annual audit, the Company’s critical accounting policies and estimates, and the recommendations of the independent registered public accounting firm regarding the Company’s internal accounting systems and controls. The report of the Audit Committee is located on page 81.

At its March 2014 meeting, the Board of Directors determined that all of the members of the Audit Committee are financially literate and that each of Messrs. Gerber and Michael is an “audit committee financial expert,” as that term is defined in Item 407(d)(5) of Regulation S-K under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Board further determined that each member of the Audit Committee satisfies the independence requirements of New York Stock Exchange Listed Company Manual Sections 303A.02, 303A.06 and 303A.07 and Rule 10A-3 of the Exchange Act. The Audit Committee and each of its members also satisfy all other requirements of those provisions.

Finance Committee

The Finance Committee has three members and met six times in 2013. The primary purpose of the Finance Committee is to advise and assist the Board in fulfilling its oversight responsibilities with respect to:

•	the Company’s exposure to short- and long-term financial risk and Management’s strategies, plans and procedures to manage such risks, including its hedging strategies;

•	the Company’s capital structure and liquidity, including credit facilities;

•	Management’s assessment of the Company’s cash needs, evaluation of capital market and other options to assist in addressing those needs, and recommendations with respect to those options; and

•

the performance of the members of any Benefit Plans Administrative Committee and any Benefit Plans Asset Review Committee of the Company, and the performance of assets under the direction of the Benefit Plans Asset Review Committee.

Management Development and Compensation Committee

The Management Development and Compensation Committee has four members and met five times in 2013. The primary purpose of the Management Development and Compensation Committee is to assist the Board in overseeing the Company’s management compensation policies and practices, including:

•	overseeing and reporting to the Board on the development and implementation of the Corporation’s policies and programs for the development of its senior leadership;

•	overseeing and reporting to the Board on the development and implementation of the Corporation’s Executive Officer succession plan;

•	determining and approving the compensation of the Company’s Chief Executive Officer;

•	determining and approving compensation levels for the Company’s other Executive Officers;

•	reviewing and approving management incentive compensation policies and programs;

•	reviewing and approving equity compensation programs for employees;

•	reviewing and approving for inclusion in the proxy statement the Compensation Discussion and Analysis;

•	reviewing and assessing the Corporation’s compensation program to determine whether any of its aspects encourage excessive or inappropriate risk-taking;

•

reviewing and assessing any stockholder advisory vote on the compensation of the Corporation’s Named Executive Officers (“say-on-pay vote”) and considering whether to make any adjustments to the Corporation’s executive compensation policies and practices in light of such assessment;

•	reviewing and recommending to the Board the frequency with which the Corporation should submit to the stockholders a say-on-pay vote; and

•	reviewing the independence of compensation committee consultant(s).

At its March 2014 meeting, the Board of Directors determined that all of the members of the Management Development and Compensation Committee are “outside directors” as that term is defined by the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), in Section 162(m) and “non-employee directors” as that term is defined in Rule 16b-3(b)(3) under the Exchange Act. The Board further determined that each member of the Management Development and Compensation Committee satisfies the independence requirements of New York Stock Exchange Listed Company Manual Section 303A.02. The Management Development and Compensation Committee and each of its member also satisfy all of the requirements of New York Stock Exchange Rule 303A.05. For additional information concerning the Management Development and Compensation Committee and its activities, see “Compensation Discussion and Analysis” beginning on page 33.

Nominating and Governance Committee

The Nominating and Governance Committee has five members and met five times in 2013. The primary purpose of the Nominating and Governance Committee is to assist the Board in:

•

reviewing the size and composition of the Board as a whole, including whether the Board reflects the appropriate balance of independence, sound judgment, business specialization, technical skills, diversity and other desired qualities;

•

identifying, screening and reviewing individuals qualified to serve as Directors and recommending to the Board candidates for nomination for election at the Annual Meeting of Stockholders or to fill Board vacancies;

•	overseeing the Company’s policies and procedures for the receipt of stockholder suggestions regarding Board composition and recommendations of candidates for nomination by the Board;

•	developing, recommending to the Board and overseeing implementation of the Company’s Corporate Governance Guidelines;

•	reviewing on a regular basis the overall corporate governance of the Company and recommending improvements when necessary;

•	considering the independence and related qualifying determinations of each Director and nominee for Director and making a recommendation to the Board with respect to such matters; and

•

reviewing the Company’s policies and procedures for the review, approval or ratification of reportable transactions with related persons, including reviewing and addressing conflicts of interest of Directors and Executive Officers, and making a recommendation to the Board with respect to such matters.

At its March 2014 meeting, the Board of Directors determined that all of the members of the Nominating and Governance Committee satisfy the independence requirements of New York Stock Exchange Listed Company Manual Sections 303A.02 and 303A.04. The Nominating and Governance Committee and each of its members also satisfy all other requirements of those provisions.

In fulfilling its responsibility of identifying, screening and recommending persons for nomination by the Board to serve as a director, the Committee may solicit input and/or recommendations from other members of the Board and/or independent advisors. After the Committee deliberates, it reports its findings and recommendation to the Board. The Board then considers that recommendation and proposes a slate of nominees to the stockholders for election to the Board. In addition to meeting independence requirements, nominees for the Board must not have reached their 74th birthday at the time of their election. The principal criteria used for the selection of nominees, as well as the focus of the Committee on diversity as part of the selection process, is described more fully above at page 6 under “Overview.”

The Nominating and Governance Committee will give appropriate consideration to candidates for Board membership nominated by stockholders in accordance with the Company’s By-laws, or as otherwise recommended, and will evaluate such candidates in the same manner as other candidates identified to the Committee. Any such recommendations may be submitted in writing to the Chairman of the Nominating and Governance Committee, c/o Secretary, AK Steel Holding Corporation, 9227 Centre Pointe Drive, West Chester, Ohio 45069, and should contain all required information and any other supporting material the stockholder considers appropriate. The Committee also will consider whether to nominate any person nominated by a stockholder pursuant to the provisions of the Company’s By-laws relating to stockholder nominations as described below at page 98 in “Stockholder Proposals for the 2015 Annual Meeting and Nominations of Directors.” No such nominee was recommended by any stockholder or stockholder group for election at the 2014 Annual Meeting.

Public and Environmental Issues Committee

The Public and Environmental Issues Committee has four members and met five times in 2013. The primary purpose of the Public and Environmental Issues Committee is to review on behalf of the Board, and to advise Management with respect to, significant public policy, environmental, legal, health and safety, and trade issues pertinent to the Company and its policies.

Majority Voting

Section 7(a) of the Company’s By-laws provides that each Director in an uncontested election shall be elected by the vote of the majority of votes cast at any meeting for the election of Directors. The By-laws also include a Director resignation procedure consistent with the majority vote standard requiring an incumbent Director who does not receive the requisite affirmative majority of the votes cast for the Director’s re-election to tender his or her resignation to the Board within 30 days. The Board, after considering the recommendation of the Nominating and Governance Committee on the matter, will publicly disclose its decision as to whether to accept the tendered resignation within 90 days after the certification of election results.

Director nominees in contested elections will continue to be elected by the vote of a plurality of the votes cast.

Attendance at Meetings

The Board of Directors met seven times in 2013. The Company expects each Director to make a diligent effort to attend all Board meetings and meetings of those committees of which he or she is a member. During 2013, all Directors attended 100% of the aggregate of the total meetings of the Board and those committees of which he or she was a member except as follows: one Director attended approximately 82% and one other Director attended approximately 94% of such meetings; in addition, Messrs. Essig and Wright attended only one meeting held in 2013 because it was the only meeting held after their election to the Board effective November 1, 2013. The Company does not have a formal written policy regarding Director attendance at the Annual Meeting, although Directors are encouraged to attend. All Directors in office at that time attended the 2013 Annual Meeting in person.

Director Stock Ownership Guidelines

Under the stock ownership guidelines for non-employee Directors, each such Director is expected to hold at least 25% of the shares of the Company’s common stock issued to that Director pursuant to a restricted stock unit award until at least six months following the Director’s termination of service on the Board. All of the Directors currently are in compliance with the stock ownership guidelines.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s Directors and officers, and persons who own beneficially more than ten percent of a registered class of the Company’s equity securities, to file with the

Securities and Exchange Commission initial reports of ownership of the equity securities of the Company and reports of changes in that ownership. Exchange Act Rule 16a-3(e) requires officers, Directors and greater-than-ten-percent beneficial owners to furnish the Company with copies of all reports that they file pursuant to Section 16(a). On June 3, 2013, a Form 4 was filed on behalf of Mr. Kirk Reich to report the surrender of restricted shares for tax obligations with respect to restricted shares that lapsed on May 28, 2013. On July 23, 2013, a Form 4 was filed on behalf of Mr. Eric Petersen to report restricted shares awarded to him on July 18, 2013. On January 24, 2014 four Form 4s were filed on behalf of Mr. Abdoo to correct the number of RSUs awarded to him on March 31, 2013, June 30, 2013, September 30, 2013 and December 31, 2013. Other than the reports referenced above, to the Company’s knowledge, based upon a review of the copies of the reports furnished to the Company and written representations from its Executive Officers and Directors that no other reports were required, all Section 16(a) filing requirements applicable to the Company’s officers and Directors were complied with during 2013.

Board Leadership Structure

The Company’s Chief Executive Officer, Mr. James L. Wainscott, currently also serves as the Chairman of its Board of Directors. He has held both roles since first being elected to the position of Chairman in January 2006. In keeping with what the Board views as a best practice for public companies with a combined chief executive and chairperson, since January 2006 the Board also has appointed an independent Director to serve as the Lead Director of the Board. Mr. Robert H. Jenkins has served in that role since it was established in January 2006.

While the Board presently believes that combining the Chief Executive Officer and Chairman roles is the best and most efficient leadership structure for the Company, the Board expressly notes in its Corporate Governance Guidelines that it retains the authority to separate these functions if it deems such action appropriate. Indeed, that was the case immediately prior to combining the roles with Mr. Wainscott. From September 2003 until January 2006, Mr. Jenkins was the non-executive Chairman of the Board while Mr. Wainscott served as the Company’s Chief Executive Officer.

In determining in 2006, and annually since then, that the Company and its stockholders would be best served with Mr. Wainscott leading the Board as it oversees the strategic direction, business and other affairs of the Company, the Board has considered many factors. Chief among the factors relied upon by the Board in determining that this leadership structure is appropriate are the following:

•

Mr. Wainscott’s extensive steel industry and financial experience gained during his career. The Board believes that this experience is particularly valuable in light of the many challenges currently facing the Company and the steel industry. The Company and the cyclical steel industry are continuing to face difficult business and economic conditions following the severe global recession which started in the fall of 2008 and continue to face significant technological, environmental and other significant challenges to their business. Mr. Wainscott’s experience provides an extremely valuable and particularly well-suited foundation for developing the business strategies and tactics to meet those challenges;

•

Mr. Wainscott’s role in managing the Company’s business on a day-to-day basis and the keen awareness of, insights into, and deep understanding of the most important matters affecting the Company which he derives from that role;

•

The combination of Mr. Wainscott’s day-to-day management of the business in his role of Chief Executive Officer and his leadership of the Board in its oversight of the strategic initiatives and risk management uniquely enables Mr. Wainscott to assist the Board and Management in identifying potential material items of risk and to develop and implement solutions for addressing or mitigating such risks;

•

Mr. Wainscott’s outstanding leadership and performance as Chief Executive Officer, including the extraordinary gains and improvements by the Company since he first became President and Chief Executive Officer in the fall of 2003; and

•	The benefits of centralized and unified Company leadership in one person so that there is no ambiguity as to who is accountable for leading the Company.

In making the determination concerning the Board’s leadership structure, the Board considered the impact of the structure on its risk oversight role. The Board concluded that its role with respect to risk oversight is fully consistent with, and supported by, a leadership structure that includes a combined Chairman of the Board and Chief Executive Officer for the same reasons articulated above that the Board relied upon in selecting that leadership structure. In addition, there are policies and practices in place at the Company to ensure effective and independent Board oversight of Management and Mr. Wainscott’s role as Chairman of the Board, including that: (i) all members of the Board other than Mr. Wainscott are independent Directors; (ii) each of the Board’s committees is chaired by and comprised entirely of independent Directors; (iii) the Board, upon the recommendation of its Management Development and Compensation Committee, annually establishes goals and objectives for Mr. Wainscott and reviews his performance; (iv) the Management Development and Compensation Committee annually determines his compensation package; (v) the independent Directors meet in “executive session” without Mr. Wainscott or any other member of Management, typically at least once at each regularly scheduled Board meeting and each meeting of its committees; (vi) the Board retains the authority to separate the roles of Chief Executive Officer and Chairman at its discretion in the future if it determines that the combination of the two is no longer in the best interests of the Board, the Company, or its stockholders; and (vii) the appointment and role of an independent Lead Director of the Board.

In addition, as noted above, the Board also believes that when the roles of Chief Executive Officer and Chairman are combined, it is appropriate to appoint an independent Lead Director. The Lead Director is responsible for presiding over meetings at which the Chair is not present, including when the Board meets in “executive session,” for coordinating the activities of the other independent Directors, and for performing the duties specified in the Company’s Corporate Governance Guidelines. Specifically, from time to time the Lead Director’s duties may include serving as a liaison between the Chair and/or members of Management and the independent Directors, collaborating with the Chair to schedule Board meetings and structure the agendas for such meetings, availing himself of direct communications from and with the Company’s stockholders, and such other duties as the Board assigns.

Communication with the Board of Directors

Stockholders and interested parties may send communications to the Chairman of the Board, to the Lead Director, or to any one or more of the other Directors by addressing such correspondence to the name(s) of any specific Director(s), or to the “Board of Directors” as a whole, and mailing it to: Secretary, c/o AK Steel Holding Corporation, 9227 Centre Pointe Drive, West Chester, Ohio 45069.

Board Independence

In accordance with the requirements of the New York Stock Exchange (“NYSE”), the Board has adopted a policy that at least a majority of its members shall be “independent,” as determined under applicable law and regulations, including without limitation Section 303A of the NYSE Listed Company Manual. The Company’s Corporate Governance Guidelines include categorical standards for determining the independence of all non-employee Directors. Those standards are set forth in guidelines attached as Exhibit A to the Company’s Corporate Governance Guidelines, which are available on the Company’s website at www.aksteel.com. A Director who meets all of the categorical standards set forth in the Corporate Governance Guidelines shall be presumed to satisfy the NYSE’s definition of “independence” and thus be “independent” within the purview of the Board’s policy on Director independence.

At their respective March 2014 meetings, the Nominating and Governance Committee and the Board of Directors reviewed the independence of all current non-employee Directors. In advance of these meetings, each incumbent Director was asked to provide the Board with detailed information regarding his or her business and other relationships with the Company and its affiliates, and with Executive Officers and their affiliates, to enable the Board to evaluate his or her independence.

Upon the recommendation of the Nominating and Governance Committee, and after considering all relevant facts and circumstances with the assistance of legal counsel, the Board has affirmatively determined that none of the current incumbent Directors, except for Mr. Wainscott, has a material relationship with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company), other than being a Director, and all such incumbent Directors other than Mr. Wainscott meet the categorical standards of independence set forth in the Company’s Corporate Governance Guidelines and therefore are “independent” as that term is used and defined in Section 303A of the NYSE Listed Company Manual and in Rule 10A-3 under the Exchange Act. The Board further determined that each of the incumbent Directors other than Mr. Wainscott is an “Outside Director” as that term is used in Section 162(m) of the Internal Revenue Code and the associated Treasury Regulations, 26 CFR § 1.162-27 et seq., and is a “Non-Employee Director,” as defined in Rule 16b-3(b)(3) promulgated under the Exchange Act.

Under the Company’s Corporate Governance Guidelines, Directors have an affirmative ongoing obligation to inform the Board of any material changes that might impact the foregoing determinations by the Board. This obligation includes all business relationships between the Director and/or an immediate family member, on the one hand, and the Company and/or its affiliates and/or Executive Officers, on the other.

Board Oversight of Risk

As an integral part of its oversight function, the Board oversees the material risks facing the Company, both with respect to the relative probability and magnitude of the risks and also with respect to Management’s strategies to mitigate those risks. The Board engages in its risk oversight role in a variety of different ways.

The Board as a whole typically discusses and addresses the key strategic risks facing the Company. Specific strategic risks facing the Company are addressed at Board meetings, both as they relate to particular projects or other topics being considered by the Board and in their own right as a separate agenda topic. In addition, at least once annually, the Board has a session devoted exclusively to strategic planning, including identifying and addressing the Company’s principal strategic risks.

In addition, the Board delegates responsibility for oversight of specific risk categories to its Committees. Generally, each Committee has responsibility to identify and address risks which are associated with the purpose of and responsibilities delegated to that Committee. For example, the Audit Committee oversees risks related to financial reporting, internal controls, and pension accounting matters; the Nominating and Governance Committee manages risks related to board composition, director independence, governance, and corporate compliance and reporting obligations; the Management Development and Compensation Committee deals with risks related to senior Management development and succession planning, Management compensation, and employment benefits and policies; the Public and Environmental Issues Committee handles risks with respect to health and safety issues, public policy, international trade and reputational risks; and the Finance Committee oversees the Company’s exposure to short- and long-term financial risk, including risks relating to the Company’s capital structure, liquidity, hedging strategies, pension and benefit plans, pension fund asset performance and cash needs. Each Committee Chair reports to the full Board with respect to any significant risks which the Committee has discussed. Depending upon the nature and severity of the risk, the Committee may simply report to the Board with respect to that risk or it may make recommendations to the Board which then are discussed and acted upon by the Board as a whole. For those risks that cross several disciplines or which could have impacts across various stakeholder groups, multiple Committees may review the relevant aspects of the risk in the committee setting prior to a discussion at the full Board session.

The Board’s oversight of risk is enhanced by the detailed information it receives as a result of the Company’s Total Enterprise Risk Management (“TERM”) program. The Company commenced the TERM program several years ago as a tool for identifying the key risks to the Company and discussing them with the Board in a prompt, logical and efficient manner. The TERM assessment is performed quarterly and involves evaluation of the key risks that the Company currently faces or is likely to encounter in the near- and medium-term. During the quarterly TERM assessment each manager responsible for a significant area of the Company’s business will review and, to the extent necessary, update or supplement a list of key risks affecting his or her respective business area. As part of that process, the manager evaluates each risk according to its likelihood of occurrence in the succeeding twelve months and, assuming that the development or event at risk were to occur, its most likely impact on the Company’s financial condition, operations, industry or reputation. The most significant risk items identified in each quarterly report are discussed with the Audit Committee. In addition, a complete copy of the full TERM report is distributed to and discussed by the full Board, typically in the Board’s regularly scheduled first quarter meeting.

The Board’s consideration of risk is not limited to discussions during Board and Committee meetings. Rather, the Board communicates with senior Management as a group, or individually, concerning the Company’s most significant risks whenever it deems such communications to be appropriate. In addition, each Director has complete access to all Company employees to the extent he or she may have questions concerning a particular risk.

Risk Assessment with Respect to Compensation Policies and Practices

At its January 2014 meeting, the Management Development and Compensation Committee (for purposes of this section, the “Committee”) reviewed the various design elements of the Company’s compensation program to determine whether any of its aspects encourage excessive or inappropriate risk-taking. The scope of this review included aspects of executive compensation, as well as consideration of the items of the Company’s compensation policies and practices that affect all employees. In general, the process used by the Committee to complete its risk evaluation was as follows:

•	The Committee identified the most significant risks facing the Company.

•	The Committee identified the material design elements of the Company’s compensation policies and practices with respect to all employees.

•

The Committee then evaluated whether there is a relationship between any of those design elements and any of the Company’s most significant risks. More specifically, the Committee evaluated whether any of the design elements of the Company’s compensation policies and practices encourage the Company’s employees to take excessive or inappropriate risks that are reasonably likely to have a material adverse impact on the Company.

The result of the Committee’s evaluation was a conclusion that the Company’s compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company. More specifically, the Committee concluded that the Company’s compensation program is designed to encourage employees to take actions and pursue strategies that support the best interests of the Company and its stockholders, without promoting excessive or inappropriate risk.

The design elements of the Company’s program (which are described in detail in the “Compensation Discussion and Analysis” section beginning at page 33) do not include unusual or problematic compensatory schemes that have been linked to excessive risk-taking in the financial and other industries. Furthermore, the design elements of the Company’s compensation program that directly tie compensatory rewards to the Company’s performance include various counter-balances designed to offset potentially excessive or inappropriate risk-taking. For example, there is a balance between the fixed components of the program and the performance-based components. Similarly, with respect to the performance-based components, there is a balance between annual and longer-term incentives. Thus, the overall program is not too heavily weighted towards incentive compensation, in general, or short-term incentive compensation, in particular. The financial incentives are not based simply upon revenue. Rather, they are tied to performance metrics such as net income and EBITDA (i.e., earnings before interest, taxes, depreciation and amortization) which more closely align the interests of Management with the interests of the Company’s stockholders. The performance metrics for incentive payments are established annually and reflect goals that are a stretch, but not so high that they require performance outside of what the Committee believes is reasonable for the Company. There are caps on how much performance-based compensation may be earned in a particular performance period and the Board of Directors has adopted a policy for clawback of performance-based compensation that was paid out as a result of fraudulent or illegal conduct on the part of the employee who received it. In addition, the Committee maintains an ongoing dialogue with the Company’s Management to track progress on performance-based goals in order to foresee and avoid any excessive or inappropriate risk-taking that may otherwise be driven by a desire to maximize performance-based compensation.

Related Person Transactions

All related person transactions, as such transactions are defined by Item 404(a) of Regulation S-K under the Exchange Act, must be reviewed and approved or ratified by the Board (or a committee of the Board to which such responsibility is delegated by the Board) for the purpose of determining whether such transactions are in, or not inconsistent with, the best interests of the Company and its stockholders.

Based on information submitted to the Company by Directors and Executive Officers (on an annual basis) and nominees (prior to their election or appointment to the extent practicable), the Company develops a list of related persons, which it distributes annually to individuals in the Company who might reasonably be expected to have responsibility for a transaction or proposed transaction between the Company and a related person. Directors and Executive Officers are expected to timely update the information they submit to the Company in the event of relevant changes or developments.

The recipients of the list must provide prior notice to the Company’s General Counsel of any plans or intentions for anyone within their respective business units, departments or areas of responsibility to enter into any agreement by or on behalf of the Company with a related person. If the General Counsel determines that the proposed transaction is a related person transaction, the transaction will be submitted to the Nominating and Governance Committee for its consideration and approval at its next meeting.

The Nominating and Governance Committee considers all available and relevant facts and circumstances in determining whether to approve a related person transaction submitted for its review, including, if applicable:

•	the benefits of the transaction to the Company;

•

the impact on a Director’s independence in the event the related person is a Director, an immediate family member of a Director, or an entity in which a Director is a partner, stockholder or Executive Officer;

•	the availability of other sources for comparable products or services;

•	the terms of the transaction; and

•	the terms available to unrelated third parties or to employees generally with respect to a comparable transaction.

The Nominating and Governance Committee approves only those related person transactions that it determines are in, or are not inconsistent with, the best interests of the Company and its stockholders.

In the event that the Company enters into a legally binding related person transaction before approval by the Nominating and Governance Committee, then the Nominating and Governance Committee will review the transaction at its next meeting unless it is subject to an exemption. The Nominating and Governance Committee will determine whether to ratify a related person transaction by applying the same procedures and standards that it would have used to determine whether to approve a related person transaction in advance. In the event that the Nominating and Governance Committee determines that it would not be appropriate to ratify the transaction, the Nominating and Governance Committee will identify the options available to the Company, including but not limited to rescission, amendment or termination of the related person transaction.

During its 2013 fiscal year, the Company participated in two series of transactions of immaterial size, each of which constituted a related person transaction as defined by Item 404(a) of Regulation S-K under the Exchange Act. The first of these transactions involved routine machine maintenance and repair services provided by Whitt Machine Inc., a company whose sole owner is Mr. Dean Whitt, the father-in-law of Mr. Kirk Reich, the Company’s Vice President, Procurement and Supply Chain Management. In consideration for these services, the Company paid a total of approximately $710,000 to Whitt Machine in 2013. The transactions were performed under the Company’s standard terms and conditions at competitive prices. The second series of transactions involved routine machine maintenance and repair services by Dalton Industries, Inc. on the Company’s hot strip mills at its Middletown and Mansfield Works. Mr. Reich’s wife is a sales person for Dalton Industries, Inc. In consideration for these services, the Company paid a total of approximately $3.8 million to Dalton Industries, Inc. in 2013. These transactions also were performed under the Company’s standard terms and conditions at competitive prices. In 2013, the Nominating and Governance Committee reviewed the facts and circumstances relevant to each of these series of transactions and, in accordance with the Company’s Related Person Transaction Policy and Item 404(a) of Regulation S-K, determined that they were in, or not inconsistent with, the best interests of the Company and its stockholders. The Nominating and Governance Committee then approved these 2013 transactions pursuant to the Company’s Related Person Transaction Policy.

Documents Available on the Company’s Website

The charters of the Audit, Finance, Management Development and Compensation, Nominating and Governance, and Public and Environmental Issues Committees, as well as the Company’s Corporate Governance Guidelines, Code of Business Conduct and Ethics for AK Steel Directors, Officers and Employees, and Code of Ethics for Principal Officers of AK Steel, are posted on the Company’s website at www.aksteel.com.

DIRECTOR COMPENSATION

Each non-employee Director receives an annual Board retainer fee for service on the Board in the amount of $150,000, of which $90,000 is paid in the form of restricted stock units (“RSUs”) and $60,000 is paid in the form of cash or, at the Director’s option, in the form of additional RSUs. RSUs vest immediately upon grant, but are not settled (i.e., paid out in the form of common stock) until one year after the date of the grant, unless a Director elects deferred settlement. As set forth in the Company’s Stock Incentive Plan, Directors may elect to defer the settlement of their RSUs until six months following the date their service on the Board has ended. If a Director elects the deferral option, he or she also may elect to take distribution of the shares upon settlement in a single distribution or in annual installments not to exceed 15 years. Prior to settlement, the holder of an RSU is entitled to receive the value of all dividends and other distributions paid or made on the Company’s common stock in the form of additional RSUs, but does not otherwise have any of the rights of a stockholder, including the right to vote the shares underlying the RSUs.

Each non-employee Director who chairs a committee of the Board of Directors receives an additional annual retainer. The annual retainer for the chair of the Audit Committee is $20,000. The annual retainer for the chair of the Management Development and Compensation Committee is $15,000. The annual retainer for each of the chairs of the Finance Committee, Nominating and Governance Committee and the Public and Environmental Issues Committee is $10,000. Mr. Jenkins also is paid an annual cash retainer fee in the amount of $60,000 for his service as Lead Director of the Board of Directors. In addition, the Company pays non-employee Directors $2,000 for each meeting that they attend of the Board and of a committee on which they serve as a member. Annual retainers for service as a committee chair and attendance fees are paid in cash or, at the Director’s option, in the form of additional RSUs. The Company reimburses all Directors for the expenses they incur in attending meetings.

Director compensation is paid quarterly. Annual retainers are paid prospectively; attendance fees are paid retrospectively. RSUs are issued quarterly at the time the cash compensation is paid and are settled one-for-one (i.e., one RSU equals one share of Company common stock) on the settlement date.

Under the Director Deferred Compensation Plan, each year a Director may elect to defer any portion of his or her annual retainer or other director fees that are not paid in the form of RSUs. There are no preferential or above-market earnings in the Director Deferred Compensation Plan, and the Company does not make any contributions under the plan.

An employee of the Company who serves as a Director receives no additional compensation for such service. Mr. Wainscott currently is the sole employee who also serves on the Board of Directors.

DIRECTOR COMPENSATION TABLE

The following table sets forth the total compensation paid to non-employee Directors during the fiscal year ended December 31, 2013:

Name(1)	Fees Earned or Paid in Cash ($)	Restricted Stock Unit Awards ($)(3)	Option Awards ($)(4)	All Other Compensation ($)(5)	Total ($)
Richard A. Abdoo(2)	$50,750	$146,250	$0	$5,000	$202,000
John S. Brinzo	106,000	90,000	0	5,000	201,000
Dennis C. Cuneo	104,000	90,000	0	0	194,000
Mark G. Essig(6)	10,000	45,000	0	0	55,000
William K. Gerber	136,000	90,000	0	2,500	228,500
Dr. Bonnie G. Hill	88,000	90,000	0	6,000	184,000
Robert H. Jenkins	164,000	90,000	0	5,000	259,000
Ralph S. Michael, III	126,000	90,000	0	5,000	221,000
Shirley D. Peterson	104,000	90,000	0	1,250	195,250
Dr. James A. Thomson	114,000	90,000	0	6,300	210,300
Vicente Wright(6)	10,000	45,000	0	0	55,000

(1)

Mr. James L. Wainscott, the Company’s Chairman, President and Chief Executive Officer, is not included in this table because he is an employee of the Company and thus receives no compensation for his service as a Director and Chairman of the Board of Directors. Mr. Wainscott’s compensation from the Company for his service as an employee and Executive Officer is reported in the Summary Compensation Table beginning at page 62.

(2)

Mr. Abdoo elected to take an additional portion of his compensation in the form of RSUs during 2013, pursuant to the terms of the Company’s Stock Incentive Plan. This had the effect of reducing his cash compensation and increasing the value of his RSU awards in the table above.

(3)

The amounts in this column reflect the aggregate grant date fair value of RSUs granted in 2013, computed in accordance with ASC Topic 718, Compensation—Stock Compensation (“ASC Topic 718”). The amounts in this column also include accrued RSU dividend equivalents awarded to each Director in 2013. The average of the high and low selling price of the Company’s common stock on the date the fee is to be paid is used to calculate the number of RSUs to be issued. The actual number of RSUs granted each quarter is calculated by dividing the quarterly annualized amount (e.g., $22,500) by the average of the high and low sales price of the Company’s common stock on the grant date. For 2013, Mr. Abdoo, Mr. Brinzo, Mr. Cuneo, Dr. Hill and Mr. Wright elected to defer settlement of their RSUs until six months following the date they complete their service on the Board. As of December 31, 2013, non-employee Directors had the following aggregate number of RSUs outstanding (rounded to the nearest whole number): Mr. Abdoo, 135,008; Mr. Brinzo, 54,213; Mr. Cuneo, 48,434; Mr. Essig, 12,784; Mr. Gerber, 22,856; Dr. Hill, 93,188; Mr. Jenkins, 22,856; Mr. Michael, 22,856; Mrs. Peterson, 22,856; Dr. Thomson, 28,635; and Mr. Wright, 12,784.

(4)

No stock options were granted to Directors in 2013. As of December 31, 2013, non-employee Directors had the following aggregate number of options outstanding: Mr. Abdoo, 10,000; Mr. Brinzo, 10,000; Mr. Cuneo, 10,000; Mr. Gerber, 10,000; Mr. Jenkins, 10,000; Mr. Michael, 10,000; Mrs. Peterson, 10,000; and Dr. Thomson, 10,000.

(5)

The amounts in this column constitute matching charitable gift donations made by the AK Steel Foundation pursuant to a matching gift program. Under this program, employees and Directors of the Company are eligible for matching contributions by the Foundation of up to $5,000 per person per calendar year to qualifying charitable institutions. In certain instances, because of timing issues related to when a contribution is made by a participant in the program and when the participant submits the related matching gift form to the Company, a participant could have matching contributions from the Foundation totaling up to $10,000 paid in a single year relating to contributions by the participant spanning two calendar years.

(6)

Messrs. Essig and Wright were elected to the Board effective November 1, 2013, so their total compensation for 2013 is less than the other Directors. Upon their election, Messrs. Essig and Wright each received a grant of 10,044 RSUs.

STOCK OWNERSHIP

Directors and Executive Officers

The table below provides stock ownership information as of March 28, 2014 with respect to the beneficial ownership of the Company’s common stock by: (i) each Named Executive Officer listed in the Summary Compensation Table beginning on page 62, (ii) each current Director and each nominee for election as a Director, and (iii) all current and nominee Directors and Executive Officers of the Company as a group:

Directors and Executive Officers	Shares Owned Beneficially(1)	Percentage of Outstanding Shares(2)
Richard A. Abdoo	35,000	*
Gary T. Barlow(3)	36,878	*
John S. Brinzo	22,451	*
Dennis C. Cuneo	25,712	*
Mark G. Essig	0	*
Albert E. Ferrara, Jr.(4)	167,219	*
William K. Gerber	50,691	*
Dr. Bonnie G. Hill	2,492	*
David C. Horn	360,163	*
Keith J. Howell	125,480	*
Robert H. Jenkins	97,824	*
John F. Kaloski(5)	258,164	*
Ralph S. Michael, III	64,446	*
Roger K. Newport	149,049	*
Shirley D. Peterson	53,764	*
Dr. James A. Thomson	58,229	*
James L. Wainscott	1,304,774	*
Vicente Wright	0	*
All current and nominee Directors and current Executive Officers as a group (19 persons)	2,682,685	1.96%

(1)

A significant portion of the effective equity ownership in the Company by Directors is in the form of RSUs that do not satisfy the definition of “shares beneficially owned” for purposes of this table and therefore are not included in this table. An RSU is a grant valued in terms of stock, but no actual shares of stock are issued at the time of the grant. Only those RSUs which may be settled in shares of the Company’s stock on or before March 28, 2014 meet the definition of “shares beneficially owned”. None of the RSUs owned by the Directors will be settled on or before March 28, 2014 and thus none are included in this table. Directors had the following aggregate number of RSUs outstanding (rounded to the nearest whole number) as of March 28, 2014: Mr. Abdoo, 135,008; Mr. Brinzo, 54,213; Mr. Cuneo, 48,434; Mr. Essig, 12,784; Mr. Gerber, 22,856; Dr. Hill, 93,188; Mr. Jenkins, 22,856; Mr. Michael, 22,856; Mrs. Peterson, 22,856; Dr. Thomson, 28,635; and Mr. Wright, 12,784.

The table includes options to purchase shares of AK Steel Holding Corporation common stock exercisable before May 29, 2014 as follows: Messrs. Abdoo, Brinzo, Cuneo, Gerber, Jenkins, and Michael, Dr. Thomson, and Mrs. Peterson, 10,000 shares each; Mr. Wainscott, 564,253 shares; Mr. Barlow, 25,800 shares; Mr. Ferrara, 60,160 shares; Mr. Horn, 118,927 shares; Mr. Howell, 40,971 shares; Mr. Kaloski, 98,527 shares; and Mr. Newport 44,775 shares.

(2)	An asterisk indicates ownership of less than 1%.

(3)	Mr. Barlow left the Company effective July 18, 2013. The number of shares included in the table as beneficially owned by Mr. Barlow is as of the effective date of his resignation.

(4)	Mr. Ferrara retired from the Company effective August 31, 2013. The number of shares included in the table as beneficially owned by Mr. Ferrara is as of the effective date of his retirement.

(5)	Mr. Kaloski retired from the Company effective January 31, 2014. The number of shares included in the table as beneficially owned by Mr. Kaloski is as of the effective date of his retirement.

Other Beneficial Owners

The table below provides information with respect to each person known by the Company as of March 28, 2014 to own beneficially more than 5% of the outstanding common stock of the Company:

Name and Address of Beneficial Owner	Shares Owned Beneficially		Percentage of Outstanding Shares
BlackRock Inc.	12,170,863	(1)	8.9%
55 East 52nd Street
New York, NY 10055

The Vanguard Group, Inc.	8,459,708	(2)	6.2%
100 Vanguard Blvd.
Malvem, PA 19355

(1)

Based on information contained in a statement on Schedule 13G (Amendment No. 2) dated December 31, 2013 and filed January 28, 2014, BlackRock Inc. has sole investment power and sole voting power over 12,170,863 shares of the outstanding common stock of the Company.

(2)

Based on information contained in a statement on Schedule 13G (Amendment No. 4) dated December 31, 2013 and filed February 10, 2014, The Vanguard Group, Inc. has sole investment power and sole voting power over 8,459,708 shares of the outstanding common stock of the Company.

Equity Compensation Plan Information

The table below provides information, as of December 31, 2013, with respect to compensation plans under which equity securities of the Company are authorized for issuance. All such plans have been approved by security holders.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in First Column)
Equity compensation plans approved by security holders	2,193,532	$12.26	2,960,823

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

I.	Introduction and Executive Summary of Pay-for-Performance Components and other Key Elements of the Executive Compensation Program

Introduction

In many respects, 2013 was a year of significant improvement for the Company. Its financial performance improved significantly over 2012. Its pension and other postretirement benefit obligations declined by $719 million. The Company’s quality performance continued to be very strong, garnering many awards and establishing several all-time bests. The Company’s safety performance was once again industry leading and 2013 tied its best year ever. From a commercial perspective, the Company experienced improved demand for its steel sold to the automotive market and its shipments to that important market increased year-over-year. The Company saw substantial progress in its strategic investments in Magnetation and AK Coal. AK Coal began its mining activities in mid-2013 and started ramping up production. Magnetation received the permits to begin construction of its pellet plant and made significant progress with that construction. In 2013, the Company’s stock price increased by approximately 78%. Thus, there were substantial achievements by the Company in the face of continued challenges.

However, the challenging economic and business conditions that started with the deep recession in 2008 lingered for the domestic steel industry into 2013. Thus, despite all of the 2013 successes noted above, the Company still reported a net loss for 2013. That financial performance by the Company had a substantial impact on the compensation paid to the Named Executive Officers (“NEOs”)1 for 2013. More specifically, the only performance-based compensation they received for 2013 under the Company’s executive compensation program was 10% of the potential award under the annual incentive plan that relates to safety performance. Conversely:

•	There were no payouts under the quality or financial performance components of the Company’s annual incentive plan;

•	There were no payouts under the Company’s long-term performance plan;

•	There were no payouts with respect to performance shares under the Company’s stock incentive plan; and,

•	There were no performance-based matches under the Company’s 401k plan.

Anticipating that 2013 was going to be a challenging year, the Management Development and Compensation Committee (the “Committee”) also did not increase base salaries for the NEOs in 2013 compared to 2012 and reduced the value of their equity grants by approximately 50% year-over-year. Thus, there is a very strong and direct relationship under the Company’s executive compensation program between executive compensation and the financial performance of the Company. With the exception of safety performance — a core value that the Board wants to incent regardless of financial performance — success and improvements have little or no direct impact on executive compensation unless they also impact the Company’s bottom line in a positive way and lead to net income. In short, 2013 is a clear example of the close relationship between pay and performance that is a bedrock principle of the Company’s executive compensation program. It also demonstrates

[1]

For purposes of this Compensation Discussion and Analysis, the term “Named Executive Officers” or “NEOs,” when capitalized, refers to the following in reference to 2013 (with their titles as of December 31, 2013, unless otherwise noted):

James L. Wainscott — Chairman of the Board of Directors, President and Chief Executive Officer
David C. Horn — Executive Vice President, General Counsel and Secretary
John F. Kaloski — Executive Vice President and Operating Officer
Roger K. Newport — Vice President, Finance and Chief Financial Officer
Keith J. Howell — Vice President, Operations
Albert E. Ferrara, Jr. — (Retired) Senior Vice President, Corporate Strategy and Investor Relations
Gary T. Barlow – (Former) Vice President, Sales and Customer Service

in a very simple and objective way why a vote “for” the “say-on-pay” resolution set forth later in this proxy statement is appropriate. The remainder of this Compensation Discussion and Analysis provides more data and information with respect to the Company’s executive compensation program, including how it is closely linked to performance.

Compensation Philosophy

The compensation philosophy of the Committee is that a compensation program should strengthen the commonality of interests between Management and the Company’s stockholders, while at the same time enabling the Company to attract, motivate and retain executives of high caliber and ability who will drive the Company’s success. Consistent with the objective of strengthening the commonality of interests between Management and the Company’s stockholders, the Committee believes that a significant portion of the overall compensation package for each of the Company’s Executive Officers should include components that link the executive’s compensation to the Company’s performance, including performance-based vesting provisions for a significant portion of the equity incentives awarded to each Executive Officer. The Committee further believes that a well-designed executive compensation program includes both annual and long-term performance incentives. While annual incentive awards are an important factor in motivating executives for the short-term, the Committee believes that long-term incentives incentivize executives beyond just the short term, while at the same time reducing the impact of volatility in business conditions on the performance-related components of the executive compensation program. In so doing, they establish a stronger link between the executives’ earnings opportunity and the long-term financial performance and growth of the Company.

Executive Compensation Program Elements

The key elements of the Company’s executive compensation program for its Executive Officers are:

•	base salary;

•	annual performance-based awards under the Company’s Management Incentive Plan (the “Annual Incentive Plan”);

•	long-term performance-based awards under the Company’s Long-Term Performance Plan (the “Long-Term Plan”);

•	awards of stock options, restricted stock and performance shares under the Company’s Stock Incentive Plan (the “Stock Plan”); and

•	certain employee benefits, perquisites and post-employment benefits.

Key Company Policies and Practices which Help Link Executive Compensation to Performance

The Company also has adopted a variety of policies and practices that are intended to support the strong link between executive compensation and Company performance and thereby more closely align the interests of Management with the interests of the Company’s stockholders. Key examples of such policies include the following:

•	Annual say-on-pay shareholder vote

•

A shareholder outreach program through which the chair of the Committee offers to speak directly with the Company’s largest shareholders with respect to their views on the Company’s executive compensation program

•	The Committee’s engagement of its own independent compensation consultant

•	The use of peer group and other comparative survey data provided by an independent compensation consultant in determining executive compensation

•

The establishment annually of a focus list of items for the CEO and an annual evaluation of the CEO’s and the Company’s performance that is factored into the annual determination of the CEO’s compensation package

•	A policy against re-pricing or replacing underwater options

•	An executive compensation clawback policy applied to performance-based compensation

•	Stockholder approval of certain severance agreements with senior executives

•	Executive Officer stock ownership guidelines

•

A policy prohibiting employees, including Executive Officers, from engaging in insider trading or hedging transactions, holding Company securities in margin accounts and the pledging of Company securities

•	No tax gross-ups or “single triggers” in the change of control agreements with its Executive Officers

•	Locking the Company’s Executive Minimum and Supplemental Retirement Plan, or “SERP”, to existing participants and replacing it for future officers with a new retirement plan

These policies and practices are described in more detail below.

Graphical Illustration of 2013 Performance-Linked Compensation

The Board believes that its executive compensation program does, in fact, link executive pay to performance. Set forth below are four charts which illustrate the link between the compensation of the Company’s NEOs for 2013 and the performance of the Company during the relevant periods that determine the compensation paid to the NEOs for 2013 and the performance periods ending in 2013. Included in the performance-based compensation are the following categories of compensation: incentive payments under the Annual Incentive Plan for the one-year performance period consisting of 2013, incentive payments under the Long-Term Plan for the three-year performance period ending in 2013, and the value of stock issued pursuant to performance share awards for the three-year performance period ending in 2013. Included in the non-performance based compensation are the following categories of compensation: salary paid in 2013, bonus, if any, paid in 2013, the value of restricted stock awards made in 2013, the value of stock option awards made in 2013, and the value of all other compensation paid in 2013.2

[2]

The only item referenced in the Summary Compensation Table not included in the charts on this and the next page is the change in pension value for each NEO. That value is excluded because it is not a component of compensation awarded annually by the Committee to the NEOs. Rather, it is a mathematical calculation of the actuarial change in value of the NEO’s pension that is attributable to factors outside the control of the Committee and the NEOs, such as a change in the discount rate used to present value the pension benefits or a change in the interest component of the value as a result of the NEO’s change in age relative to the NEO’s assumed retirement date. The change in value also is not a fair reflection of the NEO’s total compensation. That is illustrated by the difference in the change-in-value numbers for Mr. Wainscott for 2013 compared to 2012. In 2012, the calculated value of his pension increased by approximately $3.6 million. In 2013, it decreased by approximately $0.85 million. The difference is attributable almost entirely to changes in the discount rate used to determine Mr. Wainscott’s future pension value and to re-calculate it to its present value. For each year reported, the value is simply an actuarial calculation. In neither year did Mr. Wainscott realize any cash benefit (or detriment) attributable to the reported change in value.

Chart Nos. 1 and 2 below demonstrate that approximately three quarters of each NEO’s total potential compensation for 2013 was directly linked to the performance of the Company.

Composition of Total Potential Compensation for 2013

Chart No. 1	Chart No. 2

Chart Nos. 3 and 4 below demonstrate that there is a direct link to the Company’s performance. When the Company does not achieve the performance goals established by the Committee for the relevant performance periods, there is a direct negative impact on the amount of the performance-based compensation that is actually received by the NEOs. In fact, because of this link, the NEOs received only about 4% of the total performance-based compensation for which they were eligible in 2013.

Performance-based Compensation Actually Received for 2013

Chart No. 3	Chart No. 4

The two tables below show the actual compensation values, and the sources for those values, used in the above charts.

Data Used for Chart Nos. 1 and 2 and “Potential” Portion of Chart Nos. 3 and 4

	Base Pay[1]	Restricted Stock[2]	Stock Options[2]	Other Comp[1]	Total Non- Performance- based	Maximum MIP[2]	Maximum LTPP[2]	Performance Shares[3]	Total Performance- based	Total
Wainscott	$1,150,000	$526,014	$397,192	$150,405	$2,223,611	$2,530,000	$2,530,000	$1,893,600	$6,953,600	$9,177,211
Horn	$637,500	$98,685	$74,408	$44,210	$854,803	$956,250	$956,250	$355,050	$2,267,550	$3,122,353
Kaloski	$565,000	$98,685	$74,408	$31,942	$770,035	$847,500	$847,500	$355,050	$2,050,050	$2,820,085
Newport	$360,000	$58,293	$44,278	$21,896	$484,467	$468,000	$468,000	$173,580	$1,109,580	$1,594,047
Howell	$320,000	$53,703	$40,610	$21,753	$436,066	$384,000	$384,000	$173,580	$941,580	$1,377,646
Ferrara	$357,500	$72,981	$55,050	$37,204	$522,735	$500,500	$500,500	$252,480	$1,253,480	$1,776,215
Barlow	$188,846	$48,654	$36,942	$639,810	$914,252	$207,731	$207,731	$173,580	$589,042	$1,503,294

Data Used for “Received” Portion of Chart Nos. 3 and 4

	Actual MIP[1]	Actual LTPP[1]	Actual Performance Shares[4]	Total Performance- based
Wainscott	$253,000	$0	$0	$253,000
Horn	95,625	0	0	95,625
Kaloski	84,750	0	0	84,750
Newport	46,800	0	0	46,800
Howell	38,400	0	0	38,400
Ferrara	50,050	0	0	50,050
Barlow	20,773	0	0	20,773

(1)	From Summary Compensation Table for 2013 at page 62.

(2)

From Grants of Plan-Based Awards Table at page 66 (with the exception of grants to Messrs. Ferrara and Barlow, for which their actual base pay amounts received were used since they were only employed by the Company for a portion of 2013).

(3)	Full Grant Date Fair Value of Award at time of grant — from Grants of Plan-Based Awards Table at page 60 of AK Steel Proxy Statement for 2012 Annual Meeting of Stockholders filed on April 9, 2012.

(4)	The performance share grants awarded in January 2011 expired in December 2013 with no shares of common stock being issued with respect to those grants. See below at page 40.

CEO Realizable Pay

To further illustrate the alignment of the Company’s executive compensation program with the performance of the Company, set forth below is an illustration of the CEO’s “realizable pay.” The Committee believes that consideration of realizable pay in the context of analyzing pay-for-performance is appropriate for a variety of reasons, including the following:

•

A substantial portion of the compensation granted by the Committee to the CEO and reported in the Summary Compensation Table at page 62 represented an incentive for future performance at the time it was awarded, not actual cash compensation.

•	Much of this incentive pay was never actually received for the years reported in the Summary Compensation Table and may not be received for many years in the future, if ever.
•	If and when this incentive pay is realized, the amount realized may differ significantly from the amounts shown in the Summary Compensation Table, depending on how the Company actually performs.

For purposes of this realizable pay analysis, the term “realizable pay” has been defined to include the following compensation items:

•	Actual base pay;
•	Incentive payouts and discretionary bonuses, if any, actually paid;
•	All other compensation actually paid; and
•

The fair value of all equity grants made, measured at the end of the most recently completed fiscal year. The fair value of stock options was determined using the Black-Scholes model based on year-end assumptions and the maximum remaining life of the options. The fair value of restricted stock and performance shares was determined using the average of the high and the low stock price on the last day of the fiscal year and assumes all vesting considerations were met.

In order to demonstrate the strong correlation between pay and performance under the Company’s executive compensation program, the graph below tracks annual realizable pay for Mr. Wainscott since 2009 and overlays the Company’s closing stock price as of the last business day of each year during that period. The year 2009 was chosen as a starting point because that provides a five-year look back at the relationship between pay and performance, which is long enough to show a clear pattern.

Data Used for Average Annual Realizable Pay Graph

Annual Totals	Base Pay	Bonus	MIP	LTPP	Stock Options	Restricted Shares	Performance Shares	Other Comp	Total for Year
2013	$1,150,000	$—	$253,000	$—	$955,080	$941,439	$1,449,948	$150,405	$4,899,872
2012	$1,150,000	$—	$253,000	$—	$356,260	$513,981	$791,603	$163,014	$3,227,858
2011	$1,150,000	$—	$581,356	$—	$364,010	$730,245	$984,600	$152,146	$3,962,357
2010	$1,150,000	$—	$156,620	$—	$697,800	$872,317	$1,308,476	$169,317	$4,354,530
2009	$1,010,625	$—	$222,338	$2,310,000	$1,936,695	$2,336,754	$3,505,142	$210,064	$11,531,618

The above graph and supporting compensation data illustrate the strong link between the Company’s executive compensation program and the Company’s performance in two ways. First, they demonstrate that there is a strong correlation between the realizable pay of the Company’s CEO and the value of the Company’s stock. Secondly, they demonstrate that there is a strong correlation between the realizable pay of the CEO and the Company’s financial performance, which has lagged since late 2008 as a result of the extraordinary recessionary conditions that impacted the domestic and global economies and from which the steel industry is still recovering.

Overview of Key Pay-for-Performance Components and Application to 2013 Executive Compensation

The application of the key pay-for-performance components of the Company’s executive compensation program on the 2013 compensation of the Company’s Named Executive Officers illustrates the strong link between executive compensation and the performance of the Company. Those components and their application to the 2013 executive compensation program are summarized below.

•	Annual Incentive Plan

Overview:    The Company provides annual cash performance awards to its employees, including its NEOs, pursuant to its Annual Incentive Plan. Under the terms of the Annual Incentive Plan, a participant can earn a performance award based upon the annual performance of the Company against goals established for three different performance factors: safety, quality and net income (excluding special, unusual and extraordinary items). If paid at the target level, the allocation of the components of an annual incentive award would be 20% for safety, 20% for quality and 60% for financial performance. If paid at the maximum level, they would be 10% for safety, 10% for quality and 80% for financial performance. The heavy weighting toward the financial performance component reflects the Committee’s objective of strengthening the commonality of interests between Management and the Company’s stockholders, while still recognizing that safety and quality are core values of the Company. The Committee assigns an annual threshold goal and target goal for each of these performance factors in the first quarter of the year. The Committee also assigns an additional annual goal for the financial performance component which, if achieved, would result in payment of the maximum performance award under the Annual Incentive Plan. No award will be paid with respect to a particular performance factor unless the Company at least meets the threshold goal for that performance factor. In addition, no award will be paid with respect to quality unless the Company at least meets the threshold goal for financial performance. Because, however, of the critical importance the Company places on the safety of its employees, the Annual Incentive Plan is designed to allow a payout for safety performance even if the financial performance threshold goal is not achieved.

As applied in 2013:    For 2013, the NEOs were paid only the 10% of the maximum available award under the Annual Incentive Plan which related to safety performance. With respect to safety, the Company met its target goal under the Annual Incentive Plan, tying its best year ever with respect to the performance metric of OSHA recordables and continuing to lead the steel industry by a significant margin. With respect to quality, the Company exceeded its target goal for two of the three quality metrics in the Annual Incentive Plan and generally had another year of excellent performance, establishing several internal records and exceeding certain of its target metrics under the Annual Incentive Plan. With respect to financial performance, the Company did not meet its threshold goal in 2013. Because the quality component of the Annual Incentive Plan is not paid unless the Company meets at least the threshold goal of the financial performance component of the plan, no incentive award was earned with respect to either the financial or the quality components of the Annual Incentive Plan for 2013. Thus, for 2013, the NEOs were only paid the safety component of the Annual Incentive Plan. The dollar value of that award to each NEO for 2013 is set forth in the notes to the Summary Compensation Table at page 63.

•	Long-Term Performance Plan

Overview:    The Company also provides cash performance awards to selected employees, including its NEOs, pursuant to its Long-Term Plan. Under the terms of the Long-Term Plan, a participant can earn a performance award based upon the three-year performance of the Company against a performance goal. The Committee establishes threshold, target and maximum performance goals for each three-year performance period. The Committee uses cumulative EBITDA (excluding special, unusual and extraordinary items) as the performance metric for the Long-Term Plan.

As applied in 2013:    For awards under the Long-Term Plan that would be reflected in the 2013 compensation of the NEOs, the performance period began January 1, 2011 and ended December 31, 2013. Most of this performance period occurred while the country still was coming out of the worst recession in its history since the Great Depression. The effects of that recession, as well as very challenging business conditions caused by excess capacity in the global steel industry, affected the steel industry and the Company’s business throughout the 2011 – 2013 Long-Term Plan performance period. As a consequence, the Company’s cumulative EBITDA for the three-year period ending December 31, 2013, was below the threshold level established by the Committee. Accordingly, no performance award was paid to the participants in the Long-Term Plan for that performance period and there is no long-term award to the NEOs reflected in the 2011 – 2013 Long-Term Plan performance period in the Summary Compensation Table at page 63.

•	Performance Shares under the Stock Plan

Overview:    Like most major companies, the Company has a Stock Plan pursuant to which it makes equity grants to its Executive Officers and other key employees. A principal purpose of equity grants under the Company’s Stock Plan is to enhance the commonality of interests between Management and the Company’s stockholders by linking executive compensation to the Company’s performance and to appreciation in the market price of the Company’s common stock. The form of equity grant which most directly serves that purpose is the award of performance shares. Each grant of a performance share award is expressed as a target number of shares of the Company’s common stock. The number of shares of common stock, if any, actually earned by and issued to an NEO under a performance share award will be based upon the performance of the Company over a three-year performance period with respect to certain threshold, target and maximum performance goals established at the outset of the performance period. Those goals are established using the following performance metrics: (a) the Company’s total stockholder return (“Total Stockholder Return”), defined as price appreciation plus reinvested dividends, if any, during the performance period relative to the total stockholder return during that same period of the companies in the Standard & Poor’s 400 Midcap Index, and (b) the compounded annual growth rate (the “Growth Rate”) of the price of the Company’s common stock over the performance period, using as the base the average closing price of the Company’s common stock for the last 20 trading days during the month of December.

As applied in 2013:    For a performance share award under the Stock Plan that would be reflected in the 2013 compensation of the NEOs, the performance period began January 1, 2011 and ended December 31, 2013. Despite the approximately 78% increase in the Company’s stock price in 2013, the Company’s stock performance with respect to the Total Stockholder Return and Growth Rate metrics for the entire three-year performance period did not meet the threshold performance levels to earn a payout under the Stock Plan. Accordingly, no shares of the Company’s common stock were issued with respect to the performance share awards granted in January 2011 for the three-year period ended December 31, 2013.

Overview of Other Key Compensation Components and Application to 2013 Executive Compensation

While the three programs described above represent the most direct links between pay and performance, there are other significant links included in the Company’s executive compensation program. Other key components of the Company’s compensation program that link pay to performance are summarized below.

•

Restricted Stock Grants.    An important component of the equity portion of the Company’s executive compensation program is the grant of restricted stock to key members of Management, including the NEOs. Though not as direct a link as performance share awards to the performance of the Company, restricted stock grants still are intended to — and do — link executive compensation to the Company’s performance. With limited exceptions (e.g., death, disability or retirement), these restricted stock awards will have a value to the grantee only if the grantee remains in the Company’s employment for the period required for the stock to vest, and the actual value of the award ultimately will depend on the performance of the Company’s stock during that period leading up to vesting. The performance of the Company’s stock is, of course, linked to the performance of the Company. This portion of executive compensation thus is linked to the Company’s performance as well. The aggregate grant date fair value of the restricted stock awards to the NEOs is set forth in the Summary Compensation Table at page 62.

•

Stock Option Grants.    A third component of the equity portion of executive compensation is the grant of stock options under the Stock Plan. All such options granted in 2013 will vest in three equal installments on the first, second and third anniversaries of the grant date. With limited exceptions (e.g., death, disability or retirement), these stock options will have a value for a grantee, including an NEO, only if the grantee remains in the Company’s employment for the period required for the option to become exercisable, and then only if the market price of the Company’s stock increases above the exercise price (i.e., the market price on the date the option was granted). Thus, as with restricted stock grants, this portion of executive compensation also is linked to performance. The aggregate grant date fair value of those awards to each of the NEOs is set forth in the Summary Compensation Table for 2013 at page 62.

•

Thrift Plan Matches.    The Company has a thrift plan (the “Thrift Plan”), which is a qualified retirement plan under Section 401(k) of the Internal Revenue Code and a supplemental thrift plan (the “Supplemental Thrift Plan”) which is a non-qualified retirement plan. Participation in these plans includes the NEOs, but is not limited to them. Under these plans, the Company matches employee contributions up to 5% of base salary. Half of that Company match is dependent upon the Company’s net income. In addition, the Company will make a supplemental contribution when its net income exceeds $150 million. Thus, this component of executive compensation also is linked to the Company’s performance. In 2013, there were no performance-based matching or supplemental contributions by the Company to the participants in these plans. There were, however, contributions made by the participants themselves and matching contributions by the Company not dependent on the Company’s performance.

•

Base Salary.    Although each NEO’s base salary is not directly linked to or dependent upon the Company’s performance once it is set, the Committee strongly considers such performance in its annual determination of base salaries. The extent of this link to the Company’s performance has been particularly evident over the course of the last several years. For example, due to the continued impact on the Company’s financial performance of the extremely challenging economic and business conditions of the last several years, the base salary of the Company’s CEO remained at the same level in 2013 as it was in 2010. Similarly, although certain of the NEOs have received increases related to promotions, there also were no merit increases to the base salaries of the non-CEO Named Executive Officers during that period. Again, this reflects the strong link between the Company’s performance and the structure and application of its executive compensation program.

Summary of Actual Payment of Pay-for-Performance Components of Executive Compensation

Set forth below is a chart which summarizes the actual payouts under the Annual Incentive Plan, the Long-Term Plan and the Stock Plan performance shares by year in 2011, 2012 and 2013 as a percentage of the maximum potential award for each year.

Year	Annual Incentive Plan	Long-Term Plan	Performance Shares
2011	23%	0%	0%
2012	10%	0%	0%
2013	10%	0%	0%

II.	Full Discussion and Analysis of Executive Compensation Program

The summary in the preceding section was intended to provide an overview of the key components of the Company’s executive compensation program, with a particular focus on its pay-for-performance components. Set forth below is a more-detailed description of the total program.

Who	has the direct responsibility for determining executive compensation?

Management Development and Compensation Committee

The Committee has the direct responsibility for determining the compensation of the Company’s Executive Officers. When the Committee deems it appropriate, it may, at its discretion, seek ratification of its determinations by the Board. The Committee also is responsible for establishing, and periodically reviewing, the Company’s executive compensation philosophy and policies and, as appropriate, will recommend changes in such philosophy and policies to the Board.

Committee Membership

The Committee is comprised entirely of Directors who are not current or former employees or officers of the Company and who have been determined by the Board of Directors to meet the independence standards of the Securities and Exchange Commission (“SEC”) and the NYSE. Each member of the Committee is also an “outside” Director for purposes of Section 162(m) of the Internal Revenue Code. There currently are four members of the Committee. They are Richard A. Abdoo, John S. Brinzo, Robert H. Jenkins and Ralph S. Michael, III. Mr. Abdoo is the Chair of the Committee.

Committee Charter and Responsibilities

The general function of the Committee is to oversee the Company’s Management compensation policies and program and its policies and programs with respect to succession planning and the development of senior Management personnel. The Committee operates under a written charter reviewed and approved by the full Board of Directors of the Company. The Committee’s Charter describes its specific responsibilities and is available at www.aksteel.com.

Committee Support and Use of Executive Compensation Consultant

In discharging its responsibilities, the Committee is empowered to inquire into any matter that it considers appropriate to carry out its responsibilities, with access to all books, records, facilities and personnel of the Company. The Committee has the power to retain outside counsel and compensation consultants or other advisors to assist it in carrying out its responsibilities. The Company is required to, and does, provide adequate resources to support the Committee’s activities, including compensation of the Committee’s counsel, consultants and other advisors. The Committee has the sole authority to retain, compensate, direct, oversee and terminate such counsel, compensation consultants, and other advisors hired to assist the Committee and all such advisors are ultimately accountable to the Committee.

The Committee typically engages an independent executive compensation consultant who reports directly to the Committee. In connection with the 2013 executive compensation program, the Committee retained Frederic W. Cook & Co., Inc. (“Frederic W. Cook & Co.”) as its independent consultant for executive compensation matters. As appropriate, the Committee’s consultant also works with Management on behalf of the Committee, in particular with the Company’s Vice President, Human Resources, and its Secretary, to develop internal compensation data and to implement compensation policies, plans and programs. The consultant, at the Committee’s request, also works with Mr. Wainscott to assist him in developing his recommendations to the Committee for non-CEO Executive Officer compensation packages. The consultant provides analytical assistance and data to the Committee with respect to the design, implementation and evaluation of the Company’s compensation program for Executive Officers. This includes providing assistance to the Committee in identifying similarly-situated companies to be included in a peer group to be used to develop competitive data. That data is used in the determination annually of base salary, annual and long-term incentives, and equity grants. The consultant also periodically compiles survey data from that peer group and, if appropriate, other companies. The consultant further assists the Committee in developing, evaluating and administering incentive plans, agreements addressing post-termination benefits, and other ongoing compensation-related arrangements or benefits. On request, the consultant also provides consulting services to the Board with respect to Director compensation matters. Except as described above, the consultant does not provide any other services to the Company.

The Committee annually assesses the performance and independence of its compensation consultant. Most recently, in March 2014, the Committee considered various factors bearing upon Frederic W. Cook & Co.’s independence in connection with its engagement of Frederic W. Cook & Co., including, but not limited to, the following: (1) the amount of fees received by Frederic W. Cook & Co. from AK Steel is less than 1% of Frederic W. Cook & Co.’s total revenue, (2) Frederic W. Cook & Co. has adopted policies and procedures which appear to be reasonably and effectively designed to prevent conflicts of interest, (3) neither Frederic W. Cook & Co. nor any member of its consulting team serving AK Steel owns any stock or equity derivative in AK Steel, (4) Frederic W. Cook & Co. does not provide any services to AK Steel other than as described in this Proxy Statement in its capacity as an independent advisor with respect to Executive Officer and Director compensation, and (5) after reasonable and appropriate inquiry, AK Steel has not identified any business or personal relationships between Frederic W. Cook & Co. and any Executive Officer of AK Steel or any member of the Committee. After reviewing these and other factors, the Committee determined that Frederic W. Cook & Co. is independent and that its engagement does not present any conflicts of interest. Frederic W. Cook & Co. also separately determined, and affirmed in a written statement delivered to the Chair of the Committee, that it is independent and that its engagement does not present any conflicts of interest. Although expressly confirming its independence and the absence of conflicts in that written statement, for the sake of full transparency Frederic W. Cook & Co. also noted that four of its employees who do not serve the AK Steel account provide consulting services to other companies unrelated to AK Steel on whose Board of Directors members of the AK Steel Board also serve.

What is the Company’s compensation philosophy?

The Company’s compensation philosophy, as determined by the Committee and approved by the Board, is that a compensation program should strengthen the commonality of interests between Management and the Company’s stockholders, while at the same time enabling the Company to attract, motivate and retain executives of high caliber and ability who will drive the Company’s success. Consistent with the objective of strengthening the commonality of interests between Management and the Company’s stockholders, the Committee believes that a significant portion of the overall compensation package for each of the Company’s Executive Officers should include components that link the executive’s compensation to the Company’s performance, including performance-based vesting provisions for a portion of the equity incentives awarded to each Executive Officer.

The Committee believes that a well-designed executive compensation program includes both annual and long-term performance incentives. While annual incentive awards are an important factor in motivating executives for the short-term, the Committee believes that long-term incentives reduce the impact of volatility in business conditions on the performance-related components of the executive compensation program and also establish a stronger link between the executives’ earnings opportunity and the long-term financial performance and growth of the Company.

The Committee further believes that the Company’s compensation program should be designed to reward superior performance and to provide financial consequences for below-market performance. Consistent with that design objective, and the goal of attracting, motivating and retaining executives of high caliber and ability who will drive the Company’s success, the Committee attempts to establish a fair and reasonable compensation package for each Executive Officer that reflects not only the relative performance of the Company against its peers, but also is competitive relative to the Executive Officer’s peers, both inside and outside the Company. The percentage of total compensation that is performance-based generally will increase with the level of seniority and/or responsibility of the executive. There is no set formula or policy, however, with respect to the allocation between performance-based and non-performance-based compensation. Nor is there any set formula or policy with respect to the allocation between cash and non-cash compensation.

Does the Committee review the Company’s executive compensation program periodically to determine if it still effectively implements the Company’s compensation philosophy?

Each year the Committee routinely reviews the effectiveness and competitiveness of the Company’s executive compensation program with the assistance of its independent executive compensation consultant. In addition, every several years, the Committee engages in a more comprehensive “deep dive” review of the program. In 2013, the Committee engaged in such a more-comprehensive review, with the assistance of its executive compensation consultant. More specifically, in 2013 the Committee reviewed each of the Company’s incentive and retirement plans for its Executive Officers and others, evaluated them in the context of the Company’s peer group and recent executive compensation trends as provided by the Committee’s executive compensation consultant, and solicited (and duly considered) input from the Company’s largest shareholders with respect to their views of the executive compensation program. In connection with the outreach program to the Company’s largest institutional stockholders, Mr. Abdoo, as Chair of the Committee, participated directly in several of the calls with investors. Further details with respect to this outreach program are set forth below.

Does the Company reach out to shareholders to solicit their views on its executive compensation program?

Yes. Particularly since 2012, the Company has reached out to a significant number of its shareholders to solicit their direct input with respect to its executive compensation program. In 2013, Management contacted shareholders who owned approximately 71 million shares, or approximately 52% of the Company’s outstanding common stock at that time, and requested an opportunity to have calls with them. Ultimately, seven shareholders who owned approximately 37 million shares, or approximately 27% of the Company’s outstanding common stock at that time, accepted Management’s offer and participated in calls during which they provided their comments on the Company’s executive compensation program. Their comments were summarized and provided to the Committee. In addition, subsequent to the 2013 annual meeting of shareholders, the Company again reached out to twelve of its largest shareholders and offered an opportunity for each of them to have a direct call with Mr. Abdoo, as Chair of the Committee, concerning the Company’s executive compensation program. Six of those shareholders accepted the offer and had a call with Mr. Abdoo for the specific purpose of providing feedback to the Committee on the Company’s executive compensation program.

What changes did the Committee make to the executive compensation program in 2013?

As a result of its annual review process discussed above, as well as the feedback from shareholders as a result of the 2012 and 2013 outreach programs, the Committee made several changes to the executive compensation program during 2013. As previously reported, it decided at its January 2013 meeting to hold the base salaries of the Executive Officers flat relative to 2012. It also decided to keep the number of restricted shares, options and performance shares granted to each Executive Officer the same as in 2012, which had the effect of reducing the value of the equities granted to the Executive Officers because of the decrease in share price compared to the prior year. In addition, the Committee recommended to the Board, and the Board approved at its January 2013 meeting, the following changes to the change-of-control agreements of certain of its Named Executive Officers:

1.

Elimination of “Modified Single-Trigger” – With respect to the change-of-control agreements of Mr. Wainscott and Mr. Horn, the Board elected to remove the “modified single-trigger” provision included in those agreements and replace it with a “double trigger” provision. The old “modified single-trigger” provided that the payments and benefits under the change-of-control agreement were triggered in the event that there was a change-of-control of the Company (as defined in the Agreement) and within six months thereafter the Executive Officer voluntarily terminated his employment with the Company for any reason. The new “double trigger” provides that the Executive Officer is entitled to the payments and benefits under the agreement if, within 24 months following a change-of-control of the Company, the Executive Officer’s employment with the Company is involuntarily terminated without “cause” or the Executive Officer voluntarily terminates employment with the Company for “good reason.”

2.

Elimination of “Gross-Up” Payment – With respect to the change-of-control agreements of Messrs. Wainscott, Horn, Kaloski, Ferrara, and Mr. Lawrence Zizzo, the Board elected to remove the provision that provides that if any portion of the required payments to the Executive Officer becomes subject to the federal excise tax on “parachute payments,” the Company would be required to make a “gross-up” payment to the Executive Officer. The result of such a “gross-up” payment is that the net amount retained by the executive after deduction of the excise tax and any applicable taxes on the “gross-up” payment is not reduced as a consequence of the excise tax.

The five Named Executive Officers whose change-of-control agreements were affected by the changes described above entered into new change-of-control agreements incorporating such changes in 2013. The change-of-control agreements of the other Executive Officers did not include “modified single-trigger” or “gross-up” provisions. Thus, following the execution of the new agreements by the five Named Executive Officers identified above, all Executive Officer change-of-control agreements include a “double trigger” with respect to when the payment of benefits is triggered and none contains a “gross-up” provision.

Lastly, after several discussions during 2013, the Committee decided at its January 2014 meeting to close the Company’s Executive Minimum and Supplemental Retirement Plan, also known as a supplemental executive retirement plan, or “SERP,” to any new participants and to replace it for those who become officers in the future with a new retirement plan referred to as the AK Steel Executive Retirement Income Plan (the “Retirement Plan”) . The terms of the Retirement Plan were established by the Committee and recommended to and approved by the Board at their March 2014 meetings after discussions with the Committee’s executive compensation consultant. The Retirement Plan is expected to reduce the retirement benefits provided to future participants. For purposes of example, if it had been utilized to prepare the Pension Benefits Table on page 72, the Retirement Plan would have resulted in retirement benefits that are approximately 35% lower on average than earned under the SERP. The terms of the Retirement Plan are described below at pages 57-59.

What specific policies does the Company have which impact executive compensation?

Policy Against Re-Pricing or Replacing Underwater Options

The Company has long had a practice of not re-pricing or replacing stock options because the Company’s stock is at a price below which such options are exercisable. The Company formalized this practice into a policy, which was adopted by the Board upon the recommendation of the Committee in January 2012. The Company thus now has a written policy against re-pricing or replacing such “underwater” options. That policy is incorporated in the Company’s Corporate Governance Guidelines at Section II(N). Those guidelines are available at www.aksteel.com/governance.

Compensation Clawback Policy

The Board has adopted a compensation clawback policy, which provides that the Company may recoup performance-based, incentive compensation from officers covered by the policy if the Board determines that (i) the officer has engaged in knowing or intentional fraudulent or illegal conduct which (ii) resulted in the achievement of financial results or the satisfaction of performance metrics that increased the amount of such compensation.

Stockholder Approval of Certain Severance Agreements with Senior Executives

The Board also has adopted a policy concerning stockholder approval of certain severance agreements with the Company’s senior executives, including its Named Executive Officers. That policy provides that the Board should seek stockholder approval or ratification of severance agreements with the Company’s senior executives entered into on or after May 13, 2003 (the date the policy was adopted) if such agreements require payment of benefits attributable to severance in an amount exceeding 2.99 times the sum of the senior executive’s annual base salary plus annual and long-term incentive bonuses payable for the then-current calendar year. For purposes of this policy, the term “severance agreement” means an employment agreement, retirement agreement or change-of-control agreement which contains a provision for payment of benefits upon severance of employment with the Company, as well as renewals, modifications or extensions of such agreements. The term “senior executive” means the Chief Executive Officer, President, principal financial officer, principal accounting officer and any elected Vice President of the Company. The term “benefits” means lump-sum cash payments (including cash payments in lieu of medical benefits) and the estimated present value of future periodic cash payments to be paid to a senior executive in excess of what he or she otherwise would be entitled to receive under the terms of any qualified or non-qualified Company pension or employee benefit plan.

Stock Ownership Guidelines for Executive Officers

The Board also has a policy concerning stock ownership guidelines for Executive Officers. The principal objective of the policy is to enhance the linkage between the interests of stockholders and Management through a minimum level of stock ownership. The policy establishes a “target ownership” guideline for the Company’s common stock for each Executive Officer. The guideline typically is expressed as a number of shares equal in market value to a multiple of the Executive Officer’s annual base salary. The target ownership guideline set for each Executive Officer varies in amount based upon that person’s relative level of seniority and responsibility. Among the NEOs, the target ownership guideline varies from a number of shares equal in market value to three times applicable annual base salary to one times applicable base salary, with Mr. Wainscott at three times. The applicable base salary is the one in effect at the time the officer first became subject to the policy, or if the officer subsequently was promoted, at the time of the promotion. Once established, an Executive Officer’s target ownership guideline does not adjust automatically as a result of changes in his or her base salary (unless due to promotion) or changes in the price of the Company’s stock. The Committee may, however, reevaluate and revise a particular Executive Officer’s target ownership guideline in its discretion. For purposes of the policy, stock “ownership” includes (i) shares of Company stock held directly by an Executive Officer, (ii) shares of Company stock held by an Executive Officer’s family member living in the same household, and (iii) shares of Company restricted stock held directly by an Executive Officer, whether or not yet vested. “Ownership” does not include options, whether vested or unvested, to purchase stock. Executive Officers are expected to attain the minimum level of target ownership within a period of three years from the effective date of the policy or from the date he or she is first elected as an Executive Officer, whichever is later. Currently, each of the Named Executive Officers is in compliance with the stock ownership policy.

Policy Prohibiting Insider Trading, Hedging Transactions and Pledging of Securities

In 2011, the Board approved a change to the Company’s Insider Trading Policy to add provisions which prohibit Directors and all employees, including the Named Executive Officers, from engaging in hedging or other monetization transactions, pledging the Company’s securities as collateral for loans, holding Company securities in margin accounts and engaging in short sales. The policy accordingly was renamed the Insider Trading and Anti-Hedging Policy.

How does the Committee determine executive compensation?

Use of Competitive Data in the Compensation Determination Process

Each year, the Committee’s executive compensation consultant develops competitive compensation data based upon publicly available information from a peer group of the Company, as well as general industry surveys for similarly-sized companies. (See the discussion below for a list of who is in this peer group and the criteria used to establish it.) The Committee relies upon and considers this data as a factor in its determination, but it does not have a policy or practice of utilizing a particular compensation percentile as a benchmark for purposes of determining initial or subsequent salary levels. Rather it uses this competitive data principally in two respects. First, it provides one measure for assessing the reasonableness of any compensation package the Committee is considering for an Executive Officer. Second, it assists the Committee in implementing its goal of retaining executives of high caliber by enabling the Committee to better understand what competitors or other potential employers may pay to attract away an existing Executive Officer and what the Company must pay to attract to the Company a candidate for an Executive Officer position.

Peer Companies

The competitive data used by the Committee include compensation data from a peer group of industrial companies with sales, size and scope reasonably comparable to those of the Company, as well as other large publicly-owned, United States-based companies in the steel industry. Among other factors, the members of this peer group are selected because the Company directly or indirectly competes with them for employees, business, capital and/or investors, whether as a result of its status as an industry competitor or as a manufacturing company with a similar range of market capitalization, geographic location, manner of operations, and/or other relevant characteristics.

The Committee periodically reviews the peer group to evaluate whether it remains reasonable and appropriate. Although the Committee plans to review the peer group again later this year, it last engaged in such a review at its October 2010 meeting. At that meeting, the Committee’s executive compensation consultant presented a report in which it recommended several changes to the Company’s then-existing peer group. The Committee approved those recommended changes. As a result, the Company’s peer group currently consists of the following companies:

• Allegheny Technologies, Inc.	• Precision Castparts Corp.

• American Axle & Manufacturing Holdings	• Reliance Steel & Aluminum Co.

• Cliffs Natural Resources Inc.	• Schnitzer Steel Industries, Inc.

• Commercial Metals Company	• Steel Dynamics, Inc.

• Eaton Corporation	• Tenneco Automotive Inc.

• MeadWestvaco Corporation	• The Timken Company

• Meritor Inc	• United States Steel Corporation

• Nucor Corporation	• Worthington Industries, Inc.

Use of Tally Sheets

The Committee utilizes tally sheets to review the amounts payable under each element of an NEO’s compensation, as well as the aggregate value of such compensation, in the event of a circumstance that would trigger payment of post-termination compensation. These tally sheets are prepared by the Company’s executive compensation consultant, with the assistance of the Company’s independent outside actuary. The Committee also uses tally sheets as a measure for assessing the reasonableness of the compensation packages approved by the Committee for an Executive Officer, including the NEOs. This assessment of reasonableness includes a comparison of the compensation packages of each Executive Officer for internal equity between and among the Executive Officers, as well as a comparison of the compensation packages of each Executive Officer to relevant executive positions in the Company’s peer group.

Management’s Role in the Compensation Process

After consulting with the Committee’s executive compensation consultant, Mr. Wainscott makes recommendations to the Committee with respect to the annual compensation packages for all of the Executive Officers other than himself. The Committee discusses those recommendations with Mr. Wainscott and the Committee’s executive compensation consultant before making the determination of the non-CEO executive compensation packages.

Other than Mr. Wainscott, the only member of Management who provides a recommendation to the Committee with respect to any aspect of the annual executive compensation program is Ms. Stephanie Bisselberg, the Vice President, Human Resources. This officer makes a recommendation to the Committee each year with respect to the goals to be used for purposes of determining performance awards in the next performance cycle under the Company’s Annual Incentive Plan, Long-Term Plan and with respect to performance shares. The recommendation with respect to such goals principally takes into consideration the Company’s performance against the goals of the prior performance cycle, consultation with Mr. Wainscott and other Management personnel concerning the anticipated performance of the Company in the next performance cycle with respect to those goals, an evaluation of what would be a realistic, but appropriately demanding, performance level for each specific goal, and consultation with the Committee’s independent executive compensation consultant. Ms. Bisselberg further evaluates and makes recommendations to the Committee with respect to the design and implementation of the various incentive plans, retirement plans, and other ongoing compensation-related arrangements and benefits for the Executive Officers.

How did the Committee determine the 2013 executive compensation package for Mr. Wainscott?

Key Factors Considered by the Committee during the 2013 Compensation Process

In connection with the determination of Mr. Wainscott’s 2013 compensation package, the Committee evaluated his performance as CEO and President of the Company during the prior calendar year. For that purpose, the Committee approved prior to its January 2013 meeting a written performance evaluation form to be completed by all members of the Board. Mr. Wainscott completed a self-evaluation using the same evaluation form. All of these completed forms were returned to Mr. Abdoo, as the Chairman of the Committee, who then summarized and presented them to the full Board. In addition, each year Mr. Wainscott prepares a list of proposed annual goals and objectives for himself and the Company and provides that list to the Committee. Mr. Wainscott prepared such a list for 2012 and the Committee approved it at the Committee’s January 2012 meeting. The Board considered that approved list of 2012 personal goals and objectives in connection with its January 2013 evaluation of Mr. Wainscott’s 2012 performance. Those 2012 goals and objectives addressed the following subjects: improving the Company’s financial performance, including substantially improving earnings and liquidity; continuing to provide the best customer service in the industry; focus on margin enhancement, including progress on major strategic initiatives for that purpose (with a particular emphasis on accelerating the benefits of the Company’s initiatives with respect to raw materials); achieving the full benefits from certain major capital investments; management development, succession planning and diversity enhancement; successful completion of certain labor negotiations; enhancing personal communications and visibility with various constituents; improving certain fundamental operating measures; enhancing long-term shareholder value; and certain personal development goals.

In addition, as part of its normal deliberative process for all of the Executive Officers, including the CEO and other NEOs, the Committee principally considered the following factors in establishing 2013 base salaries and target performance award opportunities, and determining awards of restricted stock, performance shares and stock options:

•

a report prepared by Frederic W. Cook & Co., which analyzed competitive peer group compensation data to assess executive compensation levels and share usage, dilution, and fair value transfer levels relative to the peer group to assess annual burn rate, total overhang and aggregate costs as related to long-term incentive awards;

•	the Board’s evaluation of each Executive Officer’s relative contribution to the Company’s performance during the relevant performance periods;

•	the performance of the Company’s publicly-traded securities;

•	the Company’s financial performance in 2012 and its projected financial performance in 2013;

•	the Company’s safety, quality and financial performance in 2012 and the trends associated with these performance metrics over the last few years;

•	the extent to which performance goals incent appropriate conduct and do not encourage inappropriate or excessive risk that would not be in the best interests of the Company and its stakeholders;

•	the highly competitive nature of the steel industry; and,

•	the need to retain and motivate the Management team to continue the Company’s financial improvement and compete effectively in the highly competitive steel industry.

The Committee also met with Mr. Wainscott as CEO and President of the Company with respect to the performance of each of the other Executive Officers, including the other NEOs. Mr. Wainscott provided his evaluation of the NEOs’ performance for the Committee’s consideration in its determination of their respective compensation packages. Mr. Wainscott also made a recommendation to the Committee for its consideration with respect to what he believed would be an appropriate compensation package for each Executive Officer (other than himself), including each of the other NEOs.

Committee Conclusion and Action with Respect to 2013 Compensation Packages

After following its stated compensation process, and discussing the factors set forth above, the Committee concluded that the 2013 compensation packages under consideration for each of the Company’s then-existing Executive Officers, including the NEOs, were consistent with the Company’s compensation philosophy and were reasonable, competitive and appropriate, both individually and taken as a whole. The Committee’s conclusion with respect to these compensation packages, though based in part on subjective factors and reference to each individual’s compensation package in recent prior years, was primarily founded upon the Committee’s recognition of the high level of performance by each Executive Officer, including each NEO, and the Committee’s confidence that the compensation packages provide proper incentive for these Executive Officers to remain employed by the Company and to continue to focus on serving the best interests of the Company and its stockholders in the coming years. The Committee further concluded that these packages, particularly insofar as they did not include increases in base salary and did include reductions in the value of equity grants, were appropriate in light of the Company’s recent financial performance and reflected then-current conditions at the Company and in the industry. The Committee also concluded that the compensation packages would provide adequate and appropriate incentives to the Executive Officers to work diligently and effectively to improve its performance, not only in 2013 but for a longer term.

The Committee therefore approved the compensation packages for 2013 that are reflected in the Summary Compensation Table beginning on page 62. Further detail on the decisions with regard to each key component is provided in the following section. The Committee then reported its action to the Board and recommended that the Board ratify the compensation packages approved by the Committee. After consideration and discussion by the Board as a whole, the Board ratified those packages. The approval and ratification of the 2013 compensation packages with respect to all of the NEOs occurred in January 2013.

What specific action did the Committee take in 2013 with regard to the key elements of the Company’s executive compensation program and what were the principal reasons for that action?

Base Salary

The salary level for an NEO is assigned initially based upon experience, expertise, job responsibilities and competitive data, including a review of the salary levels for comparable positions at other similarly-situated major corporations as disclosed in competitive data presented by Frederic W. Cook & Co. As noted above, the individual performance of each NEO other than Mr. Wainscott is reviewed by the Committee with Mr. Wainscott. Mr. Wainscott’s individual performance is reviewed by the Committee based upon a written evaluation by the Board of Mr. Wainscott’s performance against various goals and objectives. The Committee also reviews the base salary levels of the NEOs for internal consistency and equity relative to each other. The principal factors in determining whether to increase, maintain, or decrease an annual base salary for an NEO are individual performance, Company performance, changes in job responsibility, and competitive market compensation data and trends. The Committee does not rely on any specific formula, nor does it assign specific weights to the various factors used in determining base salaries. Strong individual performance and strong Company performance would generally result in above-market increases. Below-market increases, no increases, or even decreases may occur in years when either individual performance or Company performance has been below expectations.

In January 2013, after considering all of the above factors and consulting with Frederic W. Cook & Co., the Committee determined not to increase the base salaries of any of the NEOs. The principal factor in this decision was the Company’s financial performance in 2012. (Note, however, that the base salary of Mr. Newport was increased in May 2012 as a result of a promotion. Thus, his total 2013 base salary is higher than his total 2012 base salary in the Summary Compensation Table at page 62.)

Annual Incentive Awards

As discussed above, the Company provides annual cash performance awards to its employees, including its NEOs, pursuant to its Annual Incentive Plan. This component of an NEO’s compensation is intended to motivate the NEO to focus on both financial and non-financial annual performance-based goals that directly impact stockholders. Under the terms of the Annual Incentive Plan, a participant can earn a performance award based upon the annual performance of the Company against goals established for performance at a threshold, target and maximum level. The three performance metrics used for the goals are safety, quality and net income.

For 2013, a performance award at the target level would be paid under the Annual Incentive Plan to the CEO in an amount equal to 110% of base salary and a performance award at the maximum level may be paid in an amount equal to 220% of base salary. For the other NEOs, and depending upon the NEO’s title and position, a performance award at the target level for 2013 would be paid in an amount equal to between 55% and 75% of base salary and a performance award at the maximum level may be paid in an amount equal to between 110% and 150% of base salary. Performance awards between the threshold and the target level are determined by a straight-line interpolation between those two levels, starting from a base of zero at the threshold level. By way of example, assuming that a potential award at the target level for a particular performance factor was $10,000, then annual performance by the Company at halfway between the threshold and target goals would result in payment of a performance award with respect to that particular factor in the amount of $5,000. Similarly, performance at three-quarters of the way between the threshold and target goals would result in payment of a performance award with respect to that particular factor in the amount of $7,500.

Under the terms of the Annual Incentive Plan, the Committee weights each performance factor as a percentage of the whole. For 2013, the Committee approved the weighting of the three performance factors at 20% for safety, 20% for quality and 60% for financial performance for purposes of determining the portion of a performance award paid up to the target level. Payment of a performance award beyond the target level is based solely upon financial performance. Since payment beyond the target level is predicated solely on financial performance, this has the effect of reducing the percentage of the whole award attributable to safety and quality. For example, if a performance award is earned at the maximum level under the Annual Incentive Plan, the relative weightings would be 10% for safety, 10% for quality and 80% for financial performance.

With respect to the safety performance factor, the metric selected by the Committee to measure performance was the number of OSHA-recordable cases. That metric was selected because there is no higher priority at the Company than the safety of its employees and it is a standard metric reported to a federal government agency. It also is commonly used in the steel industry as a measure of safety performance. For the safety component of the 2013 Annual Incentive Plan, at its January 2013 meeting the Committee established a target level goal of no more than 23 OSHA-recordable injuries on a Company-wide basis and a threshold level goal equal to 125% of that number. (The threshold goal in this instance is higher than the target goal because that reflects less successful performance.) These goals were chosen because they represented challenging, but achievable goals, which if achieved were expected to constitute industry leading performance. For 2013, the Company had a total of 16 OSHA-recordable injuries. In 2013, the Company thus performed at the target level performance goal for safety under the Annual Incentive Plan and the safety portion of the Annual Incentive Plan was paid in full (i.e., at 10% of the maximum available annual incentive award).

With respect to the quality performance factor, the Committee selected three metrics: internal rejections, internal retreats and external customer claims. Those metrics were selected because they also are commonly used in the steel industry to measure both internal and external quality performance. In addition, there is a direct relationship between the Company’s performance with respect to each of those metrics and the Company’s costs attributable to quality. At its January 2013 meeting, the Committee established a 2013 target level goal of no more than 0.37% for the internal rejection rate, 0.56% for the internal retreat rate, and 0.167% for the customer claim rate. Again, the threshold goals for each of those metrics were set at 125% of the target goals. (As with the safety performance factor, a higher number reflects less successful performance). These goals were chosen because they represented challenging, but achievable goals, which if achieved were expected to continue the Company’s recognized industry leading quality performance. In 2013, the Company performed at a level better than the target level performance goals with respect to two of the quality metrics used to measure its performance under the Annual Incentive Plan, but because it did not achieve the threshold goal of the financial performance component of the Annual Incentive Plan, there was no payout with respect to the quality component of the plan for 2013.

With respect to the financial performance factor, the Annual Incentive Plan establishes net income (excluding special, unusual and extraordinary items) as the performance metric and that was the performance metric used for 2013. This metric was established because it is a widely recognized and accepted measure of a company’s financial performance and the Committee believes it helps to align the interests of Management and the Company’s stockholders. The net income threshold goal typically is set at a level which would represent a minimum acceptable performance by the Company in the context of the business conditions and other challenges facing the Company. The target goal typically is set at a level which would represent performance that is more demanding, but still reasonably attainable. The maximum goal is set at a level which would represent extraordinary performance. At its January 2013 meeting, the Committee established threshold, target and maximum net income performance goals for 2013 under the Annual Incentive Plan of $2 million, $29 million and $72 million, respectively (excluding special, unusual and extraordinary items). In 2013, the Company recorded a net loss for purposes of the Annual Incentive Plan financial component. In accordance with the terms of the plan documents, there thus was no payout with respect to the financial performance component of the plan for 2013.

In January 2014, the Committee approved the payment of performance awards for the 2013 performance period to the participants in the Annual Incentive Plan based upon the performance metrics described above. For the Executive Officers, including the NEOs, that payment was equal to 10% of the maximum potential incentive award under the Annual Incentive Plan, all of it attributable to the Company’s outstanding safety performance in 2013. The amount of the Annual Incentive Plan performance awards to each of the NEOs for 2013 is included in the Summary Compensation Table beginning on page 62.

Long-Term Incentive Awards

The Company also provides cash performance awards to its employees, including its NEOs, pursuant to its Long-Term Plan. The fundamental purposes of the Company’s Long-Term Plan are to:

•	align the interests of Management more closely with the interests of the stockholders;

•	link a portion of Management’s compensation to the performance of the Company;

•	increase the focus of Management on the Company’s long-term performance by establishing performance goals that support long-term strategies; and

•	assist the Company in recruiting, retaining and motivating a highly talented group of managers who will successfully manage the Company in a way that benefits all of its stakeholders.

Under the terms of the Long-Term Plan, a participant can earn a performance award based upon the three-year performance of the Company against a goal established by the Committee at the start of that three-year period. For 2013, the Committee used cumulative EBITDA (excluding special, unusual and extraordinary items) as the performance metric for the Long-Term Plan. The Committee selected this metric because the Committee believes it creates value and provides a strong incentive for Management to achieve the Company’s objective of sustainable profitability. Accordingly, the Committee believes the use of this metric will more closely align the interests of Management with the interests of the Company’s stockholders over the long term.

Pursuant to the terms of the Long-Term Plan, the Committee establishes cumulative EBITDA threshold, target and maximum payout goals in the first quarter of each three-year performance period. In determining the Long-Term Plan goals, the Committee attempts to establish a target goal that will be challenging to achieve and that is not likely to be satisfied with respect to every three-year performance period. As with respect to the Annual Incentive Plan goals, the threshold goal would be set at a level that would represent a minimum acceptable performance by the Company and the maximum goal would be set at a level that represents extraordinary performance. The threshold goal must be met before any payout is made.

A performance award at the target level may be paid under the Long-Term Plan to the CEO in an amount equal to 110% of base salary and a performance award at the maximum level may be paid in an amount equal to

220% of base salary. For the other NEOs, and depending upon the NEO’s position, a performance award at the target level may be paid in an amount equal to between 55% and 75% of base salary and a performance award at the maximum level may be paid in an amount equal to between 110% and 150% of base salary. There is a linear progression of the payout for achievement of cumulative EBITDA between the threshold, target and maximum payout goals. All payouts earned, if any, are paid in cash. For the three-year period ending December 31, 2013, the Committee established at its March 2011 meeting cumulative EBITDA goals of $1.0 billion as the threshold to reach for any incentive payment, $1.25 billion for payment at the target level, and $1.5 billion for payment at the maximum level. For the three-year period ending in 2013, the Company did not achieve the threshold performance level of cumulative EBITDA. Thus, no incentive payment was paid to the participants in the Long-Term Plan, including the NEOs, for the 2011 — 2013 performance period. Accordingly, the Summary Compensation Table beginning on page 62 does not include any payouts for 2013 to the NEOs under the Long-Term Plan.

Equity Awards

Another key component of an NEO’s annual compensation package is the grant of equity awards under the Company’s Stock Plan. Such grants may be in the form of stock option awards, restricted stock awards and/or performance-based equity awards in the form of performance shares.

A principal purpose of equity grants under the Company’s Stock Plan is to enhance the commonality of interests between Management and the Company’s stockholders by linking executive compensation to the Company’s performance and to appreciation in the market price of the Company’s common stock. Equity grants also are intended to encourage executives to remain in the employ of the Company, as discussed below.

Performance share awards

Performance share grants are an important element of an NEO’s annual compensation package because they closely align the interests of the NEOs and the Company’s stockholders by directly linking how many shares, if any, ultimately are earned by an NEO to the performance of the Company over a three-year performance period. Each grant of a performance share award is expressed as a target number of shares of the Company’s common stock. The number of shares of common stock, if any, actually earned by and issued to the NEO under a performance share award will be based upon the performance of the Company over the applicable performance period. By way of example, the performance period applicable to the performance share awards granted in January 2011 started on January 1, 2011 and ended on December 31, 2013. Depending upon the Company’s performance with reference to the performance categories described below, an NEO ultimately may earn from 0% to 150% of the target number of shares granted. The performance categories used to determine how many performance shares ultimately will be earned and issued are:

•

the Company’s Total Stockholder Return, defined as price appreciation plus reinvested dividends, if any, during the performance period relative to the total stockholder return during that same period of the companies in the Standard & Poor’s 400 Midcap Index, and

•

the compounded Growth Rate of the price of the Company’s common stock over the performance period, using as the base the average closing price of the Company’s common stock for the last 20 trading days during the month of December.

One-half of the total target number of shares awarded may be earned based on the Growth Rate performance and the other half may be earned based on the relative Total Stockholder Return performance. The Committee chose the Growth Rate metric as an objective measure of the value created for shareholders over time. The Committee chose the relative Total Stockholder Return metric because it facilitates a comparison between the growth rate of the Company’s common stock over time and a broad-based market index. The Committee considered that the collective use of Growth Rate and relative Total Stockholder Return as performance metrics for the performance share awards created a balance between two commonly used internal and external metrics, both being recognized measures that are aligned to shareholder value.

For each performance category, levels have been established to provide threshold, target and maximum payouts as follows:

Payout (Stated as a % of Category’s Target Shares)	Total Stockholder Return	Annual Stock Price Growth Rate
Threshold (50%)	25th percentile	5.0%
Target (100%)	50th percentile	7.5%
Maximum (150%)	75th percentile	10.0%

If the threshold performance level is not achieved in a performance category as of the end of the performance period, then none of the target shares related to that category will be earned or issued. If at least the threshold is achieved in a performance category, then shares will be earned and issued in an amount equal to the number of the award’s target shares related to that category, multiplied by a percentage determined by a straight-line interpolation between the actual level of the Company’s performance and the above-stated payout percentages. Although the Company experienced approximately a 78% increase in the price of its stock in 2013, for the three-year performance period ending in 2013, the Company’s stock performance with respect to the Total Stockholder Return and Growth Rate metrics did not meet the threshold performance levels. Accordingly, no shares of the Company’s common stock were issued with respect to the three-year performance period that ended in 2013.

Restricted stock awards

The Committee typically determines and approves restricted stock grants each year at its regularly-scheduled January meeting. There is a limited exception to this standard award schedule for grants of restricted stock to someone promoted or hired during the year. Restricted stock generally has a value for an NEO only if the NEO remains in the Company’s employment for the period required for the stock to vest, thus providing an incentive for the NEO to remain in the Company’s employment. (However, an exception to the requirement of continued employment occurs with respect to death, disability or retirement. Vesting occurs immediately upon death or disability. Upon qualification for retirement, the restricted stock will continue to vest in the normal course after the date of retirement.)

Restrictions on grants of common stock to the Company’s employees typically will lapse with respect to one-third of the shares on the first anniversary of the date of the award, and with respect to an additional one-third of the shares on each of the second and third anniversaries of the date of the award. That is the case with all of the restricted stock grants to the NEOs which occurred in January 2013 at the time the Committee determined the 2013 compensation packages for the NEOs. However, in connection with the promotion of three of the then-existing Named Executive Officers (Messrs. Ferrara, Horn and Kaloski), on May 26, 2010, the Committee approved additional grants of restricted stock to each of them with a vesting schedule that differs from the normal three-year step vesting. With respect to these May 2010 stock grants, the vesting schedule was three-year “cliff” vesting. That is, all of the shares of restricted stock granted in May 2010 vested in May 2013 at the third anniversary of the grant date. The reason for the change from the normal three-year step vesting schedule was to increase the term for which the restricted stock provides an incentive to each of these NEOs to continue his employment with the Company.

Stock option awards

Stock option awards serve the purposes of the Stock Plan because they generally have a value to the grantee only if the grantee remains in the Company’s employment for the period required for the option to become exercisable, and then only if the market price of the Company’s stock increases above its price on the date the option was granted. This provides an incentive for the grantee to remain employed by the Company and to take actions that, over time, are intended to enhance the value of the Company’s stock. (As with restricted stock, an exception to the requirement of continued employment is made in the event of death, disability or retirement. In addition, for stock options an exception is made for involuntary termination without cause.)

For each NEO, stock options are a part of the determination of the NEO’s overall compensation package for that year. Although the Company has long had a practice of not replacing or re-pricing options granted to its NEOs (or others) that are “underwater,” in January 2012 the Board of Directors made that practice into a formal policy. That policy was adopted as part of, and is disclosed in Section II(N) of, the AK Steel Corporate Governance Guidelines, which can be found at www.aksteel.com. All options granted to employees under the Stock Plan, including the NEOs, must be exercised within a ten-year period of the grant date and typically vest in three equal installments on the first, second and third anniversary of the grant date.

Under the terms of the Stock Plan, the exercise price for a share of the Company’s common stock underlying an option may not be less than the fair market value of the Company’s stock on the date on which such option was granted. It has been the uniform practice of the Committee to establish an option exercise price equal to the fair market value of the underlying common stock. Under the terms of the Stock Plan, that fair market value is the average of the highest and lowest sales price for the Company’s common stock on the grant date (or if there were no sales of the Company’s common stock on the grant date, then the weighted average of the mean between the highest and lowest sales price for the Company’s common stock on the nearest preceding trading day during which there were sales of such stock). It is both the policy and practice of the Committee only to grant options to its employees, including its NEOs, as of the date of the meeting at which the grants were made. This typically occurs at the regularly-scheduled January Committee meeting. Generally, the Committee only grants options at a meeting other than the January meeting in a situation in which an employee is being promoted (e.g., to a new key management or officer position) or is first hired. Under those circumstances, the grant may occur at a meeting other than the regularly-scheduled January Committee meeting, but the grant date for the options still would be the date of the meeting at which the grant was approved. The exercise price for such options also still would be the fair market value of the Company’s common stock determined as described above under the terms of the Stock Plan. The Company has not had, and does not have, a practice of backdating stock options. In addition and as noted above, under the terms of the Annual Incentive Plan, the price of an option shall not be less than the fair market value of the shares on the date of the grant. Neither the selection of Committee meeting dates nor option grant dates is timed in any way to try to maximize gain or manipulate the price of an option. Management does not have a role in determining the timing of option grants.

2013 Equity Grants to NEOs

As in the past, the Committee engaged Frederic W. Cook & Co., the Company’s independent executive compensation consultant, to provide assistance in determining appropriate equity awards to the Executive Officers, including the NEOs, for 2013. In January 2013, Frederic W. Cook & Co. developed and provided to the Committee competitive compensation data based upon publicly available information from the Company’s peer group, as well as general industry surveys for similarly-sized companies. The Committee considered this data as a factor in its determination of equity grants, but it did not utilize a particular compensation percentile as a benchmark for purposes of determining such grants. Rather, it used this competitive data to help the Committee assess the reasonableness of the grant awards under consideration by the Committee for an Executive Officer.

While there is no express policy with respect to the allocation of each type of equity award, the total value of shares at the grant date of the January 2013 equity grants to the CEO (as well as the other NEOs) was allocated approximately as follows: 23% stock options, 30% restricted stock, and 47% performance shares at target. The specific grants of stock options, restricted stock and performance shares made during 2013 to each of the NEOs are set forth in the Grants of Plan-Based Award Table beginning on page 66.

Post-Termination Benefits

Severance and Change-of-Control Agreements – Rationale

The Company has entered into severance agreements and change-of-control agreements with each of the NEOs that provide post-termination benefits. The descriptions of those agreements in this Proxy Statement are qualified in all respects by reference to the actual documents filed with the Securities and Exchange Commission.

The current forms of the change–of–control and the severance agreements were attached as exhibits to a Form 8-K filed on March 26, 2014. The only material change from the prior form of the agreements was to broaden the non-compete provision to reflect changes in competitive landscape for the industry.

For each of the NEOs, their initial severance and change-of-control agreements each had a five-year term, and renew automatically thereafter on a year-to-year basis unless written notice of non-renewal is given by either party at least 90 days prior to the expiration of the term. The new recently executed agreements continue for the remaining period of that initial five-year term. If the initial five-year term had expired, the agreements continue on a year-to-year basis. The new forms of these agreements were recommended by the Committee and approved by the Board in March 2014.

The severance agreements are provided to the NEOs because they promote the interests of the Company and its stakeholders by, among other things:

•	securing a release of claims from the terminated NEO and thereby avoiding the risk and financial exposure of employment litigation;

•	ensuring that for one year after termination of employment the NEO will not compete against the Company;

•	ensuring that for one year after termination of employment the NEO will not solicit any employee of the Company to resign his or her employment;

•

ensuring that for one year after termination of employment the NEO will cooperate with respect to various Company matters in which the NEO was personally involved prior to the NEO’s employment termination; and

•	securing an agreement by the NEO to arbitrate all legally arbitrable claims arising not only from the severance agreement, but also from the NEO’s employment relationship with the Company.

The change-of-control agreements are provided to the NEOs because they promote the interests of the Company and its stakeholders by, among other things:

•	obtaining the same covenants and commitments as described above with respect to severance agreements; and

•

mitigating an NEO’s concerns about personal job security and financial well-being in the event of a change-of-control, thereby eliminating consequences that might prevent the NEO from providing objective advice and information to the Board and stockholders with respect to a proposed change-of-control of the Company, and helping to ensure that the Management team stays intact before and during a proposed change-of-control transaction.

The Committee annually reviews the form and terms of the Company’s severance and change-of-control agreements to evaluate whether they continue to promote the interests of the Company as noted above and were appropriate and competitive under the then-existing circumstances.

Severance Agreements Terms Overview

Under the terms of the existing form of severance agreement with the Company’s NEOs, an NEO who voluntarily terminates employment or whose employment is terminated involuntarily for cause would not receive any severance benefits associated with such termination. An NEO who is terminated involuntarily without cause would receive at a minimum a lump sum payment equal to the NEO’s base salary for a period of six months. In addition, if the NEO executes an agreement releasing the Company from any liability for claims relating to the NEO’s employment with the Company, the NEO also is entitled to receive:

•	an additional lump sum severance payment (ranging from 12 to 18 months of base salary);

•

a lump sum payment based upon the NEO’s assigned target amount under the Company’s Annual Incentive Plan (ranging from 1 to 1.5 times target) and a pro-rated payment of any Annual Incentive Plan award actually earned for the year in which the termination occurs; and

•	continuing coverage under the Company’s benefit plans, including life, health and other insurance benefits, for a specified period of time (ranging from eighteen months to two years).

Change-of-Control Agreements Terms Overview

An NEO typically is entitled to severance payments and other benefits under the NEO’s change-of-control agreement if, within 24 months following a change-of-control of the Company, the NEO’s employment with the Company is involuntarily terminated without cause or the NEO voluntarily terminates employment with the Company for “good reason.”

There are different versions of the change-of-control agreement with respect to the level of benefit payments made in the event of a change-of-control. Generally, the highest level of benefits is provided for Mr. Wainscott. For each NEO, including Mr. Wainscott, the base severance benefit is a lump sum payment equal to the NEO’s base salary for a period of six months. In addition, if the NEO executes an agreement releasing the Company from any liability for claims relating to employment with the Company, the NEO would be entitled to receive:

•	an additional lump sum severance payment (ranging from 18 to 30 months of base salary);

•

a lump sum payment based upon the NEO’s awards under the Company’s Annual Incentive Plan (equal to two to three times the greatest of (1) the NEO’s assigned Annual Incentive Plan target amount for the calendar year in which the termination occurs, (2) the actual Annual Incentive Plan payout for the calendar year immediately preceding the calendar year in which the termination occurs, or (3) the average of the Annual Incentive Plan payouts for the three calendar years immediately preceding the calendar year of termination, reduced in each instance by any amount otherwise paid or payable under the Annual Incentive Plan with respect to the preceding calendar year, plus a prorated Annual Incentive Plan payout at the maximum level for the portion of the then-current calendar year prior to date of termination);

•	a prorated Long-Term Plan payment at the target level for all incomplete performance periods as of the date of termination;

•	continuing coverage under the Company’s benefit plans, including life, health and other insurance benefits, for a specified period (ranging from 24 to 36 months);

•	additional service credits toward retiree medical coverage (ranging from two to three years);

•	the immediate vesting of all restricted stock awards to the NEO under the Company’s Stock Plan and the lapse of all restrictions on such awards; and

•	the right, for a period of three years, to exercise all stock options awarded to the NEO under the Stock Plan.

Specific Payments and Benefits under Severance and Change-of-Control Agreements

The specific circumstances that would trigger the payments and other benefits under the severance agreements, the estimated payments and benefits that would be provided in each covered circumstance for each NEO, how the payments and benefits are determined under such circumstances and all material conditions and obligations applicable to the receipt of the payments and benefits are set forth in the Potential Payments Upon Termination or Change-of-Control discussion beginning on page 75.

Pension and Other Retirement Benefits

Non-Contributory Pension Plan

Prior to January 31, 2009, the Company’s full-time, non-represented salaried employees, including its NEOs, could elect to participate in a qualified benefit plan known as the Non-Contributory Pension Plan. Effective January 31, 2009, however, no new participants were allowed to enter the Non-Contributory Pension Plan and all benefit accruals under the plan for existing participants were frozen. For those who entered the Non-Contributory Pension Plan prior to January 31, 2009, retirement benefits are calculated using one of two formulas: (1) a cash balance formula, or (2) a final average pay formula. Eligibility for coverage under a particular formula is typically determined by the date on which a participant commenced employment with the Company. The compensation taken into account in determining benefits under either formula is subject to the compensation limits imposed by the Internal Revenue Code. A description of the terms of the Non-Contributory Pension Plan, including the formulas used to calculate a participant’s retirement benefits, is set forth in footnote (1) to the Pension Benefits Table beginning at page 72.

Executive Minimum and Supplemental Retirement Plan (locked — for existing officers only)

The Company’s existing officers, including its NEOs, are eligible to participate in an unfunded nonqualified deferred compensation plan called the Executive Minimum and Supplemental Retirement Plan, also known as a supplemental executive retirement plan, or “SERP.” At its January 2014 meeting, however, the Committee recommended to the Board, and the Board approved, closing the SERP and replacing it for future officers with a new retirement plan referred to as the AK Steel Executive Retirement Income Plan (the “Retirement Plan”). The terms of the Retirement Plan were established by the Committee and recommended to and approved by the Board at its March 2014 meetings. Those terms are described below, following the description of the terms of the SERP.

Each of the NEOs is a participant in the Company’s SERP. The Company’s SERP provides (1) a “make up” of qualified plan benefits that were denied as a result of limitations imposed by the Internal Revenue Code, and (2) supplemental benefits to vested participants. As part of its annual review of retirement benefits provided to Executive Officers, including the NEOs, the Committee has determined that the retirement benefit provided by the SERP continues to be a key element of a competitive compensation package and, therefore, important to retaining Executive Officers.

The benefits for participants in the SERP, including the NEOs, vest under a form of graded vesting. More specifically, a participant will vest in 50% of his or her accrued benefit after a minimum requirement of five years of service as an officer of the Company and as a participant in the SERP, and in an additional 10% of such benefit for each year of service as an employee of the Company in addition to such five years, up to 100% vesting after ten years of total service. Vesting also will occur upon the effective date of a change of control (as defined in the SERP). In addition, vesting occurs with respect to a participant who has completed at least five years of service with the Company upon the participant’s death or disability. The form of payment is a lump sum payment to be made within 30 days after the later of attainment of age 55 or termination of employment, subject to a six-month delay for specified employees, including the NEOs. A participant whose employment with the Company terminates after his or her benefit has vested, but before the participant reaches the age of 60, is entitled to an early retirement benefit, reduced to its actuarial equivalent based on the participant’s age.

Benefits paid under the SERP are subject to an offset for any benefit received under the Company’s qualified defined benefit plan, as well as the actuarial equivalent of certain Company-provided vested benefits accumulated under the Thrift Plan. A participant’s benefit under the SERP, prior to giving effect to such offset, is equal to the greater of: (1) 50% of his or her average covered compensation (base salary and bonus under the Annual Incentive Plan) during the employee’s highest three calculation years of eligible earnings over the participant’s last ten years of consecutive service, or (2) the participant’s benefit under the applicable qualified plan in which he or she participates without regard to the limitations imposed by the Internal Revenue Code. The present value of accumulated benefits for each of the NEOs under the SERP is set forth in the Pension Benefits Table beginning on page 72.

Retirement Plan (future – for new officers)

The Retirement Plan will provide benefits for new officers as appointed by the Committee. The Retirement Plan will provide supplemental benefits to vested participants, and for participants who have a benefit under the locked and frozen qualified plan, also will provide a “make up” of qualified plan benefits that were denied as a result of limitations imposed by the Internal Revenue Code. The Committee has determined that the retirement benefit provided by the Retirement Plan is a key element of a competitive compensation package to attract and retain future officers.

The benefits for participants in the Retirement Plan will vest under a form of graded vesting. A participant will vest in 50% of his or her accrued benefit after a minimum requirement of five years of service as an officer of the Company and as a participant in the Retirement Plan, and in an additional 10% of such benefit for each year of service as an employee of the Company in addition to such five years, up to 100% vesting after ten years of total service. Vesting also will occur upon the effective date of a change of control (as defined in the Retirement Plan). In addition, vesting occurs with respect to a participant who has completed at least five years of service with the Company upon the participant’s death or disability. The form of payment is a lump sum payment to be made within 30 days after the later of attainment of age 55 or termination of employment, subject to a six-month delay for specified employees, including the NEOs. A participant whose employment with the Company terminates after his or her benefit has vested, but before the participant reaches the age of 60, is entitled to an early retirement benefit, reduced to its actuarial equivalent based on the participant’s age.

Benefits paid under the Retirement Plan are subject to an offset for any benefit received under the Company’s qualified defined benefit plan, as well as the actuarial equivalent of certain Company-provided vested benefits accumulated under the Thrift Plan. A participant’s benefit under the Retirement Plan, prior to giving effect to such offset, is equal to the greater of: (1) 40% of his or her average annual base salary during the employee’s last three years of consecutive service, plus the annual average of any incentive awards received by the Member for the last ten consecutive annual performance periods under the AK Steel Corporation Annual Management Incentive Plan; or (2) the participant’s benefit under the qualified plan without regard to the limitations imposed by the Internal Revenue Code. There is no present value of accumulated benefits for any of the NEOs under the Retirement Plan.

Thrift Plan and Supplemental Thrift Plan

The Thrift Plan is a qualified retirement plan under Section 401(k) of the Internal Revenue Code. It provides for Company matching contributions with respect to employee contributions up to 5% of base salary, a portion of which is guaranteed and a portion of which is dependent upon the Company’s net income. It further provides for supplemental contributions by the Company if the Company’s net income exceeds $150 million. At the same time that the Company locked and froze its Non-Contributory Pension Plan (see discussion above), it amended its Thrift Plan to add an automatic contribution by the Company to a participant’s account in the Thrift Plan. Effective January 31, 2009, the Thrift Plan provides for the Company to make a contribution to the account of each participant in the Thrift Plan equal to 3% of the participant’s base salary, whether or not the participant makes an elective contribution to the Thrift Plan. This 3% contribution is in addition to the matching contributions described above with respect to the participant’s elective contributions. All such contributions are subject to the compensation limits imposed by the Internal Revenue Code.

The Supplemental Thrift Plan is an unfunded nonqualified retirement plan. It provides for Company matching contributions with respect to base salary that may not be taken into account under the Thrift Plan due to limits on earnings imposed by the Internal Revenue Code. The Supplemental Thrift Plan thus provides a vehicle to maximize Company matching contributions that otherwise would not be eligible for the Thrift Plan due to the Internal Revenue Code’s compensation limits.

The Committee has determined that the Supplemental Thrift Plan provides a retirement benefit that is a key competitive element of the overall compensation package and, therefore, important to recruiting and retaining key management members.

Any member of Management of the Company, including an NEO, is eligible for participation in the Thrift Plan, but participants in the Supplemental Thrift Plan must be selected by the Committee. For 2013, the participants in the Supplemental Thrift Plan included the NEOs. The contributions under these plans for 2013 are set forth in the Nonqualified Deferred Compensation Table on page 74. In 2013, all contributions to these plans were fixed contributions that were not dependent upon the Company’s net income; there were no performance-based contributions because the Company had a net loss for the year.

Executive Deferred Compensation Plan

The Company has an Executive Deferred Compensation Plan (the “Deferred Plan”). The Deferred Plan is an unfunded nonqualified deferred compensation arrangement. Participants are always fully vested in their accounts under this plan. Participants direct the investment of their accounts among available investment options (generally the same investment options available under the Company’s qualified thrift plan) at market rates. To be eligible to participate in the Deferred Plan, an employee must be an elected officer or other member of the Management of the Company. Eligible employees who desire to participate in the Deferred Plan must be approved by the Chairman and the Committee. In 2013, none of the NEOs chose to participate in the Deferred Plan.

Perquisites and Other Personal Benefits

Each of the NEOs receives various perquisites and other personal benefits, which the Committee has determined, based upon information provided by Frederic W. Cook & Co., are customary for Executive Officers of a company the size and stature of the Company and appropriate to provide a competitive overall compensation package to the Company’s NEOs. These consist principally of reimbursement for tax planning services, financial planning services, mandatory physical evaluations, and limited personal use of the Company’s airplane by the CEO. While the value of these perquisites and other personal benefits is not considered by the Committee to be a material component of the overall compensation package of an NEO, the perquisites and personal benefits provided to that NEO are disclosed in the All Other Compensation column of the Summary Compensation Table on page 62.

Principally for security reasons, the Company has a policy pursuant to which the Company’s CEO has limited use of the Company plane for personal purposes. The convenience of using the Company plane also helps to provide balance to the time he must spend on Company business. Such personal use results in imputed income to Mr. Wainscott. The Company does not “gross-up” payments to Mr. Wainscott to reimburse him for the individual income taxes incurred as a result of his personal use of the plane.

Other Employee Benefit Plans

Each of the NEOs also participates in various employee benefit plans generally available to all employees on the same terms and conditions as with respect to other similarly situated employees. These include the normal and customary programs with respect to death and disability benefits generally available to all employees on the same terms and conditions of other similarly situated employees. It also includes the normal and customary programs for life insurance, health insurance, prescription drug insurance, dental insurance, vision insurance, pre-tax flexible spending accounts, short- and long-term disability insurance, pension benefits, educational assistance and matching gifts for charitable contributions. While these benefits are considered to be an important and appropriate employment benefit for all employees of the Company, they are not considered to be a material component of an NEO’s annual compensation program. Because the NEOs receive these benefits on the same basis as other employees, these benefits are not established or determined by the Committee separately for each NEO as part of the NEO’s annual compensation package.

Mandatory Retirement Age of Executive Officers

In July 2013, the Committee recommended, and the Board approved, a policy mandating that Executive Officers of the Company shall be required, subject to certain qualifying conditions, to retire from employment with the Company by the end of the calendar month in which he or she reaches age 65. That policy further provides, however, that in the event an Executive Officer who is covered by the policy would be required to retire within one year of when he or she otherwise would become fully vested under the SERP, then such officer shall not be required to retire from employment with the Company until the end of the month in which he or she becomes fully vested in the SERP.

What is the Company’s Policy with Respect to Deductibility of Executive Compensation?

Section 162(m) of the Internal Revenue Code generally places a $1,000,000 limit on the deductibility for federal income tax purposes of the annual compensation paid to a company’s Chief Executive Officer and each of its other three most highly compensated Executive Officers (excluding the Chief Financial Officer). However, “qualified performance-based compensation” is exempt from this deductibility limitation. Qualified performance- based compensation is compensation paid based solely upon the achievement of objective performance goals, the material terms of which are approved by the stockholders of the paying corporation.

The Committee considers the anticipated tax treatment to the Company when determining executive compensation and routinely seeks to structure its executive compensation program in a way that preserves the deductibility of compensation payments and benefits. It should be noted, however, that there are many factors which are considered by the Committee in determining executive compensation and, similarly, there are many factors that may affect the deductibility of executive compensation. In order to maintain the flexibility to be able to compensate NEOs in a manner designed to promote varying corporate goals, the Committee has not adopted a strict policy that all executive compensation must be deductible under Section 162(m).

III.	Consideration of shareholder “say-on-pay” and “say-when-on-pay” voting results

In connection with the Company’s 2011 Annual Meeting of Stockholders, a majority of the votes cast by shareholders were in favor of holding an advisory vote on executive compensation on an annual basis. In light of those voting results and other matters considered by the Board of Directors, the Board, at a meeting held on the same day as the 2011 Annual Meeting and upon the recommendation of the Committee, decided to include a stockholder advisory vote on Named Executive Officer compensation in the Company’s proxy materials on an annual basis. In the absence of a subsequent Board action to the contrary, this annual advisory vote decision will remain in effect until the next required stockholder advisory vote on the frequency of future stockholder advisory votes on Named Executive Officer compensation, which will occur no later than the Company’s Annual Meeting of Stockholders in 2017.

In connection with the Company’s 2012 Annual Meeting of Stockholders, approximately 69% of the shares voted were in favor of a resolution to approve the compensation of the NEOs as disclosed in the Company’s 2013 Proxy Statement. The Committee considered the results of the voting by shareholders on the Company’s 2012 say-on-pay proposal at its January 2013 meeting. At that meeting, the Committee discussed the results of the vote and directed Management to actively engage in dialogue with Company shareholders, as appropriate, to determine why they voted as they did on the say-on-pay issue in 2012 and whether they have particular concerns about the Company’s executive compensation program. The Committee also considered the policies and recommendations of proxy advisory firms with respect to executive compensation. In the context of those considerations, the Committee recommended, and the Board of Directors approved, changes to the form of the Company’s change-of-control agreements to eliminate modified single-trigger and tax gross-up provisions.

In connection with the Company’s 2013 Annual Meeting of Stockholders, approximately 76% of the shares voted were in favor of a resolution to approve the compensation of the NEOs as disclosed in the Company’s 2013 Proxy Statement. Prior to that meeting and pursuant to the Committee’s direction, Management reached out to a significant number of the Company’s largest shareholders to engage in dialogue with them concerning the Company’s executive compensation program. In addition, subsequent to the annual meeting, Mr. Abdoo, as Chair of the Committee, personally engaged in a series of calls with several of the Company’s largest shareholders to solicit their views on the Company’s executive compensation program. The Committee considered the feedback it received through these shareholder engagement programs, along with the results of the voting by shareholders on the Company’s 2013 say-on-pay proposal, at the Committee’s January 2014 meeting. The Committee also considered the policies and recommendations of proxy advisory firms with respect to executive compensation. In the context of those considerations, at its January 2014 meeting the Committee decided to lock participation in the SERP to then-existing participants and to replace the SERP with a new retirement plan for future new officers.

MANAGEMENT DEVELOPMENT AND COMPENSATION COMMITTEE REPORT

The Management Development and Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with Management and, based upon such review and discussion, the Management Development and Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

THE MANAGEMENT DEVELOPMENT

AND COMPENSATION COMMITTEE

Mr. Richard A. Abdoo, Chair

Mr. John S. Brinzo

Mr. Robert H. Jenkins

Mr. Ralph S. Michael, III

SUMMARY COMPENSATION TABLE FOR 2013

The table below summarizes the total compensation paid to or earned by each Named Executive Officer (“NEO”) for the years ended December 31, 2011, 2012, and 2013:

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non- Equity Incentive Plan Compen- sation ($)(3)	Change in Pension Value and Nonqualified Deferred Compen- sation Earnings ($)(4)		All Other Compen- sation ($)(6)		Total ($)
James L. Wainscott	2013	$1,150,000	$0	$1,352,917	$397,192	$253,000	$0	(5)	$150,405		$3,303,514
Chairman of the Board,	2012	1,150,000	0	2,803,711	689,780	253,000	3,627,753		163,014		8,687,258
President and CEO	2011	1,150,000	0	3,190,330	631,010	581,356	3,017,425		152,146		8,722,267

David C. Horn	2013	637,500	0	253,759	74,408	95,625	196,137		44,210		1,301,639
Executive Vice President,	2012	637,500	0	525,872	129,220	95,625	0	(5)	46,147		1,434,364
General Counsel and	2011	637,500	0	624,595	131,165	219,732	1,193,194		39,472		2,845,658
Secretary

John F. Kaloski(7)	2013	565,000	0	253,759	74,408	84,750	122,793		31,942		1,132,652
Executive Vice President,	2012	565,000	0	525,872	129,220	84,750	286,989		43,837		1,635,668
and Operating Officer	2011	565,000	0	618,767	128,329	194,743	908,622		45,056		2,460,51 7

Roger K. Newport	2013	360,000	0	150,588	44,278	46,800	0	(5)	21,896		623,562
Vice President, Finance and	2012	335,909	0	360,074	64,155	41,307	578,178		26,023		1,405,646
Chief Financial Officer

Keith J. Howell	2013	320,000	0	138,033	40,610	38,400	0	(5)	21,753		558,796
Vice President, Operations

Albert E. Ferrara, Jr.(8)	2013	357,500	0	187,764	55,020	50,050	313,877		37,204		1,001,415
Retired Senior Vice	2012	536,250	0	389,114	95,550	75,075	323,014		34,786		1,453,789
President, Corporate	2011	536,250	0	459,374	100,678	172,511	731,941		39,838		2,040,592
Strategy and Investor Relations

Gary T. Barlow(9)	2013	188,846	0	125,488	36,942	20,773	0	(5)	639,810	(10)	1,011,859
Former Vice President,
Sales and Customer Service

(1)

The amounts in this column reflect the aggregate grant date fair value of awards computed in accordance with ASC Topic 718 for awards of both restricted stock and performance shares pursuant to the Stock Plan. A discussion of the assumptions used to calculate the value of the stock awards reported in this column is located in Note 11 to the consolidated financial statements included in the Company’s 2013 Annual Report. The following table sets forth the values for only the performance share awards, as of their respective grant dates, assuming the performance conditions of such awards are achieved at their maximum potential levels:

	Maximum Award Value
	2013	2012		2011
James L. Wainscott	$1,240,355	$2,639,558		$2,840,400
David C. Horn	232,611	495,011		532,575
John F. Kaloski	232,611	495,011		532,575
Roger K. Newport	138,443	245,262		(a	)
Keith J. Howell	126,495	(b	)	(b	)
Albert E. Ferrara, Jr.	172,175	366,398		378,720
Gary T. Barlow	115,251	(b	)	(b	)

(a)	Since Mr. Newport was not a Named Executive Officer during 2011, award values are not included for 2011.

(b)	Since Messrs. Barlow and Howell were not Named Executive Officers during 2011 and 2012, award values are not included for those years.

(2)

The amounts in this column reflect the aggregate grant date fair value computed in accordance with ASC Topic 718 for awards of stock options pursuant to the Stock Plan. A discussion of the assumptions used to calculate the value of the stock options reported in this column is located in Note 11 to the consolidated financial statements included in the Company’s 2013 Annual Report.

(3)	The table below summarizes the payments to each NEO under the Company’s Annual Incentive Plan and Long-Term Plan for the fiscal years ended December 31, 2011, 2012, and 2013:

Non-Equity Incentive Plan Compensation

Name and Principal Position	Year	Annual Incentive Plan ($)	Long- Term Plan ($)	Total ($)
James L. Wainscott	2013	$253,000	$0	$253,000
	2012	253,000	0	253,000
	2011	581,356	0	581,356

David C. Horn	2013	95,625	0	95,625
	2012	95,625	0	95,625
	2011	219,732	0	219,732

John F. Kaloski	2013	84,750	0	84,750
	2012	84,750	0	84,750
	2011	194,743	0	194,743

Roger K. Newport	2013	46,800	0	46,800
	2012	41,307	0	41,307

Keith J. Howell	2013	38,400	0	38,400

Albert E. Ferrara, Jr.	2013	50,050	0	50,050
	2012	75,075	0	75,075
	2011	172,511	0	172,511

Gary T. Barlow	2013	20,773	0	20,773

(4)

The amounts reported in this column represent the change in pension value for each NEO. No NEO received preferential or above-market earnings on deferred compensation. The change in pension value for each NEO principally was the result of three factors: (i) a change in the ordinary course of the qualified earnings of each NEO used to calculate pension values; (ii) a change in the calculation of the interest component as a result of each NEO’s change in age relative to the NEO’s assumed retirement date; and (iii) a change in the discount rates used to determine the lump sum pension benefit as of the NEO’s assumed future payout date following his retirement and then to calculate the present value of the lump sum pension benefit to the reporting date. Another less significant factor which impacts the actuarial increase in pension value is the change in the value of the benefits to which an NEO is entitled under a qualified plan. See footnotes to Pension Benefits Table, below, for further explanation of the methodology used to calculate the present value of accumulated pension benefits for each NEO.

(5)

In any case where an NEO’s change in pension value was negative, the value is reported as $0 in the Summary Compensation Table in accordance with SEC rule. The actual negative change in pension values in 2013 were as follows: ($851,580) for Mr. Wainscott, ($283,405) for Mr. Newport, ($287,598) for Mr. Howell and ($1,653,587) for Mr. Barlow. The actual negative change in pension value in 2012 for Mr. Horn was ($268,240). Pension values at a given point in time for each NEO will vary based upon changes in the discount rate used to calculate the present value of the pension benefits or a change in the interest component of the value as a result of the NEO’s change in age relative to the NEO’s assumed retirement date. This variation was particularly acute for Mr. Wainscott from 2012 to 2013. In 2012 the calculated value of his pension increased by approximately $3.6 million, but in 2013 it decreased by approximately $0.85 million. The differences are attributable almost entirely to changes in two interest rates used to calculate his pension value as of an assumed payout date for him in the future after he reaches the age of 60 and is entitled to receive his full pension benefits. The first is the discount rate used to determine Mr. Wainscott’s future lump sum pension benefit as of that assumed future payout date following his retirement. From December 31, 2011 to December 31, 2012, the discount rate used to determine the lump sum pension benefit of Mr. Wainscott’s pension benefit declined, thereby increasing his pension value in 2012. From December 31, 2012 to December 31, 2013,the opposite occurred. The discount rate increased, with a resulting negative change in Mr. Wainscott’s pension value for 2013. The second interest rate which changed is the discount rate used to calculate the present value of Mr. Wainscott’s lump sum pension benefit to the reporting date and a similar pattern occurred with respect to this rate. Similar effects occurred for Messrs. Newport and Howell in 2013, though to a lesser extent than with respect to Mr. Wainscott, based upon differences in their ages relative to when they would be entitled to receive a full pension benefit and the impact of present valuing that benefit. Mr. Horn similarly had a negative change in pension value from 2011 to 2012. For Mr. Barlow, the forfeiture of his unvested pension benefits upon his departure from the Company also was a significant factor in the negative change in pension value for him in 2013.

(6)

The compensation shown in this column includes matching contributions made by the Company to a qualified defined contribution plan and a nonqualified supplemental thrift plan, imputed income on Company-sponsored life insurance, dividends on restricted stock and perquisites. A summary of the amounts included in this column is provided in the table below. Perquisites included in this column and provided to the NEOs include: reimbursement for tax planning services, financial planning services, mandatory physical evaluations, and use of company-owned tickets to athletic events. They also included limited personal use of the corporate aircraft for the CEO and his family.

(7)	Mr. Kaloski retired from the Company effective January 31, 2014.

(8)	Mr. Ferrara retired from the Company effective August 31, 2013.

(9)	Mr. Barlow left the Company effective July 18, 2013.

(10)

This amount includes all payments made in connection with Mr. Barlow’s departure from the Company, as disclosed in the Potential Payments Upon Termination or Change-of-Control Table beginning on page 76.

Summary of All Other Compensation

Name	Year	Company Fixed Contribution to the Qualified Plan	Company Match to the Qualified Plan	Company Match to the Non- Qualified Plan	Imputed Income on Life Insurance	Dividends on Restricted Stock	Perquisites		Vacation in Lieu of Time Off	Severance	Total
James L. Wainscott	2013	$7,650	$6,375	$22,375	$11,615	$0	$102,390	(a)	$0	$0	$150,405
	2012	7,500	6,250	22,500	11,615	9,595	105,554		0	0	163,014
	2011	7,350	6,125	22,625	6,215	32,168	77,663		0	0	152,146

David C. Horn	2013	7,650	6,375	9,563	9,717	0	10,905		0	0	44,210
	2012	7,500	6,250	9,688	9,717	1,200	11,792		0	0	46,147
	2011	7,350	6,125	9,813	6,329	2,400	7,455		0	0	39,472

John F. Kaloski	2013	7,650	6,375	7,750	8,577	0	1,590		0	0	31,942
	2012	7,500	6,250	7,875	8,577	1,200	12,435		0	0	43,837
	2011	7,350	6,125	8,000	8,577	2,400	12,604		0	0	45,056

Roger K. Newport	2013	7,650	6,375	2,625	1,211	0	4,035		0	0	21,896
	2012	7,500	6,250	2,148	1,138	2,178	6,809		0	0	26,023

Keith J. Howell	2013	7,650	6,375	1,625	1,067	0	5,036		0	0	21,753

Albert J. Ferrara, Jr.	2013	7,650	6,375	2,563	10,424	0	10,192		0	0	37,204
	2012	7,500	6,250	7,156	8,126	1,200	4,554		0	0	34,786
	2011	7,350	6,125	7,281	8,126	2,400	8,556		0	0	39,838

Gary T. Barlow	2013	5,665	4,721	0	759	0	5,588		8,077	615,000	639,810

(a)

Valuation of Personal Use of Corporate Aircraft:    The value of personal aircraft usage included in the number reported in this column is $96,340 for 2013 and is based upon the incremental cost of the usage to the Company. It includes fuel costs, trip-related crew travel expenses (such as hotels, meals and ground transportation), in-flight meals, landing and ground handling fees and taxes, trip-related engine maintenance service plan costs, and an allocated portion of plane maintenance costs based upon the average per hour flown. The calculation does not include fixed costs that would be incurred regardless of whether there is any personal use of the aircraft (e.g., aircraft purchase costs, depreciation, crew salaries and related benefit costs, and insurance costs).

GRANTS OF PLAN-BASED AWARDS TABLE

The table below summarizes equity and non-equity grants to the NEOs during the fiscal year ended December 31, 2013:

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards(3)			All Other Stock Awards: Number of Shares or Units	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards	Grant Date Fair Value of Awards
	Grant		Threshold	Target	Maximum	Threshold	Target	Maximum
Name	Date		($)	($)	($)	(#)	(#)	(#)	(#)(4)	(#)(5)(6)	($/Sh)(6)	($)(7)
James L. Wainscott		(1)	$0	$1,265,000	$2,530,000	—	—	—	—	—	—	—
		(2)	632,500	1,265,000	2,530,000	—	—	—	—	—	—	—
	01/23/13		—	—	—	88,250	176,500	264,750	—	—	—	$826,903
	01/23/13		—	—	—	—	—	—	114,600	—	—	526,014
	01/23/13		—	—	—	—	—	—	—	151,600	$4.590	397,192
David C. Horn		(1)	$0	$478,125	$956,250	—	—	—	—	—	—	—
		(2)	239,063	478,125	956,250	—	—	—	—	—	—	—
	01/23/13		—	—	—	16,550	33,100	49,650	—	—	—	$155,074
	01/23/13		—	—	—	`—	—	—	21,500	—	—	98,685
	01/23/13		—	—	—	—	—	—	—	28,400	$4.590	74,408
John F. Kaloski		(1)	$0	$423,750	$847,500	—	—	—	—	—	—	—
		(2)	211,875	423,750	847,500	—	—	—	—	—	—	—
	01/23/13		—	—	—	16,550	33,100	49,650	—	—	—	$155,074
	01/23/13		—	—	—	—	—	—	21,500	—	—	98,685
	01/23/13		—	—	—	—	—	—	—	28,400	$4.590	74,408
Roger K. Newport		(1)	$0	$234,000	$468,000	—	—	—	—	—	—	—
		(2)	117,000	234,000	468,000	—	—	—	—	—	—	—
	01/23/13		—	—	—	9,850	19,700	29,550	—	—	—	$92,295
	01/23/13		—	—	—	—	—	—	12,700	—	—	58,293
	01/23/13		—	—	—	—	—	—	—	16,900	$4.590	44,278
Keith J. Howell		(1)	$0	$192,000	$384,000	—	—	—	—	—	—	—
		(2)	96,000	192,000	384,000	—	—	—	—	—	—	—
	01/23/13		—	—	—	9,000	18,000	27,000	—	—	—	$84,330
	01/23/13		—	—	—	—	—	—	11,700	—	—	53,703
	01/23/13		—	—	—	—	—	—	—	15,500	$4.590	40,610
Albert E. Ferrara, Jr.		(1)	$0	$375,375	$750,750	—	—	—	—	—	—	—
		(2)	187,688	375,375	750,750	—	—	—	—	—	—	—
	01/23/13		—	—	—	12,250	24,500	36,750	—	—	—	$114,783
	01/23/13		—	—	—	—	—	—	15,900	—	—	72,981
	01/23/13		—	—	—	—	—	—	—	21,000	$4.590	55,020
Gary T. Barlow		(1)	$0	$165,000	$330,000	—	—	—	—	—	—	—
		(2)	$82,500	$165,000	$330,000	—	—	—	—	—	—	—
	01/23/13		—	—	—	8,200	16,400	24,600	—	—	—	$76,834
	01/23/13		—	—	—	—	—	—	10,600	—	—	48,654
	01/23/13		—	—	—	—	—	—	—	14,100	$4.590	36,942

(1)

The amounts reported in this row represent the range of potential awards under the threshold, target and maximum performance objectives established in January 2013 for the 2013 performance period under the Annual Incentive Plan, as described in the “Overview of Key Pay-for-Performance Components and Application to 2013 Executive Compensation” and “Annual Incentive Awards” sections of the Compensation Discussion and Analysis. The estimate is based on the NEO’s base pay on January 1, 2013. The amounts actually paid to each NEO for 2013 are set forth in the Summary Compensation Table at page 62.

(2)

The amounts reported in this row represent the range of potential awards under the threshold, target and maximum performance objectives established in January 2013 for the 2013-2015 performance period under the Long-Term Plan, as described in the “Overview of Key Pay-for-Performance Components and Application to 2013 Executive Compensation” and “Long-Term Incentive Awards” sections of the Compensation Discussion and Analysis. The estimate is based on the NEO’s base pay on January 1, 2013. No payments were earned or made to any NEO for the three-year performance period ending in 2013, as set forth in the Summary Compensation Table.

(3)

The amounts reported in this column represent the range of the potential number of performance shares representing a right to receive shares of the Company’s common stock that may be issued to each NEO for the 2013-2015 performance period under the Stock Plan. Terms applicable to the performance share grants reported in this column are described in the “Overview of Key Pay-for-Performance Components and Application to 2013 Executive Compensation” and “Equity Awards” sections of the Compensation Discussion and Analysis.

(4)

The amounts reported in this column represent the number of shares of restricted stock granted under the Stock Plan to each NEO in 2013. The restrictions on the transfer of the restricted stock grants made on January 23, 2013 reported in this column will lapse over a three-year period as follows: one-third lapsed on January 23, 2014, one-third will lapse on January 23, 2015 and one-third will lapse on January 23, 2016. Other terms applicable to the restricted stock grants reported in this column are described in the “Overview of Key Pay-for-Performance Components and Application to 2013 Executive Compensation” and “Equity Awards” sections of the Compensation Discussion and Analysis.

(5)

The amounts reported in this column represent the number of nonqualified stock options granted to each NEO under the Stock Plan in 2013. Each option represents a right to purchase a share of the Company’s common stock at a price established in an option award agreement at the time of the grant. The stock options reported in this column vest in three equal installments on January 23, 2014, 2015 and 2016. Other terms applicable to the stock options granted under the Stock Plan are described in the “Overview of Key Pay-for-Performance Components and Application to 2013 Executive Compensation” and “Equity Awards” sections of the Compensation Discussion and Analysis.

(6)

The exercise price for options granted under the Stock Plan equals the average of the high and low sales prices for the Company’s common stock on the grant date. If there were no sales of the Company’s common stock on the grant date, then the exercise price equals the weighted average of the mean between the high and low sales prices for the Company’s common stock on the nearest preceding trading day on which there were sales of the Company’s common stock.

(7)

The grant date fair value of restricted stock awards is calculated by multiplying the total number of shares granted times the fair market value of those shares. The fair market value of restricted stock is the average of the high and low sales prices of a share of the Company’s common stock on the grant date. The grant date fair value of stock options and performance shares are valued by the Company’s actuary in accordance with ASC Topic 718. A discussion of the assumptions used to calculate the grant date value of stock options and performance shares reported in this column is located in Note 11 to the consolidated financial statements included in our 2013 Annual Report.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE

The table below provides information as to all outstanding option awards and restricted and performance share awards held by the NEOs as of December 31, 2013:

Name	Option Award Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)		Option Exercise Prices ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(4)	Market Value of Shares or Units of Stock That Have Not Vested ($)(5)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(6)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(5)
James L. Wainscott							141,794	$1,162,711	353,000	$2,894,600
	01/20/05	40,000	0		$13.700	01/20/15
	01/18/07	80,000	0		16.755	01/18/17
	01/17/08	36,000	0		36.585	01/17/18
	01/21/09	107,654	0		9.210	01/21/19
	01/20/10	60,000	0		22.965	01/20/20
	01/19/11	59,333	29,667	(1)	14.570	01/19/21
	01/18/12	50,533	101,067	(2)	9.110	01/18/22
	01/23/13	0	151,600	(3)	4.590	01/23/23
David C. Horn							26,750	$219,350	66,200	$542,840
	01/20/05	10,000	0		$13.700	01/20/15
	01/19/06	10,000	0		7.885	01/19/16
	01/18/07	15,000	0		16.755	01/18/17
	01/17/08	6,750	0		36.585	01/17/18
	01/21/09	20,185	0		9.210	01/21/19
	01/20/10	10,093	0		22.965	01/20/20
	01/19/11	12,333	6,167	(1)	14.570	01/19/21
	01/18/12	9,466	18,934	(2)	9.110	01/18/22
	01/23/13	0	28,400	(3)	4.590	01/23/23
John F. Kaloski							27,552	$225,926	66,200	$542,840
	01/19/06	5,000	0		$7.885	01/19/16
	01/18/07	10,000	0		16.755	01/18/17
	01/17/08	6,750	0		36.585	01/17/18
	01/21/09	20,185	0		9.210	01/21/19
	01/20/10	10,093	0		22.965	01/20/20
	01/19/11	12,066	6,034	(1)	14.570	01/19/21
	01/18/12	9,466	18,934	(2)	9.110	01/18/22
	01/23/13	0	28,400	(3)	4.590	01/23/23
Roger K. Newport							33,712	$276,438	36,100	$296,020
	01/19/06	1,667	0		$7.885	01/19/16
	01/18/07	5,000	0		16.755	01/18/17
	01/17/08	2,750	0		36.585	01/17/18
	01/21/09	7,500	0		9.210	01/21/19
	01/20/10	4,125	0		22.965	01/20/20
	01/19/11	5,800	2,900	(1)	14.570	01/19/21
	01/18/12	4,700	9,400	(2)	9.110	01/18/22
	01/23/13	0	16,900	(3)	4.590	01/23/23

Name	Option Award Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)		Option Exercise Prices ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(4)	Market Value of Shares or Units of Stock That Have Not Vested ($)(5)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(6)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(5)
Keith J. Howell							32,655	$267,771	34,400	$282,080
	01/19/06	1,250	0		$7.885	01/19/16
	01/18/07	4,250	0		16.755	01/18/17
	01/17/08	2,375	0		36.585	01/17/18
	01/21/09	6,375	0		9.210	01/21/19
	01/20/10	3,625	0		22.965	01/20/20
	01/19/11	5,686	2,844	(1)	14.570	01/19/21
	01/18/12	4,700	9,400	(2)	9.110	01/18/22
	01/23/13	0	15,500	(3)	4.590	01/23/23
Albert E. Ferrara, Jr.							20,352	$166,886	19,055	$156,251
	01/18/07	7,500	0		$16.755	08/31/16
	01/17/08	5,000	0		36.585	08/31/16
	01/21/09	4,984	0		9.210	08/31/16
	01/20/10	7,476	0		22.965	08/31/16
	01/19/11	9,466	4,734	(1)	14.570	08/31/16
	01/18/12	7,000	14,000	(2)	9.110	08/31/16
	01/23/13	0	21,000	(3)	4.590	08/31/16
Gary T. Barlow							0	$0	0	$0
	05/26/10	3,600	0		$14.980	07/18/16
	01/19/11	5,400	2,700		14.570	07/18/16
	01/18/12	4,700	9,400		9.110	07/18/16
	01/23/13	0	14,100		4.590	07/18/16

(1)	These options became exercisable on January 19, 2014.

(2)	These options became, or will become, exercisable as follows: one-half on January 18, 2014 and one-half on January 18, 2015.

(3)	These options became, or will become, exercisable as follows: one-third on January 23, 2014, one-third on January 23, 2015 and one-third on January 23, 2016.

(4)	The restricted stock awards that had not vested as of December 31, 2013 have vesting dates as follows:

	Mr. Wainscott	Mr. Horn	Mr. Kaloski	Mr. Newport	Mr. Howell	Mr. Ferrara	Mr. Barlow
01/18/2014	22,939	4,672	4,851	3,533	3,533	3,543	0
01/19/2014	17,814	4,217	4,123	2,900	2,843	3,216	0
01/23/2014	26,034	4,397	4,576	4,234	3,900	3,350	0
05/23/2014	0	0	0	5,523	5,523	0	0
01/18/2015	22,939	4,671	4,851	3,533	3,533	3,543	0
01/23/2015	26,034	4,397	4,576	4,233	3,900	3,350	0
05/23/2015	0	0	0	5,523	5,523	0	0
01/23/2016	26,034	4,396	4,575	4,233	3,900	3,350	0

Total:	141,794	26,750	27,552	33,712	32,655	20,352	0

(5)

The dollar value shown in the column is calculated by multiplying the closing market price of the Company’s common stock as of December 31, 2013 ($8.20 per share) by the number of shares set forth in the preceding column.

(6)	The performance period end dates and vesting dates for Unearned Shares are as follows:

	Mr. Wainscott	Mr. Horn	Mr. Kaloski	Mr. Newport	Mr. Howell	Mr. Ferrara	Mr. Barlow
12/31/2014	176,500	33,100	33,100	16,400	16,400	13,611	0
12/31/2015	176,500	33,100	33,100	19,700	18,000	5,444	0

Total:	353,000	66,200	66,200	36,100	34,400	19,055	0

OPTION EXERCISES AND STOCK VESTED TABLE

The table below provides information for each option exercised and each stock grant that vested during the fiscal year ended December 31, 2013:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)(2)	Value Realized on Vesting ($)(2)(3)
James L. Wainscott	—	$—	85,827	$397,091
David C. Horn	—	—	28,701	119,698
John F. Kaloski	—	—	28,568	119,081
Roger K. Newport	—	—	15,333	62,477
Keith J. Howell	—	—	15,109	61,437
Albert E. Ferrara, Jr.	—	—	24,527	100,386
Gary T. Barlow	—	—	7,434	33,062

(1)

Value realized on exercise is calculated by multiplying the number of shares acquired upon exercise by the difference between (i) the average of the high and low sales prices for the Company’s common stock on the exercise date and (ii) the exercise price. There were no options exercised during 2013.

(2)

The amounts in these columns reflect the gross number of shares acquired upon vesting and the corresponding gross value realized, based upon such gross number of shares. The table below summarizes the net number of shares acquired on vesting and the corresponding net value realized by each NEO from this net number of shares. The net number of shares acquired on vesting has been calculated by subtracting (i) the actual number of shares that were withheld for tax purposes from (ii) the gross number of shares. The net value realized has been calculated by multiplying (a) the net number of shares acquired upon vesting by (b) the average of the high and low sales prices for the Company’s common stock on the respective vesting dates for each award of restricted stock that vested during the fiscal year ended December 31, 2013. There were no shares acquired during 2013 from performance share grants.

	Stock Awards
Name	Net Number of Shares Acquired on Vesting (#)	Net Value Realized on Vesting ($)
James L. Wainscott	51,539	$238,453
David C. Horn	18,909	78,760
John F. Kaloski	19,295	80,214
Roger K. Newport	10,190	41,289
Keith J. Howell	10,111	40,851
Albert E. Ferrara, Jr.	16,478	67,267
Gary T. Barlow	4,819	21,364

(3)

Value realized on vesting is calculated by multiplying (i) the number of shares acquired upon vesting of restricted stock by (ii) the average of the high and low sales prices for the Company’s common stock on the vesting date.

PENSION BENEFITS TABLE

The table below provides the benefit plan name, the number of years of creditable service and the present value of accumulated benefits as of December 31, 2013, and the payments, if any, made to each NEO during the last fiscal year:

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefits ($)(3)	Payments During Last Fiscal Year ($)
James L. Wainscott	AK Steel Corporation Non-Contributory Pension Plan(1)	18.75	$86,481	$0
	AK Steel Corporation Executive Minimum and Supplemental Retirement Plan	(2)	23,648,250	0
David C. Horn	AK Steel Corporation Non-Contributory Pension Plan(1)	13.08	47,083	0
	AK Steel Corporation Executive Minimum and Supplemental Retirement Plan	(2)	10,061,398	0
John F. Kaloski	AK Steel Corporation Non-Contributory Pension Plan(1)	11.21	34,166	0
	AK Steel Corporation Executive Minimum and Supplemental Retirement Plan	(2)	8,186,896	0
Roger K. Newport	AK Steel Corporation Non-Contributory Pension Plan(1)	28.78	1,025,656	0
	AK Steel Corporation Executive Minimum and Supplemental Retirement Plan	(2)	1,574,685	0
Keith J. Howell	AK Steel Corporation Non-Contributory Pension Plan(1)	16.83	63,683	0
	AK Steel Corporation Executive Minimum and Supplemental Retirement Plan	(2)	1,896,654	0
Albert E. Ferrara, Jr.	AK Steel Corporation Non-Contributory Pension Plan(1)	10.25	0	32,051
	AK Steel Corporation Executive Minimum and Supplemental Retirement Plan	(2)	6,889,773	0
Gary T. Barlow	AK Steel Corporation Non-Contributory Pension Plan(1)	N/A	0	0
	AK Steel Corporation Executive Minimum and Supplemental Retirement Plan	(2)	0	0

(1)

The Company’s full-time, non-represented salaried employees, including its NEOs, who were hired prior to January 31, 2009, are eligible for retirement benefits under a qualified benefit plan known as the Non-Contributory Pension Plan (the “NCPP”). Retirement benefits are calculated under the NCPP using one of two formulas: (i) a cash balance formula (the “Cash Balance Formula”) or (ii) a final average pay formula

(the “Final Average Pay Formula”). Eligibility for coverage under a particular formula typically is determined by the date on which a participant commenced employment with the Company. The NCPP was closed to new entrants and benefit accruals were frozen as of January 31, 2009. All of the participants in the NCPP are vested. The compensation taken into account in determining benefits under either formula is subject to the compensation limits imposed by the Internal Revenue Code.

Under the Cash Balance Formula, a participant’s account is credited monthly with (i) a service credit based on the participant’s years of service and eligible compensation for that month (service credits ceased after January 31, 2009, when the Company froze NCPP benefits), and (ii) an interest credit based on the participant’s account balance as of the beginning of the year and an interest rate as determined and defined in the Cash Balance Formula. For purposes of the Cash Balance Formula, eligible compensation generally includes the participant’s base salary and incentive compensation.

NCPP benefits for five of the NEOs (Messrs. Wainscott, Horn, Kaloski, Ferrara and Howell) are determined under the Cash Balance Formula. The estimated annual benefits payable to each of the NEOs under the Cash Balance Formula upon retirement at age 65 is: $8,834 for Mr. Wainscott, $4,120 for Mr. Horn, $2,826 for Mr. Kaloski, and $8,374 for Mr. Howell. Mr. Ferrara received his Cash Balance Formula payment of $32,051 when he left the Company in August 2013. Mr. Barlow did not participate in the NCPP and therefore received no payment when he resigned from the Company in July 2013. These estimates assume that (i) each NEO continues working for the Company until age 65, (ii) the Cash Balance Formula reflects service credits through January 31, 2009, and (iii) interest credits continue at current rates until age 65.

NCPP benefits for Mr. Newport are determined under the Final Average Pay Formula. Under the Final Average Pay Formula, a participant’s retirement benefits are calculated on the basis of his or her (i) number of years of credited service and (ii) average earnings which include base pay, annual bonuses, long term incentives, and overtime during the 60 consecutive months out of the last 120 months of service that yield the highest annual compensation, all determined as of January 31, 2009. Assuming Mr. Newport continues to work for the Company until he has 30 years of service, his annual benefit accrued to January 31, 2009 would be $60,002 to age 62 and $72,540 after age 62.

The above estimates of benefits provided under the Cash Balance Formula to each NEO are computed on a single life annuity basis and do not reflect any reduction resulting from a Social Security offset.

(2)

Credited service is not a component of the calculation of benefits under the Executive Minimum and Supplemental Retirement Plan (the “SERP”). It is, however, a component of vesting. The SERP uses a form of “graded vesting” under which a participant vests in 50% of his or her accrued benefit after a minimum requirement of five years of service as an officer of the Company and as an employee of the Company, and vests in an additional 10% of such benefit for each year of service as an employee of the Company in addition to such five years of service, up to 100% vesting after ten years of total service. Under these criteria, Mr. Wainscott, Mr. Horn and Mr. Newport are 100% vested, and Mr. Howell is 0% vested in the SERP. Messrs. Kaloski and Ferrara also were 100% prior to their departures from the Company. Mr. Barlow was not vested in the SERP at the time he left the Company. A discussion of the SERP is included in the “Pension and Other Retirement Benefits” section of the Compensation Discussion and Analysis. As discussed in the Compensation Discussion and Analysis, at its January 2014 meeting the Management Development and Compensation Committee locked participation in the SERP to existing participants.

(3)

The calculation of the present value of accumulated benefits begins with a calculation of the lump sum that would be payable upon the later of age 60 or the full vesting date. This lump sum has been calculated using a discount rate of 2.07% for lump sums paid in 2014, phased to 2.27% for lump sums to be paid in 2019 (if earned) and the IRS 2014 Unisex Mortality Table. The lump sum determined on these assumptions then is discounted back to December 31, 2013 at a discount rate of 4.97%. The valuation method and all material assumptions applied in quantifying the present value of the current accrued benefit can be found in Note 6 to the consolidated financial statements included in our 2013 Annual Report.

NONQUALIFIED DEFERRED COMPENSATION TABLE

The Company’s Supplemental Thrift Plan (the “STP”) is a nonqualified retirement plan that provides for Company matching contributions with respect to base salary that are not permitted to be taken into account under the Company’s Thrift Plan due to limits on earnings imposed by the Internal Revenue Code. The Company also has an Executive Deferred Compensation Plan (the “Deferred Plan”). None of the NEOs participate in the Deferred Plan. The table below provides information regarding the contributions, aggregate earnings and the total account balance for each NEO as of December 31, 2013 in the STP. The STP and the Deferred Plan are described in more detail in the “Overview of Other Key Compensation Components and Application to 2013 Executive Compensation” and “Pension and Other Retirement Benefits” section of the Compensation Discussion and Analysis.

Name	Plan	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)(1)	Aggregate Balance at Last Fiscal Year End ($)
James L. Wainscott	STP	—	$22,375	$6,242	$315,649
David C. Horn	STP	—	9,563	2,633	134,096
John F. Kaloski	STP	—	7,750	2,038	104,247
Roger K. Newport	STP	—	2,625	102	7,261
Keith J. Howell	STP	—	1,625	74	5,083
Albert E. Ferrara, Jr.	STP	—	2,563	1,673	82,259
Gary T. Barlow	STP	—	0	56	2,720

(1)

For the STP, the amount shown in this column is calculated based upon assumed earnings on each NEO’s account balance using an investment option within the Company-sponsored Thrift Plan known as the Fixed Income Fund.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-OF-CONTROL

The potential payments and benefits provided to an NEO upon his termination from, or a change-of-control of, the Company will vary depending upon the circumstances and the bases for the payments and benefits. The various bases for payments and benefits and circumstances which will impact the determination of post-termination or change-of-control payments and benefits are described below.

Bases for Determination of Payments upon Termination or Change-Of-Control

The Company has entered into severance and change-of-control agreements with each of the NEOs that provide post-termination and/or change-of-control benefits. The benefits provided under each of these agreements and the material terms of each, including the material conditions and obligations applicable to the receipt of payments and benefits under the agreements, are described in the “Post-Termination Benefits” section of the Compensation Discussion and Analysis, beginning at page 54. In addition, the termination of an NEO’s employment and/or a change-of-control may trigger payments or benefits under the Company’s Annual Incentive Plan, Long-Term Plan, Stock Plan and the SERP, each of which is described in the Compensation Discussion and Analysis.

Circumstances Impacting the Determination of Payments upon Termination or Change-Of-Control

There are various scenarios under which payments upon termination of employment or change-of-control are made. For purposes of the tables which follow, these scenarios are assumed to be as follows:

Normal Retirement

This scenario assumes that the NEO has terminated his employment with the Company as of December 31, 2013 and would qualify for normal retirement under the terms of the Company’s Non-Contributory Pension Plan (“NCPP”). The payments and benefits listed in the table below with respect to “Normal Retirement” represent payments and benefits beyond those to which the NEO would be entitled if he qualified for and elected retirement under the terms of the NCPP. Payments to the NEOs under the NCPP that have vested as of December 31, 2013 are set forth above in the Pension Benefits Table, at page 72.

Involuntary Termination without Cause (No Change-of-Control)

This scenario assumes that the Company has involuntarily terminated the employment of the NEO without cause as of December 31, 2013. It also assumes that there has been no change-of-control of the Company.

Disability

This scenario assumes that the NEO became permanently and totally disabled, as provided under the Company’s long-term disability plan, as of December 31, 2013.

Death

This scenario assumes that the NEO died on December 31, 2013, while employed by the Company.

Change-of-Control

This scenario assumes that there has been a change-of-control of the Company and that within 24 months following the change-of-control (a) the Company involuntarily terminated the employment of the NEO without cause, or (b) the NEO voluntarily terminated his employment with the Company for good reason.

Under the terms of the change-of-control agreements entered into between the Company and each of the NEOs, “good reason” includes the assignment of duties inconsistent with the NEO’s qualifications, a demotion or diminution in job responsibilities, a reduction in annual base salary, a requirement that the NEO be based anywhere other than the principal executive offices of the Company as they existed prior to the change-of-control, a failure to pay compensation due to the NEO, a failure of the Company to continue in effect any compensation plan in which the NEO participated at the time of the change-of-control, a material reduction in benefits under the SERP, the failure of the Company to obtain the agreement of any successor corporation to assume and agree to perform the change-of-control agreements, and a failure by the Company to give proper notice or otherwise comply with the procedural requirements for involuntary termination without cause.

The table below summarizes the potential payments resulting from the various scenarios set forth above for each of the NEOs:

Event	James L. Wainscott	David C. Horn	John F. Kaloski	Roger K. Newport	Keith J. Howell	Albert E. Ferrara, Jr.(17)	Gary T. Barlow(18)
Normal Retirement
Unvested Stock Options(1)	$547,276	$102,524	$102,524	$61,009	$55,955	$75,810	$0
Prorated Annual Incentive Plan(2)	0	0	0	0	0	0	0
Long-Term Plan(3)	0	0	0	0	0	0	0
Prorated Performance Shares at Target(4)	1,447,300	271,420	271,420	143,500	138,853	156,251	0

Total	$1,994,576	$373,944	$373,944	$204,509	$194,808	$232,061	$0
Involuntary Termination Without Cause (No Change-of-Control)
Unvested Stock Options(1)	$547,276	$102,524	$102,524	$61,009	$55,955	$0	$50,901
Annual Incentive Plan(5)	2,150,500	573,750	508,500	280,800	230,400	0	185,773
Long-Term Plan(3)	0	0	0	0	0	0	0
Health and Welfare Benefits(6)	56,812	41,891	35,247	42,285	41,384	0	35,514
Cash Severance(7)	2,300,000	956,250	847,500	540,000	480,000	0	450,000

Total	$5,054,588	$1,674,415	$1,493,771	$924,094	$807,739	$0	$722,188
Death/Disability
Unvested Stock Options(1)	$547,276	$102,524	$102,524	$61,009	$55,955	$0	$0
Unvested Stock Awards(8)	1,162,711	219,350	225,926	276,438	267,771	0	0
Prorated Annual Incentive Plan(2)	0	0	0	0	0	0	0
Long-Term Plan(3)	0	0	0	0	0	0	0
Prorated Performance Shares at Target(4)	1,447,300	271,420	271,420	143,500	138,853	0	0
Incremental SERP(9)	0	0	0	206,760	372,707	0	0

Total	$3,157,287	$593,294	$599,870	$687,707	$835,286	$0	$0
Change-of-Control
Unvested Stock Options(10)	$547,276	$102,524	$102,524	$61,009	$55,955	$0	$0
Unvested Stock Awards(10)	1,162,711	219,350	225,926	276,438	267,771	0	0
Annual Incentive Plan(11)	6,072,000	2,295,000	2,034,000	894,693	732,167	0	0
Prorated Performance Shares at Target(12)	1,447,300	271,420	271,420	143,500	138,853	0	0
Prorated Long-Term Plan at Target(13)	1,265,000	478,125	423,750	234,000	192,000	0	0
Incremental SERP(14)	4,328,437	0	0	1,518,362	1,574,497	0	0
Health and Welfare Benefits(15)	85,218	83,781	70,494	56,380	55,178	0	0
Cash Severance(16)	3,450,000	1,912,500	1,695,000	720,000	640,000	0	0

Total	$18,357,942	$5,362,700	$4,823,114	$3,904,382	$3,656,421	$0	$0

(1)

Under the terms of the Stock Plan, a participant ordinarily may only exercise stock options granted under the Stock Plan while still employed by the Company. If, however, a participant dies, becomes disabled, retires or is involuntarily terminated without cause, the participant (or, in the case of death, his or her beneficiary) has a period of three years after such triggering event to exercise stock options granted under the Stock Plan. The amounts reported in this row represent the value as of December 31, 2013 of the unexercised stock options granted to each NEO. These amounts assume that all of the NEO’s unexercised stock options as of December 31, 2013 were exercised on December 31, 2013 and were calculated based on the closing market price of the Company’s common stock ($8.20) on the last day that stock traded (December 31, 2013) during the Company’s 2013 fiscal year, less the option exercise price per share. Stock options that had an exercise price above $8.20 as of December 31, 2013 were treated as having no value for purposes of the amounts reported in this row.

(2)

Under the terms of the Annual Incentive Plan, if a participant dies, becomes disabled, or retires during a performance period, the participant (or, in the case of death, his or her beneficiary) is entitled to receive a prorated incentive award for that performance period based upon the portion of his or her participation during the period. For purposes of calculating the amounts reported in this row, the effective date of retirement, disability or death was assumed to have occurred on December 31, 2013. Using this assumption, to the extent that an incentive award was earned under the Annual Incentive Plan, the NEO would be entitled to the full amount of that award and no prorated calculation would be necessary. A discussion of the Annual Incentive Plan, and how incentive awards are determined under that plan, is described in the Annual Incentive Awards section of the Compensation Discussion and Analysis, beginning at page 49. An incentive award was earned by and paid to each NEO for the 2013 performance period. The amount of that award is reported in the Summary Compensation Table beginning at page 62.

(3)

Under the terms of the Long-Term Plan, if a participant dies, becomes disabled, retires or is involuntarily terminated without cause during a performance period, the participant (or, in the case of death, his or her beneficiary) is entitled to receive an amount equal to twice the amount already paid or to be paid to the participant on the performance award date occurring within that calendar year, less the amount of any performance award actually paid to the participant on the performance award date. Because the triggering event for purposes of this table is deemed to have occurred on December 31, 2013, the amount reported is equal to twice the amount of the Performance Award paid to the NEO for the 2010-2012 performance period, less the amount of the Performance Award for that period which the Company actually paid to the NEO in February 2013 pertaining to such performance period. A discussion of the Long-Term Plan, and how performance awards are determined under that plan, is described in the Long-Term Incentive Awards section of the Compensation Discussion and Analysis beginning at page 51.

(4)

Under the terms of the Stock Plan, if a participant dies, becomes disabled, or retires while holding performance shares, each performance share held by the participant is deemed to be earned on a prorated basis. The shares will be issued to the NEO (or, in the case of death, his or her beneficiary) at the conclusion of the applicable performance period at the same time as shares are issued to other participants whose employment did not terminate before the end of the period and will be prorated on the basis of the number of months of service by the NEO during the performance period, with the normal adjustment based upon the achievement of the performance goals during the entire performance period. For purposes of calculating the amounts reported in this row, it was assumed that the effective date of retirement, disability or death occurred on December 31, 2013, and that the Company will achieve the target performance level for both performance categories under the 2012-2014 performance period and the 2013-2015 performance period. Under these assumptions, each NEO would be entitled to receive a prorated portion (two-thirds for the 2012-2014 performance period and one-third for the 2013-2015 performance period) of the target payout for both performance periods. The performance level assumptions used to calculate the amounts reported in this row were selected merely to demonstrate the potential compensation that the NEOs could earn with respect to performance shares following certain triggering events and are not intended to provide any indication regarding future Company performance. A discussion of the Stock Plan and how performance shares are determined under that plan are described in the “Performance share awards” section of the Compensation Discussion and Analysis beginning at page 52.

(5)

Under the terms of the severance agreements entered into between the Company and each NEO, in the event an NEO’s employment is terminated without cause, that NEO is entitled to receive a lump sum payment separate from and in addition to his assigned target amount under the Annual Incentive Plan for the calendar year in which his date of termination occurs. In addition, each NEO is entitled to receive on a prorated basis the award, if any, under the Annual Incentive Plan to which such NEO would have been entitled with respect to such calendar year during which the termination occurred. The target amount assigned to each NEO under the Annual Incentive Plan for 2013, based on base pay on January 1, 2013, is reported in the Grants of Plan-Based Awards Table beginning at page 66. The payment in this chart has been calculated using each NEO’s actual base pay for twelve months ending December 31, 2013. Assuming a termination date of December 31, 2013, Mr. Wainscott would be entitled under his severance agreement to a lump sum payment equal to one and one-half times his assigned target amount under the Annual Incentive Plan for the 2013 performance period and each of the other NEOs would be entitled under their respective severance agreements to a lump sum payment equal to the amount of their assigned target amounts under the Annual Incentive Plan for the 2013 performance period. They also would receive an additional prorated Annual Incentive Plan award, which because the termination date is assumed to be December 31, 2013, would be equivalent to the award actually made for the 2013 performance period. Mr. Barlow’s Annual Incentive Plan total of $185,773 includes a cash severance payment of $165,000 in 2013 and $20,773 paid in 2014 for his prorated portion of the Annual Incentive Award for 2013. Absent the application of the severance agreements, an NEO would not be entitled to any payment under the Annual Incentive Plan for the performance period in which he is terminated.

(6)

Under the terms of the severance agreements entered into between the Company and each NEO, in the event an NEO’s employment is terminated without cause the NEO is entitled to continue to receive certain employment benefits for the duration of his “severance period.” The term “severance period” is either six or twenty-four months for Mr. Wainscott and either six or eighteen months for the other NEOs, depending upon whether they execute releases of all claims relating to their employment in favor of the Company. The shorter term applies if the NEO does not execute a release of all claims in favor of the Company relating to his employment and the longer term applies if he does execute such a release. The employee benefits reported in this row include an executive physical, tax preparation and financial planning, life insurance and annual cost of health insurance for the applicable severance period. For purposes of this table, the severance period is assumed to be the maximum period available to each NEO.

(7)

Under the terms of the severance agreements entered into between the Company and each NEO, an NEO who is involuntarily terminated without cause is entitled to receive cash severance benefits in an amount equal to the NEO’s base salary for a period of six months in a single, undiscounted lump sum. If the NEO executes an agreement releasing the Company from any liability for claims relating to the NEO’s employment with the Company, the NEO is also entitled to receive an additional lump sum severance payment in an amount equal to 18 months of base salary (in the case of Mr. Wainscott) or 12 months of base salary (in the case of the other NEOs). The amounts calculated for this row assume that the termination occurred on December 31, 2013.

(8)

Under the terms of the Stock Plan, if a participant dies or becomes disabled, then all outstanding restrictions on his or her unvested restricted stock automatically lapse. The amounts reported in this row represent the value of the unvested restricted stock granted to each NEO under the Stock Plan assuming death or disability occurred on December 31, 2013. Amounts were calculated based on the closing market price of the Company’s common stock ($8.20) on the last day that stock traded (December 31, 2013) during the Company’s 2013 fiscal year.

(9)

The amounts reported in this row represent the incremental value of the SERP benefit calculated for each NEO, assuming death or disability on December 31, 2013, in excess of the vested amount payable due to retirement as of December 31, 2013. In other words, this row excludes any amounts to which the NEO would be entitled under the terms of the SERP if he left the Company as of December 31, 2013 without assuming death or disability. These amounts are based on the benefits underlying the present values in the Pension Benefits Table beginning on page 72. The SERP benefit payments include an offset in the amounts payable equal to benefits attributable to certain non-elective contributions by the Company to a participant’s account in a tax-qualified defined contribution plan sponsored by the Company. For participants younger than age 55, the death benefit was reduced actuarially to account for immediate payment as of December 31, 2013, and a 2.07% discount rate was used to calculate the lump sum present value.

(10)

Under the terms of the change-of-control agreements entered into between the Company and each NEO, upon a triggering event and the execution of a full release of claims in favor of the Company, the NEO is entitled immediately to (a) exercise all stock options awarded to the NEO under the Stock Plan from the effective date of the release until the earlier of the third anniversary of the date of termination or the date the option expires under its own terms, and (b) unrestricted ownership of all shares of restricted stock granted to the NEO under the Stock Plan. Under the terms of the Stock Plan, as of the effective date of a change-of-control of the Company all outstanding stock options become immediately exercisable, all restrictions on the transfer of unvested restricted stock lapse, and all performance shares are deemed earned at the target amount assigned to each award, with payment prorated based upon the number of full months of the performance period with respect to each award that has lapsed as of the effective date of the change-of-control.

(11)

Under the terms of the change-of-control agreements entered into between the Company and each NEO, upon a triggering event the NEO is entitled to receive a lump sum payment equal to (a) between two and three times the greatest of (i) the NEO’s assigned target amount under the Annual Incentive Plan for the calendar year in which the termination occurs, (ii) the amount paid to the NEO under the Annual Incentive Plan for the calendar year immediately preceding the calendar year in which the date of termination occurs, or (iii) the average of the amounts paid or payable to the NEO under the Annual Incentive Plan for each of the three calendar years immediately preceding the calendar year in which the date of termination occurs, less (b) any amounts otherwise paid or payable to the NEO under the Annual Incentive Plan with respect to the calendar year immediately preceding the calendar year in which the date of termination occurs, plus (c) the NEO’s assigned maximum amount under the Annual Incentive Plan for the year in which the date of termination occurs, prorated based upon the employment period during such year. For Messrs. Wainscott, Horn and Kaloski, the multiple to be used is three. For Messrs. Newport and Howell, the multiple to be used is two. The amounts reported in this row assume that the termination occurred on December 31, 2013.

(12)

Under the terms of the Stock Plan, if a change-of-control occurs and a participant has outstanding grants of performance shares, each grant held by the participant is deemed to be earned at the target amount assigned to the participant on a prorated basis based upon the number of full months of the performance period with respect to each award that have elapsed as of the effective date of the change-of-control. The prorated payment will be made to the NEO as soon as administratively feasible following the effective date of the change-of-control. The amounts reported in this row assume that the effective date of change-of-control occurred on December 31, 2013.

(13)

Under the terms of the change-of-control agreements entered into between the Company and each NEO, upon a triggering event the NEO is entitled to receive a lump sum payment equal to the incentive payment with respect to any completed performance period under the Long-Term Plan that has not been paid as of the date of the NEO’s termination (which amount shall not be less than it would be if calculated at the NEO’s assigned target amount under the Long-Term Plan), plus a prorated amount of the incentive award with respect to any incomplete performance period calculated at the NEO’s assigned target amount under the Long-Term Plan for each such performance period. The amounts reported in this row assume that the effective date of the change-of-control occurred on December 31, 2013.

(14)

The amounts reported in this row represent the incremental value of the SERP calculated under each NEO’s change-of-control agreement in excess of the vested amount as of December 31, 2013. In other words, this row excludes any amounts to which the NEO would be entitled if he retired on December 31, 2013 regardless of whether a change-of-control had occurred on or before that date, which amounts are based on the benefits underlying the present values in the Pension Benefits Table beginning on page 72, adjusted to reflect commencement at the earliest possible date on or after December 31, 2013. These adjustments include a payment date of December 31, 2013 or age 55, if later, a reduction in benefits to reflect commencement prior to age 60, and a 2.07% discount rate used to calculate the lump sum present value. Under the SERP, if a participant elects to commence payments early following his or her 55th birthday instead of after his or her 60th birthday, the payments will be reduced to the actuarial equivalent of the regular payments based upon the participant’s age and certain actuarial assumptions. However, in the event of a change-of-control, there would be no such actuarial reduction for commencement of a participant’s benefit before age 60. The SERP benefit payments include an offset in the amounts payable equal to benefits attributable to certain non-elective contributions by the Company to a participant’s account in a tax-qualified defined contribution plan sponsored by the Company. The amounts reported in this row assume that the effective date of the change-of-control occurred on December 31, 2013.

(15)

Under the terms of the change-of-control agreements entered into between the Company and each NEO, in the event of a change-of-control the NEO is entitled to continue to receive certain employment benefits for six months. If the NEO executes a full release of claims relating to his employment in favor of the Company, the NEO is entitled to receive additional weeks of benefits for up to 18 or 30 months. For Messrs. Wainscott, Horn and Kaloski, the period to be used is 30 months. For Messrs. Newport and Howell, the period to be used is 18 months. The amounts calculated for this row assume that the effective date of the change-of-control and termination occurred on December 31, 2013. The employee benefits reported in this row include an annual executive physical, tax preparation and financial planning, life insurance and annual cost of health insurance for the applicable severance period. For purposes of this table, the severance period is assumed to be the maximum period available to each NEO.

(16)

Under the terms of the change-of-control agreements entered into between the Company and each NEO, upon a triggering event the NEO is entitled to receive cash severance benefits in an amount equal to six months of the NEO’s base salary in a single, undiscounted lump sum payment. If the NEO executes a full release of claims relating to his employment in favor of the Company, the NEO is entitled to receive additional cash severance in a single, undiscounted lump sum in an amount equal to 18 or 30 months of the NEO’s base salary. For Messrs. Wainscott, Horn and Kaloski, the period to be used is 30 months. For Messrs. Newport and Howell, the period to be used is 18 months. The amounts calculated for this row assume that the effective date of the change-of-control and termination occurred on December 31, 2013.

(17)	Mr. Ferrara retired effective August 31, 2013. As such, only the actual payments made to Mr. Ferrara in 2013 in connection with his retirement are provided.

(18)	Mr. Barlow left the Company effective July 18, 2013. As such, only the actual payments made to Mr. Barlow in 2013 in connection with his departure are provided.

AUDIT COMMITTEE REPORT

In accordance with its written charter adopted by the Board of Directors, the Audit Committee (the “Committee”) of the Board assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company. During 2013, the Committee met ten times and discussed the interim quarterly financial results with the Company’s Chief Financial Officer and its independent registered public accounting firm (the “independent auditors”), prior to public release. In February 2013, following a competitive process to determine what audit firm would serve as the Company’s independent registered public accounting firm for 2013, the Committee retained Ernst & Young LLP.

In discharging its oversight responsibility as to the audit process, the Committee obtained from the independent auditors a formal written statement describing all relationships between the independent auditors and the Company that might bear on the independent auditors’ independence consistent with Public Company Accounting Oversight Board (“PCAOB”) Ethics and Independence Rule 3526, “Communication with Audit Committees Concerning Independence,” discussed with the independent auditors any relationships that may impact their objectivity and independence and satisfied itself as to the auditors’ independence. In addition, the Committee has received written material addressing the independent auditors’ internal quality control procedures and other matters, as required by the New York Stock Exchange listing standards. The Committee also discussed with Management, the internal auditors and the independent auditors the quality and adequacy of the Company’s internal controls and the organization, responsibilities and staffing of the internal audit function. The Committee reviewed with the Company’s independent auditors and its internal auditors their respective audit plans, audit scope and identification of audit risks. The Committee has implemented a formal pre-approval process for non-audit fee spending and it seeks to limit this spending to a level that keeps the core relationship with the independent auditors focused on financial statement review and evaluation.

The Committee discussed and reviewed with the Company’s independent auditors all communications required by auditing standards of the PCAOB (United States), including those described in PCAOB Auditing Standard No. 16, “Communications with Audit Committees,” and Rule 2-07, “Communication with Audit Committees,” of Regulation S-X and, with and without Management present, discussed and reviewed the results of the independent auditors’ examination of the financial statements. In addition, the Committee has discussed various matters with the independent auditors related to the Company’s consolidated financial statements, including all critical accounting policies and practices used, all alternative treatments for material items that have been discussed with Company Management, and all other material written communications between the independent auditors and Management.

The Committee has discussed and reviewed with Management and the Company’s independent auditors the Company’s audited consolidated financial statements as of and for the year ended December 31, 2013, Management’s assessment of the effectiveness of the Company’s internal control over financial reporting, and the independent auditors’ evaluation of the effectiveness of the Company’s internal control over financial reporting. Management has the responsibility for the preparation of the Company’s financial statements and for establishing and maintaining adequate internal control over financial reporting and the independent auditors have the responsibility for expressing opinions on the conformity of the Company’s audited consolidated financial statements with accounting principles generally accepted in the United States of America and on the effectiveness of the Company’s internal control over financial reporting.

Based on the above-mentioned review and discussions with Management and the Company’s independent auditors, the Committee recommended to the Board that the Company’s audited consolidated financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2013, for filing with the Securities and Exchange Commission.

THE AUDIT COMMITTEE

William K. Gerber, Chair

Dennis C. Cuneo

Ralph S. Michael, III

Shirley D. Peterson

Dr. James A. Thomson

PRINCIPAL ACCOUNTING FIRM FEES

The table below provides the aggregate fees paid or accrued by the Company to its independent registered public accounting firms Ernst and Young LLP (“EY”) for the year ended December 31, 2013, and Deloitte & Touche LLP (“D&T”) for the year ended December 31, 2012:

	EY 2013	D&T 2012
Audit Fees(1)	$2,254,938	$3,241,200
Audit-Related Fees(2)	0	370,600

Total Audit and Audit-Related Fees	2,254,938	3,611,800
Tax-Related Fees(3)	73,110	677,419
All Other Fees	0	0

Total	$2,328,048	$4,289,219

(1)

Includes fees for the integrated audit of annual consolidated financial statements and reviews of unaudited quarterly consolidated financial statements, audits of internal controls over financial reporting, fees for audits required for regulatory reporting by the Company’s insurance subsidiaries and consents related to filings with the Securities and Exchange Commission. This category includes services related to the capital market transactions completed during the respective year. In 2012, this category included fees for statutory audits of certain foreign subsidiaries.

(2)	Includes audit-related fees for audits of employee benefit plans in 2012 and agreed-upon procedure engagements.

(3)	Primarily fees for tax compliance in 2012, tax planning and tax audits.

The Audit Committee annually approves the scope and fees payable for the year-end audit, statutory audits and employee benefit plan audits to be performed by the independent registered public accounting firm for the next fiscal year. Management also defines and presents to the Audit Committee specific projects and categories of service, together with the corresponding fee estimates related to the services requested. The Audit Committee reviews these requests and, if acceptable, pre-approves the engagement of the independent registered public accounting firm. The Audit Committee authorizes its Chair to pre-approve all non-audit services on behalf of the Audit Committee during periods between regularly scheduled meetings, subject to ratification by the Audit Committee. For 2012 and 2013, the Audit Committee, either itself directly or through its Chair, pre-approved all fees. The Company’s Chief Financial Officer summarizes on an annual basis the external auditor services and fees paid for pre-approved services and reports on a quarterly basis if there are any new services being requested requiring pre-approval by the Audit Committee.

All of the services provided by EY in 2013 and D&T in 2012 were approved in accordance with the foregoing policies and procedures.

As previously disclosed by the Company, in February 2013 the Audit Committee completed a competitive process to determine what audit firm would serve as the Company’s independent registered public accounting firm for the year ending December 31, 2013. On February 22, 2013, the Audit Committee determined to dismiss D&T as the Company’s independent registered public accounting firm effective immediately following the Company’s filing of its Annual Report on Form 10-K for the year ended December 31, 2012 (“2012 Annual Report”). On February 28, 2013, the Company filed its 2012 Annual Report and dismissed D&T as its independent registered public accounting firm.

The reports of D&T on the Company’s consolidated financial statements as of and for the years ended December 31, 2012 and 2011 did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles.

During the years ended December 31, 2012 and 2011, and through February 28, 2013, there were no (a) disagreements with D&T on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to D&T’s satisfaction, would have caused D&T to make reference to the subject matter thereof in connection with its reports for such years; or (b) reportable events, as described under Item 304(a)(1)(v) of Regulation S-K.

Also as previously disclosed, contemporaneous with the determination to dismiss D&T, the Audit Committee engaged EY as the Company’s independent registered public accounting firm for the year ending December 31, 2013, also to be effective immediately following the filing of the Company’s 2012 Annual Report. On February 28, 2013, the Company filed its 2012 Annual Report and its engagement of EY as its independent registered public accounting firm became effective. During the years ended December 31, 2012 and 2011, and the subsequent interim period through February 28, 2013, the Company did not consult with EY regarding any of the matters or events set forth in Item 304(a)(2) of Regulation S-K.

ADVISORY VOTE TO RATIFY APPOINTMENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

(Proposal No. 2 on the proxy card)

The Audit Committee of the Board of Directors appointed Ernst & Young LLP (“EY”) as the Company’s independent registered public accounting firm for the current fiscal year. The Audit Committee and the Board of Directors seek to have the stockholders ratify this appointment. Representatives of EY are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they so desire and will respond to appropriate questions.

Although stockholder ratification is not required under the laws of the State of Delaware, the Audit Committee and the Board are submitting the appointment of EY to the Company’s stockholders for an advisory vote on ratification at the Annual Meeting as a matter of good corporate governance in order to provide a means by which stockholders may communicate their opinion with respect to this matter. If the appointment of EY is not ratified by the stockholders, the Audit Committee may replace EY with another independent registered public accounting firm for the balance of the year or may decide to maintain its appointment of EY, whichever it deems to be in the best interests of the Company given the circumstances at that time.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE AUDIT COMMITTEE’S APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2014.

ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER

COMPENSATION

(Proposal No. 3 on the proxy card)

As set out more fully above in the Compensation Discussion and Analysis section beginning on page 33, the Board believes that the Company’s executive compensation program appropriately includes a substantial “pay-for-performance” component and that the actual compensation realized by the Company’s Executive Officers appropriately reflects their performance and the performance of the Company.

This pay-for-performance component of the executive compensation program is illustrated very well by the 2013 compensation of the NEOs shown in the Summary Compensation Table at page 62. In many respects, 2013 was a year of significant improvement for the Company. During 2013, the Company’s stock price increased by more than 78%. Its financial performance improved significantly over 2012. Its pension and other postretirement benefit obligations declined by $719 million. The Company’s quality performance continued to be very strong, garnering many awards and establishing several all-time bests. The Company’s safety performance was once again industry leading and tied its best year ever. From a commercial perspective, the Company experienced improved demand for its steel sold to the automotive market and its shipments to that important market increased year-over-year. The Company saw substantial progress in its strategic investments in Magnetation and AK Coal. AK Coal began its mining activities in mid-2013 and started ramping up production. Magnetation received the permits to begin construction of its pellet plant and made significant progress with that construction. Thus, there were substantial achievements by the Company in the face of continued challenges.

However, the challenging economic and business conditions that started with the deep recession in 2008 lingered for the domestic steel industry into 2013. Thus, despite all of the 2013 successes noted above, the Company still reported a net loss for 2013. In light of that financial performance, the only performance-based compensation paid to the Named Executive Officers (“NEOs”) under the Company’s executive compensation program was 10% of the potential award under the annual incentive plan that relates to safety performance. There were no payouts under the quality or financial components of that plan, no payouts under the Company’s long term performance plan, no payouts with respect to performance shares under the Company’s stock incentive plan, and no performance-based matches under the Company’s 401k plan. In addition, the base salaries of the NEOs were not increased in 2013 and the value of the equity grants awarded to them was reduced by approximately 50% compared to what was awarded in 2012. In short, 2013 is a clear example of the close relationship between pay and performance that is a bedrock principle of the Company’s executive compensation program. It also demonstrates in a very simple and objective way why a vote “for” this Proposal No. 3 is appropriate.

Chart Nos. 1 and 2 below demonstrate that approximately three quarters of each NEO’s total potential compensation for 2013 was directly linked to the performance of the Company.

Composition of Total Potential Compensation for 2013

Chart No. 1	Chart No. 2

Chart Nos. 3 and 4 below demonstrate that there is a direct link between executive pay and the Company’s performance. When the Company does not achieve the performance goals established by the Management Development and Compensation Committee (“Committee”) for the relevant performance periods, there is a direct negative impact on the amount of the performance-based compensation that is actually received by the NEOs. In fact, clearly demonstrating this link, the NEOs received only about 4% of the total performance-based compensation for which they were eligible in 2013.

Performance-based Compensation Actually Received for 2013

Chart No. 3	Chart No. 4

The actual compensation values, and the sources for those values, used in the above charts are provided in two tables on page 37.

Another key indicator of the close alignment between the Company’s performance and executive compensation is “realizable pay.” The Board believes that consideration of realizable pay in the context of analyzing pay for performance is appropriate for a variety of reasons, including the following:

•

A substantial portion of the compensation granted by the Committee to the CEO and reported in the Summary Compensation Table in this Proxy Statement at page 62 represented an incentive for future performance at the time it was awarded, not actual cash compensation.

•	Much of this incentive pay was never actually received for the years reported in the Summary Compensation Table and will not be received, if at all, for many years in the future.

•	If and when this incentive pay is realized, the amount realized may differ significantly from the amounts shown in the Summary Compensation Table, depending on how the Company actually performs.

In order to demonstrate the strong correlation between pay and performance under the Company’s executive compensation program, the graph below tracks annual realizable pay for Mr. Wainscott since 2009 and overlays the Company’s closing stock price as of the last business day of each year during that period. The year 2009 was chosen as a starting point because that provides a five-year look back at the relationship between pay and performance, which is long enough to show the clear link.

*

For purposes of this realizable pay analysis, the term “realizable pay” has been defined to include the following compensation items: (1) actual base pay, (2) incentive payouts and discretionary bonuses, if any, actually paid, (3) all other compensation actually paid, and (4) the intrinsic value of all equity grants made, measured at the end of the most recently completed fiscal year. A chart providing the actual data used to prepare the above chart is set forth on page 38.

The above graph illustrates the strong link between the Company’s executive compensation program and the Company’s performance in two ways. First, it demonstrates that there is a strong correlation between the realizable pay of the Company’s CEO and the value of the Company’s stock. Secondly, it demonstrates that there is a strong correlation between the realizable pay of the CEO and the Company’s financial performance, which has lagged since late 2008 as a result of the extraordinary recessionary conditions that impacted the domestic and global economies and from which the steel industry is still recovering.

In evaluating how to vote with respect to this executive compensation proposal, the Board believes that another relevant consideration is the extent to which the Committee has reached out to stockholders to seek input with respect to the Company’s executive compensation program and then taken action in response to that input. As discussed above in detail beginning on page 44, since 2012 the Company has reached out to a significant number of its shareholders to solicit their direct input with respect to its executive compensation program, including many of the Company’s largest stockholders. In 2013, such a dialogue took place both before and after the 2013 advisory vote on 2012 compensation, with the Chairman of the Committee participating in the discussions with stockholders that occurred after the 2013 advisory vote. Among other topics, the Committee received input from stockholders regarding the linkage between the Company’s executive compensation pay structure and its financial performance, tying executive compensation to long-term performance, the form and allocation of the equity components of executive compensation, and the Company’s Proxy Statement disclosures concerning its executive compensation program.

As a result of its annual review process and the feedback from stockholders discussed above, the Committee made several changes to the executive compensation program. First, it decided at its January 2013 meeting not to increase the base salaries of the Executive Officers. It also decided to reduce the aggregate value of the equity grants awarded to the Executive Officers by approximately 50% compared to the aggregate value of the grants awarded to them in 2012. In addition, the Committee recommended to the Board, and the Board approved, the replacement of all remaining “single-trigger” provisions included in Executive Officer change-in-control agreements with a “double-trigger” provision, and the elimination of the “gross-up” provision in those agreements with respect to the federal excise tax on “parachute payments.” Second, the Committee decided at its January 2014 meeting to close the Company’s Executive Minimum and Supplemental Retirement Plan, commonly referred to as a “SERP,” to any new participants and to replace it for those who become officers in the future with a new retirement plan referred to as the AK Steel Executive Retirement Income Plan that provides a reduced retirement benefit compared to the SERP. In summary, the Committee has reached out to its stockholders and has listened closely to them with respect to the Company’s executive compensation program.

Because your vote on this proposal is advisory, it will not be binding on the Board. The Board, however, respects all stockholder votes, both “For” and “Against” this proposal, and remains committed, through the Committee, to continued engagement with stockholders to ensure that the Company maintains an executive compensation program that is effective, appropriate and in the best interests of its stockholders. The Committee will consider the results of the voting on this proposal, as well as the feedback from stockholders discussed above, in establishing the Company’s executive compensation program and in determining the executive compensation packages for its Named Executive Officers in the future.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE FOLLOWING RESOLUTION TO APPROVE THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the Company’s Named Executive Officers, as disclosed in the Company’s Proxy Statement for the 2014 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission.”

APPROVAL OF AMENDMENT AND RESTATEMENT OF

THE COMPANY’S STOCK INCENTIVE PLAN

(Proposal No. 4 on the proxy card)

Introduction and Summary of the Proposed Amendment

The Management Development and Compensation Committee (for purposes of the discussion of this Proposal No. 4, the “Committee”) of the Board of Directors oversees the Company’s compensation program. Consistent with the compensation philosophy described in the Compensation Discussion and Analysis beginning at page 34, the Company’s Stock Incentive Plan (“Stock Plan”) provides the Board of Directors with the means for granting equity-based awards to the Company’s Directors, Executive Officers and key members of its management.

On March 20, 2014 the Board of Directors, at the Committee’s recommendation and subject to stockholder approval, approved amendments (the “Proposed Amendments”) to the Stock Plan in the form of an amendment and restatement of that plan (the “Amended Stock Plan”). If approved by the Company’s stockholders, the Proposed Amendments would (i) increase by 4,000,000 the total number of shares of common stock available in the share pool for the grant of stock option, restricted stock, restricted stock unit and performance share awards under the Stock Plan, and (ii) explicitly prohibit, in the absence of stockholder approval, the repricing or replacing of outstanding stock options.

With the exception of the Proposed Amendments (and certain administrative revisions to the Stock Plan conforming it to the Proposed Amendments), the terms of the Stock Plan remain unchanged in the Amended Stock Plan. The Company is requesting stockholder approval of the Proposed Amendments in the form of approval of the Amended Stock Plan. In the event that the stockholders do not approve the Amended Stock Plan, the Stock Plan would remain in full force and effect in its existing form without the Proposed Amendments.

As discussed further below, the Board of Directors believes that the Amended Stock Plan will facilitate the continuation of an important aspect of the Company’s compensation program and that approval of the Proposed Amendments is in the best interests of the Company and its stockholders.

Rationale for Proposed Amendments

The Committee believes that a principal purpose of equity grants under the Company’s Stock Plan is to enhance the commonality of interests between management and the Company’s stockholders by linking compensation to the Company’s performance and to appreciation in the market price of the Company’s common stock. Equity grants also are intended to encourage executives and other key members of management to remain in the employ of the Company and contribute to its performance by (1) deferring their ability to benefit from an equity grant until the equity vests and/or is earned based upon the Company’s performance, and (2) giving them an incentive to stay with the Company to help increase the value of the equity through their contributions to the performance of the Company. The Proposed Amendments are intended to facilitate the ability of the Committee to continue to plan for and make equity grants to achieve those goals.

Refreshing of Share Pool

The purpose of the first of the two Proposed Amendments is to increase the size of the share pool to ensure that an adequate number of shares will be available for future grants. As of December 31, 2013, there were approximately 3.0 million shares of the Company’s common stock in the share pool available for equity awards under the Stock Plan and approximately 4.5 million shares outstanding pursuant to previously granted awards under the Stock Plan. There are a variety of factors which impact the rate at which the shares currently in the share pool will be utilized, some of which are beyond the control of the Company. In light of the limited amount of shares remaining in the share pool, the Committee concluded that it would be appropriate to replenish the share pool by adding an additional 4.0 million shares to it, thereby increasing the number of remaining available shares to approximately 7.0 million. This increase will be accomplished by amending Section 4.1 of the Stock Plan to change the number of shares available for equity grants since the adoption of the Stock Plan from “19,000,000” to “23,000,000.”

In determining the appropriate amount of shares to propose to add to the Stock Plan’s share pool, the Committee (with assistance and input from the Company’s independent compensation consultant) and the Board carefully weighed a number of factors. These included, among others, the number of shares required to continue to make annual equity awards at levels consistent with prior practice, competitive conditions and market conditions, as well as the impact that the additional proposed shares would have on the Company’s overhang ratio. Applying the Institutional Shareholder Services, Inc. (“ISS”) publicly available burn rate methodology, the Company’s average annual burn rate over the past three years has been approximately 0.96%, below the 1.55% mean for Materials companies in the Russell 3000 determined by ISS for 2014 and substantially below ISS’s 2014 burn rate cap of 2.85% for Materials companies. In addition, the Company’s total overhang has in recent years been below the 25th percentile of its peer group, and even after including the 4.0 million shares proposed to be added to the share pool, the Company’s total overhang would remain below the peer group median. The tables below provide a summary of certain terms of grants made under the Stock Plan by the Company as of December 31, 2013, as well as recent historical burn rate and overhang figures.

Summary of Terms of Stock Plan Grants

Aggregate number of stock options outstanding under the Stock Plan	2,193,532
Weighted average exercise price of all outstanding stock options under the Stock Plan	$12.26
Weighted average remaining term of all outstanding stock under the Stock Plan	5.9
Aggregate number of full-value awards under the Stock Plan that have not vested or been earned	1,486,002
Total number of remaining shares available for grant under the Stock Plan	2,960,823

Historical Burn Rate(1)

For the Year Ended December 31,	Options Granted	Full Value Awards	Award Multiplier	Shares Outstanding at Fiscal Year End	Burn Rate (%)
2013	502,750	550,581	1.5	135,800,000	0.98%
2012	497,000	528,060	1.5	113,000,000	1.14%
2011	299,859	346,259	1.5	109,800,000	0.75%
Three Year Average Annual Burn Rate:					0.96%

(1)

The historical burn rate was calculated using ISS publicly available burn rate methodology, which is: (i) the amount of options granted in a fiscal year, plus (ii)(a) the full value awards (i.e., restricted stock) granted as reported in the Company’s Annual Report for the applicable year, multiplied by (b) 1.5, the applicable full value award multiplier (determined from ISS’s publicly available guidelines and based upon the Company’s annual stock price volatility), divided by (iii) the Company’s weighted average total common shares outstanding at the end of such year.

Historical Overhang(1)

For the Year Ended December 31,	Unexercised Stock Options, Unvested Restricted and Performance Shares	Fully-Diluted Shares	Overhang Due to Grants Outstanding (%)	Overhang Due to Future Available (%)	Total Overhang (%)
2013	3,679,534	143,020,435	2.57%	2.07%	4.64%
2012	3,159,808	143,214,480	2.21%	2.87%	5.08%
2011	2,486,904	117,884,645	2.11%	4.34%	6.45%
Three Year Average Annual Total Overhang:					5.39%

(1)

The “Overhang Due to Grants Outstanding” was calculated by taking (i) the total number of unexercised stock options, unvested restricted stock and performance shares at the end of the applicable year, divided by (ii) the weighted average total common shares outstanding at the end of such year. “Overhang Due to Future Available” is calculated by taking (i) the total number of shares available for grant under the SIP at the end of the applicable year, divided by (ii) the weighted average total common shares outstanding at the end of such year. “Total Overhang” is the sum of the “Overhang Due to Grants Outstanding” and “Overhang Due to Future Available”.

Prohibition on Repricing of Stock Options

With respect to the second of the two Proposed Amendments — the prohibition on repricing or replacing outstanding stock options — the Board is codifying within the Amended Stock Plan a formal policy that already exists in the Company’s Corporate Governance Guidelines. Section 6.3 of the Stock Plan would be amended to provide that, except in limited circumstances, the Company may not, without obtaining stockholder approval: (a) amend the terms of outstanding stock options to reduce their exercise price; (b) cancel outstanding stock options in exchange for stock options with an exercise price that is less than the exercise price of the stock options as originally granted; or (c) cancel outstanding stock options with an exercise price above the current market price of the Company’s common stock in exchange for cash, common stock or other consideration. The Board is including this express prohibition in the Amended Stock Plan as a matter of good corporate governance and for the same purposes that it originally adopted a substantially similar provision in the Corporate Governance Guidelines — namely, it would be inconsistent with the primary goal of the Company’s equity grant program (which is to enhance the commonality of interests between management and the Company’s stockholders) if the exercise price of stock options granted to Executive Officers and other members of management was reduced when the market price of the Company’s common stock remained flat or declined in the period following the grant of the options.

Summary of the Material Terms of the Amended Stock Plan

The Amended Stock Plan is the same as the Stock Plan except with respect to the Proposed Amendments discussed above (and certain administrative revisions to the Stock Plan conforming it to the Proposed Amendments). A summary of the material terms of the Amended Stock Plan is set forth below. Such summary is intended to facilitate a general understanding of the Amended Stock Plan, including the Proposed Amendments, and does not purport to be complete. The summary is qualified in its entirety by reference to the full text of the Amended Stock Plan, a copy of which is appended to this Proxy Statement as Annex A in the form of a blacklined, or comparison, copy of the existing Stock Plan to the Amended Stock Plan, with the Proposed Amendments identified.

Administration.    The Amended Stock Plan will continue to be administered by the Committee, all of the members of which must be (i) “non-employee directors” within the meaning of and to the extent required by Rule 16b-3 under the Exchange Act, (ii) “independent directors” under the rules and regulations of The New York Stock Exchange, and (iii) “outside directors” within the meaning of Section 162(m) of the Code. Among other functions, the Committee has the authority to determine the allocation of the shares available for issuance under the Amended Stock Plan among options, restricted stock, restricted stock units and performance share awards, the type of awards (options, restricted stock, and/or performance share awards, except that Directors may only receive restricted stock units), the number of shares subject to an award (except for awards to Directors, the size and type of which are specified in the terms of the Amended Stock Plan and are subject to certain conditions), and to determine the terms and conditions of awards. The Committee also has the authority to construe and interpret the Amended Stock Plan, establish, amend or waive rules and regulations for its administration, and amend the terms and conditions of any outstanding award (subject to the conditions provided in the Amended Stock Plan).

Eligibility.    All Directors and employees of the Company are eligible to participate in the Amended Stock Plan.

Number of Shares.    Awards under the Amended Stock Plan may be made with respect to an aggregate of 23,000,000 shares. No person may be granted awards under the Amended Stock Plan with respect to more than 600,000 shares in any calendar year. The number of shares covered by the Amended Stock Plan, including shares subject to outstanding options, will adjust automatically for any stock dividend or split, recapitalization, reclassification, merger, consolidation, combination or exchange of shares, or similar corporate change.

Term.    No awards may be made under the Amended Stock Plan on or after December 31, 2019.

Description of Awards

Options.    Options granted under the Amended Stock Plan are “Nonqualified Options,” which are options that do not qualify as “incentive stock options” within the meaning of Section 422 of the Internal Revenue Code (“Code”). Each option grant must be evidenced by a written agreement specifying the grant’s terms, including the number of shares covered, the exercise price, the first date the option may be exercised, any restriction on the transferability of shares obtained upon exercise of the option and the duration of the option. However, no option may be exercisable later than the tenth anniversary of the date of its grant. The purchase price for each share covered by an option is determined by the Committee at the date of grant but may not be less than 100% of the fair market value of the shares on the date of grant. For purposes of determining the purchase price of an option, the Company deems the fair market value of shares to be the average of the reported high and low sales price on the date of grant. Payment of the exercise price may be made with cash, with previously owned shares or by a combination of these methods. The Committee also may allow the cashless exercise of an option or other means of exercise that the Committee determines to be consistent with the Amended Stock Plan’s purpose and applicable law.

Performance Shares.    Each grant of performance shares under the Amended Stock Plan is expressed as a target number of shares of the Company’s common stock. The number of performance shares, if any, actually earned by and issued to the grantee under an award is based on the Company’s achievement over a three-year performance period (the “Performance Period”) of certain objectives with respect to specific performance categories established by the Committee for the Performance Period. For example, the performance categories for the current Performance Period (i.e., 2014 through 2016), as established by the Committee, are: (1) the Company’s total stockholder return (“TSR”), defined as appreciation in the price of the Company’s common stock plus reinvested dividends, if any, during the Performance Period relative to TSR during this same period of companies in the Standard & Poor’s 400 Midcap Index, and (2) the compounded annual growth rate (“CAGR”) of the price of the Company’s common stock over the Performance Period, using as the base the average closing price of the Company’s common stock for the last twenty trading days in December 2013 and as the final comparison price the average closing price of the Company’s common stock for the last twenty trading days in December 2016. One half of the total target number of shares under the performance share award may be earned based on the relative TSR performance, and the other one half may be earned based on the CAGR performance. For the TSR and CAGR categories, performance levels have been set that will earn Threshold, Target and Maximum payouts as follows:

Payout (stated as a % of category’s target shares)	TSR	Stock Price CAGR
Threshold (50%)	25th Percentile	5.0%
Target (100%)	Median	7.5%
Maximum (150%)	75th Percentile	10.0%

If the Threshold performance level is not achieved in a category as of the end of the Performance Period, then none of the shares tied to that category would be earned or issued. If at least the Threshold is achieved in the category, then shares will be earned and issued in an amount equal to the number of the award’s shares tied to that category, multiplied by a percentage determined by a straight-line interpolation between the level of the Company’s actual performance in that category and the above-stated payout percentages.

Restricted Stock.    The Amended Stock Plan authorizes the Committee to grant awards of restricted stock to individuals eligible to participate in the Amended Stock Plan. Each award of restricted stock must be evidenced by a written agreement that specifies the period of restriction, the number of shares subject to the award and such other provisions as may be determined by the Committee. The restrictions with respect to shares of restricted stock will lapse under the schedules set forth in the Amended Stock Plan and as summarized below.

Restricted Stock Units.    Under the Amended Stock Plan, the Committee is authorized to grant restricted stock units to members of the Board of Directors. Each restricted stock unit represents a right to receive a share of the Company’s common stock. Each award of restricted stock units must be evidenced by a written agreement specifying its terms, including the number of shares subject to the award, any vesting and forfeiture conditions and the time and form of settlement of the applicable restricted stock units. The Amended Stock Plan mandates that 50% of each Director’s annual retainer fee for services on the Board be paid in the form of awards of restricted stock or restricted Stock units, as determined by the Board, though each Director may elect prior to each calendar year to have more than 50% of his or her annual retainer fee, and/or a portion of any other fees to be earned in the calendar year for Board services, paid to him or her by such means. The Committee makes awards of restricted stock units throughout the calendar year, as administratively feasible, but not less than quarterly.

Limits on Transferability and Termination of Employment

Options.    Except as provided in the Amended Stock Plan, no option granted under the Amended Stock Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. In the event of a participant’s disability, any unvested stock options vest immediately and automatically. Subject to the terms of the Amended Stock Plan and the discretion of the Committee, an option may be exercised only while the holder is employed by the Company. However, upon a holder’s death, disability, retirement or involuntary termination for reasons other than cause, his or her outstanding options will be immediately exercisable and will remain exercisable for the periods set forth in the Amended Stock Plan.

Performance Shares.    Shares underlying a performance share award may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the termination of the applicable Performance Period and issuance of any shares earned under the terms of the award. Upon an award holder’s death, disability, or retirement during a Performance Period, unless the Committee provides otherwise, payment of a prorated number of shares based on the holder’s number of full months of employment during the Performance Period, and based on the levels of achievement in each performance category during the entire Performance Period, shall be made to the holder after termination of the Performance Period. If the holder’s employment terminates during a Performance Period for any other reason, unless the Committee provides otherwise, the award shall be forfeited and no payment shall be made.

Restricted Stock.    Shares underlying a restricted stock award may not be sold, transferred, assigned, pledged, encumbered or otherwise alienated or hypothecated until the period of restriction has lapsed. Unless otherwise provided by the Board, restrictions shall lapse, with respect to shares underlying a restricted stock award to an employee, with respect to 25% of such shares on each of the second through fifth anniversaries of the award, and with respect to shares underlying a restricted stock award to a director, upon completion of his or her full tenure on the Board or upon the date of his or her mandatory retirement from the Board by reason of age. In the case of retirement by all other holders of restricted stock, upon a participant’s retirement the restricted stock shall continue to vest over the normal course of its original vesting schedule. All outstanding restrictions on shares lapse in the case of death or disability of the holder. During the period of restriction, a holder of restricted stock may exercise full voting rights with respect to the underlying shares and is entitled to all dividends and other distributions paid on such underlying shares. Upon the lapse of the applicable period of restriction, the shares vest in the holder.

Restricted Stock Units.    Shares underlying a restricted stock unit award may not be sold, transferred, assigned, pledged, encumbered or otherwise alienated or hypothecated until the period of restriction has lapsed. The restrictions with respect to restricted stock units will lapse pursuant to the schedule set forth in each award agreement, provided that such schedule may not be inconsistent with the terms of the Amended Stock Plan. A restricted stock unit does not vest in the holder any rights as a stockholder until the date that such individual may receive shares of common stock pursuant to the terms of the award. During the period of restriction, a holder of restricted stock units is entitled to receive dividend equivalents to enable the holder to receive the value of all dividends and other distributions paid (with respect to shares of common stock) in the form of additional restricted stock units, which in turn shall be subject to the same restrictions as the restricted stock unit award to which they relate.

Change of Control.    Upon a “Change of Control” (as defined in the Amended Stock Plan) of the Company, all options, if not then exercisable, become immediately exercisable, any restrictions on the transfer of shares of restricted stock units immediately lapse, and the settlement date with respect to any outstanding restricted stock units may occur immediately or may be deferred to a later date, as elected by the holder in accordance with procedures established by the Company to ensure compliance with applicable law, including Section 409A of the Code. Except as otherwise provided in a performance share award, upon a Change of Control, shares underlying such award shall be deemed earned at the holder’s target amount under the award, and payment of a prorated number of shares based on the number of full months of the applicable Performance Period that have elapsed upon occurrence of the Change of Control shall be made to the holder as soon as feasible after the Change of Control. If the Company’s common stock is no longer traded on a national securities exchange at the date of the Change of Control, however, a holder of options, shares of restricted stock, restricted stock units and/or performance shares has the right to require the Company to make a cash payment to such holder in exchange for the surrender of such options, restricted stock, restricted stock units and/or performance shares.

Amendment and Discontinuance.    The Amended Stock Plan may be amended, altered or discontinued by the Board, but, except as specifically provided in the Amended Stock Plan, no amendment, alteration or discontinuance may be made that would in any manner adversely affect any outstanding option, restricted stock, restricted stock unit, or performance share award under the Amended Stock Plan without the written consent of the holder. Except as expressly provided in the Amended Stock Plan, the Amended Stock Plan may not be amended without stockholder approval to the extent such approval is required by law or the rules of any securities exchange on which the Company’s common stock is then listed.

The Amended Stock Plan has not been amended other than with respect to the Proposed Amendments discussed above (and certain administrative revisions to the Stock Plan conforming it to the Proposed Amendments).

Federal Income Tax Consequences

The following discussion is intended only as a brief discussion of the federal income tax rules relevant to awards of options, restricted stock, restricted stock units and performance shares. This summary is not intended to be exhaustive and does not address all matters relevant to all circumstances. Because individual circumstances may vary, the Company advises all participants to consult their own tax advisor concerning the tax implications of awards granted under the Stock Plan.

Nonqualified Stock Options.    Upon the grant of an option, the recipient will not recognize any taxable income and the Company will not be required to record any compensation expense. Upon the exercise of such an option, the excess of the fair market value of the shares acquired on the exercise of the option over the purchase price (the “spread”) will constitute compensation taxable to the holder as ordinary income. In determining the amount of the spread, the fair market value of the stock on the date of exercise is used, except that in the case of shares subject to the six month short-swing profit recovery provisions of Section 16(b) of the Exchange Act (generally Executive Officers), the fair market value usually will be determined at the expiration of the six-month period, unless the holder elects to be taxed based on the fair market value at the date of exercise. Any such election (a “Section 83(b) election”) must be made and filed with the Internal Revenue Service within 30 days after exercise in accordance with the regulations under Section 83(b) of the Code. The Company generally will be entitled to a deduction for federal income tax purposes in an amount equal to the compensation taxable to the holder as a result of exercise of the option in the Company’s taxable year in which the amount is included as income to the holder.

Restricted Stock.    A person who is granted a restricted stock award may make a Section 83(b) election to have the grant taxed as compensation income at the date of receipt, with the result that any future appreciation (or depreciation) in the value of the shares will be taxed as capital gain (or loss) upon a subsequent sale of the shares. However, if the recipient does not make a Section 83(b) election, the grant will be taxed as ordinary income at the full fair market value of the shares on the date that the restrictions imposed on the shares lapse. Unless a holder makes a Section 83(b) election, any dividends paid on shares subject to restrictions are ordinary income to the holder and compensation expense to the Company. The Company is generally entitled to a tax deduction for any compensation income taxed to the holder, subject to the provisions of Section 162(m) of the Code.

Restricted Stock Units.    The grantee will not be deemed to have received any taxable income at the time the restricted stock unit award is granted. Generally, restricted stock units (and dividend equivalents and other distributions paid with respect to those restricted stock units, if any) will be subject to income taxation based upon the fair market value of the shares underlying such stock units on each date that shares underlying the stock units are delivered or made available after the restriction period has lapsed. The Company is generally entitled to a tax deduction for any compensation income taxed to the holder, subject to the provisions of Section 162(m) of the Code.

Performance Shares.    The value of shares paid out pursuant to a performance share award will constitute compensation taxable to the recipient as ordinary income. The Company will generally be entitled to a deduction equal to the ordinary income realized by the recipient, subject to the provisions of Section 162(m) of the Code.

Plan Benefits

At this time it cannot be reasonably determined what benefits or amounts, if any, will be received by or allocated to any persons or group of persons under the Amended Stock Plan in future years. Such determinations are subject to the discretion of the Committee. However, grants of options, restricted stock, and performance share awards to the Named Executive Officers under the Stock Plan (without taking into account the Proposed Amendments submitted for stockholder approval in this Proposal No. 4) for each of the past three calendar years are set forth in the Summary Compensation Table beginning on page 62 of this Proxy Statement. Grants of restricted stock units to Directors during the last fiscal year are set forth in the Director Compensation Table beginning on page 30 of this Proxy Statement.

Stockholder Vote Required; Board Recommendation

The affirmative vote of a majority of the shares present in person or by proxy at the Annual Meeting and entitled to vote on the matter is required to approve the Amended Stock Plan.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL OF THE AMENDMENT AND RESTATEMENT OF THE COMPANY’S STOCK INCENTIVE PLAN.

Approval of Proposed Amendment to the Company’s Restated Certificate of Incorporation to

Increase the Number of Authorized Shares of Common Stock

(Proposal No. 5 on the proxy card)

Introduction and Summary of the Proposed Amendment

The Company’s Restated Certificate of Incorporation (the “Certificate”) currently authorizes the issuance of up to 200 million shares of common stock, par value $.01 per share. On March 20, 2014, the Board of Directors unanimously adopted a resolution approving, subject to the approval of the Company’s stockholders, an amendment to section (a) of the fourth Article of the Certificate to increase the total number of shares of common stock that the Company is authorized to issue from 200 million to 300 million shares.

The Board believes that it is advisable and in the best interests of the Company and its stockholders to increase the total number of authorized shares of common stock in order to provide the Company with greater flexibility in considering and planning for potential future corporate needs. The Company’s most recent proposal to its stockholders requesting an increase in the number of authorized shares was approved at the 1998 Annual Meeting of Stockholders, approximately sixteen years ago. At that time, the total number of authorized shares of common stock was increased to 200 million. As of December 31, 2013, of that 200 million shares of common stock currently authorized, only about 15.4 million shares remain available for issuance. As of that date, 136.4 million shares of the Company’s common stock are issued and outstanding. In addition, approximately 4.5 million shares of common stock have been reserved pursuant to previously granted awards under the Company’s Stock Incentive Plan (“Stock Plan”) and approximately 3.0 million shares of the Company’s common stock have been reserved for future issuance under the Stock Plan. The Company also has reserved approximately 37.5 million shares in connection with its 5.00% Exchangeable Notes due 2019 (the “Exchangeable Notes”). The total of these outstanding or reserved shares (136.4 million, 4.5 million, 3.0 million, and 37.5 million) is approximately 181.4 million. That amount would increase by 4.0 million shares to approximately 185.4 million in the event that the Company’s stockholders approve Proposal No. 4 of this Proxy Statement. That would leave only about 14.6 million shares, or 7.3% of the currently authorized share amount, available for future issuance. The pie chart below graphically illustrates the use of the currently authorized shares and the number which would still be available for issuance assuming that Proposal No. 4 is approved.

In the event that Proposal No. 4 is not approved, that would not have a significant impact on the percentage of currently authorized shares available for future issuance. That percentage would increase to only about 9.3%, representing about 18.6 million shares available for future issuance.

Text of the Proposed Amendment

The Company proposes to amend the existing language of section (a) of the fourth Article of the Certificate as follows (with additions in italics and deletions indicated by strike-through text):

“FOURTH: (a) The total number of shares of all classes of stock that the Corporation shall have authority to issue is 325,000,000 ~~225,000,000~~, consisting of 300,000,000 ~~200,000,000~~ shares of Common Stock, par value $.01 per share (the “Common Stock”), and 25,000,000 shares of Preferred Stock, par value $1.00 per share (the “Preferred Stock”).”

The proposed amendment of the Certificate will not affect the number of shares of preferred stock authorized. A copy of the Certificate as amended by the proposed change to the fourth Article is attached to this Proxy Statement as Annex B in the form of a blacklined, or comparison, copy of the existing Certificate to the Amended Certificate, with the proposed amendment to the fourth Article identified.

Rationale for the Amendment and Factors to Consider

The Board of Directors believes that the additional authorized shares of common stock will provide the Company with the necessary flexibility to utilize shares for various corporate purposes that may be identified in the future. These corporate purposes may include, but are not limited to, potential strategic transactions (such as mergers, acquisitions, and other business combinations), future stock splits and stock dividends, capital-raising or financing transactions, grants and awards under the Stock Plan, and other types of general corporate purpose transactions. We believe that it is important for the Company to have the flexibility to issue shares beyond the amounts remaining in the 200 million of currently authorized shares of common stock without the delay or expense associated with convening a special stockholders’ meeting to secure stockholder approval at that time. The Company currently does not have any plans, commitments, arrangements, understandings or agreements to issue any of the additional shares of common stock that would be authorized pursuant to the proposed amendment of the Certificate or any of the currently authorized and unissued shares of its common stock (except for shares of common stock that have been reserved in connection with the Exchangeable Notes and shares reserved pursuant to previously granted awards pursuant to the Stock Plan or for future issuance under the Stock Plan).

The additional authorized shares of common stock, if and when issued, would be part of the existing class of common stock and would have the same rights and privileges as the shares of common stock currently outstanding. The authorization of the additional shares of common stock sought by this proposal would not have any immediate dilutive effect on the proportionate voting power or other rights of existing stockholders but, to the extent that the additional authorized shares of common stock are issued in the future or are used in connection with securities convertible into shares of common stock, they may decrease existing stockholders’ percentage of equity ownership and thus could be dilutive to existing stockholders. Depending on the price at which such shares are issued, they also may have a negative effect on the market price of the common shares. Any such future issuances also could have a dilutive effect on the Company’s earnings per share and book value per share. In addition, although the Board has not proposed the increase in the total number of authorized shares of common stock with the intent of using the additional shares to prevent or discourage any actual or threatened takeover of the Company, under certain circumstances, such shares could have an anti-takeover effect. For example, the additional shares could be issued to dilute the stock ownership or voting rights of persons seeking to obtain control of the Company or could be issued to persons allied with the Board or Management, thereby having the effect of making it more difficult to remove Directors and Management by diluting the stock ownership or voting rights of persons seeking to effect such a removal or to otherwise effect a takeover of the Company. As such, if the proposed amendment is approved, the additional shares of authorized common stock may render more difficult or discourage a non-consensual merger, a tender offer or proxy contest, the assumption of control by a holder of a large block of the Company’s common stock, or the replacement or removal of the Company’s Board (and thus Management).

Applicable law requires that the Company disclose in connection with this proposal the provisions in its Certificate and By-laws that could have an anti-takeover effect. The following provisions of our Certificate or By-laws may have the anti-takeover effect of preventing, discouraging or delaying a change in the control of the Company: (i) our By-laws establish advance notice procedures with regard to stockholder proposals relating to the nomination of candidates for election as directors or new business to be brought before meetings of the Company’s stockholders, including that notice — which must include certain information specified in the By-laws — of such proposals be timely given (generally not less than 60 days nor more than 90 days prior to the first anniversary date of the annual meeting for the preceding year) in writing to the Company’s Secretary prior to the meeting at which the action is to be taken; (ii) our By-laws provide that special meetings may be called by the Board or the Chief Executive Officer, or upon written request delivered to the Chief Executive Officer by stockholders holding at least a majority of all the shares entitled to vote at the meeting. No business other than that stated in the notice may be transacted at any special meeting; provided, however, that matters given by or at the direction of the Board may be presented. In addition, the Company’s Chairman, in his or her sole discretion, may present, or accept for presentation, procedural matters. These provisions may have the effect of delaying consideration of a stockholder proposal until the next annual meeting unless a special meeting is called by the Board or the Company’s stockholders, as noted above; and, (iii) our Certificate provides for 25,000,000 authorized shares of preferred stock, which may enable the Company to render more difficult or to discourage an attempt to obtain control of it by means of a non-consensual merger, a tender offer, proxy contest, or otherwise. The Certificate grants our Board broad powers to establish the rights and preferences of authorized and unissued shares of preferred stock, which could be used to adversely affect the rights and powers, including voting rights, of stockholders and could also have the effect of delaying, deterring or preventing a change in control of the Company.

It is not the intended purpose of the proposed amendment to the Certificate, and the Board has no current intention or plan to employ the proposed increase in the Company’s authorized shares of common stock, to discourage or prevent any persons from attempting to take over the Company. Rather, the proposed amendment has been prompted by business and financial considerations, as set out above, and it is the intended purpose of the proposed amendment to the Certificate to provide greater flexibility to the Board in considering and planning for potential future corporate needs.

Stockholder Vote Required; Board Recommendation

In order to increase the number of authorized shares of a company’s common stock, the laws of the State of Delaware, under which the Company is incorporated, require an amendment to the Certificate. The affirmative vote of a majority of the outstanding shares of the Company’s common stock is required to approve this proposal. Abstentions and broker non-votes therefore will have the effect of votes “against” the proposal in this context. If the proposed amendment is approved, it will become effective upon the filing of a Certificate of Amendment to the Company’s Restated Certificate of Incorporation with the Secretary of State of the State of Delaware, which the Company would expect to file promptly following the Annual Meeting.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL OF THE AMENDMENT TO THE COMPANY’S RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF SHARES OF THE COMPANY’S AUTHORIZED COMMON STOCK FROM 200,000,000 SHARES TO 300,000,000 SHARES.

STOCKHOLDER PROPOSALS FOR THE 2015 ANNUAL MEETING

AND NOMINATIONS OF DIRECTORS

The Company’s By-laws establish an advance notice procedure with regard to certain matters, including stockholder proposals and nominations of individuals for election to the Board of Directors. Notice of a stockholder proposal or Director nomination for the 2015 Annual Meeting must be received by the Company no later than March 31, 2015 and no earlier than March 1, 2015, and must contain certain information and conform to certain requirements specified in the By-laws. If the Chairman determines at the Annual Meeting that a stockholder proposal or Director nomination was not made in accordance with the By-laws, the Company may disregard the proposal or nomination.

If a stockholder intends to present a proposal at the 2015 Annual Meeting of Stockholders and seeks to have the proposal included in the Company’s proxy materials in reliance on Rule 14a-8 under the Securities Exchange Act of 1934, the proposal must be submitted in writing and received by the Secretary of the Company no later than December 13, 2014. The proposal must also satisfy the other requirements of the rules of the Securities and Exchange Commission relating to stockholder proposals.

In addition, if a stockholder submits a proposal outside of Rule 14a-8 for the 2014 Annual Meeting, but the proposal complies with the advance notice procedure prescribed by the By-laws, then the Company’s proxy may confer discretionary authority on the persons being appointed as proxies on behalf of the Board of Directors to vote on the proposal.

Any proposals, as well as any related questions, should be directed to: Secretary, AK Steel Holding Corporation, 9227 Centre Pointe Drive, West Chester, Ohio 45069.

OTHER MATTERS

The Company’s audited financial statements as of and for the year ended December 31, 2013, together with the report thereon of Ernst & Young LLP, the Company’s independent registered public accounting firm for the year ended December 31, 2013, are included in the Company’s 2013 Annual Report under the Securities Exchange Act of 1934. A copy of the 2013 Annual Report on Form 10-K is included in the Company’s 2013 Annual Report to Stockholders and is being furnished to stockholders together with this Proxy Statement.

This Proxy Statement and the accompanying form of proxy will be furnished to stockholders on or about April 21, 2014, together with the 2013 Annual Report to Stockholders. In addition, the Company is requesting banks, brokers and other custodians, nominees and fiduciaries to forward the proxy materials to the beneficial owners of shares of the Company’s common stock held by them of record and will reimburse them for the reasonable out-of-pocket expenses they incur in complying with this request. The Company retained Georgeson Inc. to assist in the solicitation of proxies for a fee estimated to be $9,500 plus out-of-pocket expenses. Solicitation of proxies also may be made by officers and employees of the Company, via personal contacts, telephone or email. The cost of soliciting proxies will be borne by the Company.

The Board of Directors does not know of any matters to be presented at the meeting other than those set forth in the accompanying Notice of Meeting. However, if any other matters properly come before the meeting, it is intended that the holders of proxies will vote on the matter in their discretion.

By order of the Board of Directors,
David C. Horn
Secretary

West Chester, Ohio

April 21, 2014

ANNEX A

AK STEEL HOLDING CORPORATION

STOCK INCENTIVE PLAN

(as amended and restated as of March 20, 2014 ~~March 18, 2010~~)

AK STEEL HOLDING CORPORATION

STOCK INCENTIVE PLAN

(as amended and restated as of March 20, 2014 ~~March 18, 2010~~)

Article 1. Amendment and Restatement, Purpose, and Duration.

1.1    Amendment and Restatement of the Plan. AK Steel Holding Corporation, a Delaware corporation (the “Company”), previously established an incentive compensation plan known as the “AK Steel Holding Corporation Stock Incentive Plan” (the “Plan”). On March 20, 2014 ~~March 18, 2010~~, the Board of Directors of the Company adopted this amendment and restatement of the Plan, subject to the approval of the Company’s stockholders (the date of such stockholders’ approval being the “Effective Date”). For the terms and conditions of the Plan applicable to Awards granted before the Effective Date, refer to the version of the Plan in effect as of the date such Award was granted. The Plan permits the grant of Nonqualified Stock Options, awards of Restricted Stock, awards of Restricted Stock Units, and awards of Performance Shares.

1.2    Purpose of the Plan. The purpose of the Plan is to promote the success and enhance the value of the Company by linking the personal interests of directors, executive officers and key employees of the Company to those of the Company’s stockholders, and by providing these individuals with an incentive for outstanding performance. The Plan is further intended to enhance the Company’s ability to motivate, attract, and retain the services of these individuals upon whose judgment, interest, and special effort the successful conduct of its operation is largely dependent.

1.3    Duration of the Plan. The Plan shall remain in effect until all Shares subject to it shall have been purchased or acquired or are no longer available for Awards according to the Plan’s provisions, subject to the right of the Board to terminate the Plan at any time pursuant to Article 11 herein. In no event may an Award be granted under the Plan on or after December 31, 2019. Termination of the Plan shall not affect the rights of any person under an outstanding Award Agreement unless otherwise specifically provided in such Award Agreement.

Article 2. Definitions. Whenever used in the Plan, the following terms shall have the meanings set forth below and, when the meaning is intended, the initial letter of the word is capitalized:

(a)    “Award” includes, without limitation, Option Awards, Restricted Stock Awards, Restricted Stock Unit Awards, or Performance Share Awards that are valued in whole or in part by reference to, or are otherwise based on, the Company’s stock, performance goals or other factors, each on a stand alone or combination basis, as described in or granted under this Plan.

(b)    “Award Agreement” means the agreement or other writing that sets forth the terms and conditions of each Award, including any amendment or modification thereof. A Participant is bound by the terms of an Award Agreement and this Plan by reason of accepting the benefits of the Award.

(c)    “Beneficial Owner” shall have the meaning ascribed to such term in Rule l3d-3 of the General Rules and Regulations under the Exchange Act.

(d)    “Beneficiary” means the person or persons named by a Participant to succeed to the Participant’s rights under any then unexpired Award Agreements. Each such designation shall: (i) revoke all prior designations by the same Participant; (ii) be in a form acceptable to the Committee; and (iii) be effective only when delivered to the Committee by the Participant in writing and during the Participant’s lifetime. No beneficiary shall be entitled to any notice of any change in a designation of beneficiary. In the absence of any such designation, the Participant’s estate shall be the beneficiary.

(e)    “Board” means the Board of Directors of the Company.

(f)    “Cause” means: (i) conviction of, or entering a plea of guilty or nolo contendere to, a misdemeanor involving moral turpitude or a felony; (ii) engagement in fraud, misappropriation or embezzlement with respect to the Company or any subsidiary or affiliate thereof; (iii) willful failure, gross negligence or gross misconduct in the performance of assigned duties for the Company or any subsidiary or affiliate thereof; and/or (iv) breach of a fiduciary duty to the Company or any subsidiary or affiliate thereof.

(g)    “Change of Control” shall be deemed to have occurred if:

(i)    any person (other than a trustee or other fiduciary holding securities under an employee benefit plan in which employees of the Company participate) becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing forty percent (40%) or more of the combined voting power of the Company’s then outstanding voting securities; or

(ii)    during any period of two (2) consecutive years individuals who at the beginning of such period constitute the Board, including for this purpose any new Director of the Company (other than a Director designated by a person who has entered into an agreement with the Company to effect a transaction described in clauses (i) or (iii) of this Subsection (g)) whose election by the Board or nomination for election by the stockholders of the Company was approved by a vote of at least two-thirds (2/3) of the Directors then still in office who either were Directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of the Board; or

(iii)    there is a merger or consolidation of the Company with any other corporation (other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent, either by remaining outstanding or by being converted into voting securities of the surviving entity, at least fifty percent of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation) or there is a complete liquidation of the Company or sale or disposition by the Company of all or substantially all of the Company’s assets.

(h)    “Code” means the Internal Revenue Code of 1986, as amended from time to time.

(i)    “Committee” means the Compensation Committee of the Board, or such other committee designated by the Board to administer this Plan. The Committee shall consist of not less than two members of the Board who shall be appointed from time to time by, and shall serve at the discretion of, the Board. The Committee shall be comprised solely of Directors who are: (i) “independent directors” as defined in the rules and regulations of the New York Stock Exchange; (ii) “non-employee directors” as defined in Rule 16b-3 promulgated under the Exchange Act; and (iii) “outside directors” within the meaning of Section 162(m) of the Code and related regulations. The references herein to specific rules, regulations, and statutes shall include any successor provisions thereof.

(j)    “Company” means AK Steel Holding Corporation, a Delaware corporation, or any successor thereto, as provided in Article 14 herein.

(k)    “Covered Employee” means any Participant who is or may be a “covered employee” within the meaning of Section 162(m)(3) of the Code.

(l)    “Director” means any individual who is a member of the Board and who is not an Employee.

(m)    “Disability” means a physical or mental condition which, in the judgment of the Committee, renders a Director unable to serve or an Employee unable to perform the duties of his position with the Company or, in the case of an Employee, the duties of another available position with the Company for which the Employee is suited by education, background and training. Any Employee found to be qualified for disability benefits under AK Steel Holding Corporation’s long term disability plan or by the Federal Social Security Administration will be considered to be disabled under this Plan, but qualification for such benefits shall not be required as evidence of disability hereunder.

(n)    “Employee” means any common law employee of the Company or any subsidiary or affiliate thereof, including AK Steel Corporation. A Director is not an Employee solely by reason of his position as a Director and, unless otherwise employed by the Company, shall not be considered to be an Employee under this Plan.

(o)    “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor act thereto.

(p)    “Fair Market Value” shall mean:

(i)    if the Shares are traded on an established United States national stock exchange or in the United States over-the-counter market with prices reported on the NASDAQ, the average of the highest and lowest sales prices for Shares on the relevant date (or, if there were no sales of Shares on such date, the weighted average of the mean between the highest and lowest sale prices for Shares on the nearest preceding trading day on which there were sales of Shares); and

(ii)    if the Shares are not traded as described in clause (i), the fair market value of such Shares on the relevant date, as determined in good faith by the Board.

(q)    “Insider” shall mean an Employee who is, on the relevant date, an executive officer or ten percent (10%) Beneficial Owner of the Company, as defined under Section 16 of the Exchange Act, or a Director.

(r)    “Nonqualified Stock Option” or “Option” means an option to purchase Shares from the Company at a price established in an Option Award Agreement. No incentive stock option within the meaning of Code Section 422 may be granted under this Plan.

(s)    “Option Award” means, individually or collectively, a grant under this Plan of a Nonqualified Stock Option.

(t)    “Option Award Agreement” means an agreement setting forth the terms and provisions applicable to an Option Award granted to a Participant under this Plan.

(u)    “Option Price” means the price at which a Share may be purchased by a Participant under the terms of an Option Award Agreement.

(v)    “Par Value” shall mean the designated par value of one Share.

(w)    “Participant” means any Director or Employee who possesses an unexpired Award granted under the Plan.

(x)    “Performance Share” means Shares (or units representing the right to receive Shares) granted to a Participant subject to attainment of certain performance criteria and objectives in accordance with the terms of the Plan.

(y)    “Performance Share Award” means individually or collectively, a grant under this Plan of a Performance Share.

(z)    “Performance Share Award Agreement” means an agreement setting forth the terms and provisions applicable to a Performance Share Award under this Plan.

(aa)    “Plan” means the AK Steel Holding Corporation Stock Incentive Plan as set in this document, and if amended at any time, then as so amended.

(bb)    “Restricted Stock” means Shares granted to a Participant subject to certain restrictions on the Participant’s right to sell, transfer, assign, pledge, encumber or otherwise alienate or hypothecate the Shares except in accordance with the terms of this Plan.

(cc)    “Restricted Stock Award” means, individually or collectively, a grant under this Plan of Shares of Restricted Stock.

(dd)    “Restricted Stock Award Agreement” means an agreement setting forth the terms and provisions applicable to a Restricted Stock Award under this Plan.

(ee)    “Restricted Stock Unit” means an Award that represents the right to receive a Share, granted to a Director in accordance with the terms of the Plan.

(ff)    “Restricted Stock Unit Award” means, individually or collectively, a grant under this Plan of Restricted Stock Units.

(gg)    “Restricted Stock Unit Award Agreement” means an agreement setting forth the terms and provisions applicable to a Restricted Stock Unit Award under this Plan.

(hh)    “Retirement” shall mean termination of employment with the Company or any affiliate of the Company with eligibility to immediately commence to receive a pension under the Company’s noncontributory defined benefit pension plan as in effect on the Employee’s termination date, or termination of employment with the Company or any affiliate of the Company after: (1) completion of at least 30 years of employment with the Company, (2) attainment of age 60 and completion of at least 5 years of employment with the Company, or (3) attainment of age 55 and completion of at least 10 years of employment with Company. With respect to an individual who is not a participant in the Company’s noncontributory pension plan, Retirement also shall mean any termination of employment with the Company which would have entitled such individual to be eligible to immediately commence to receive a pension under the Company’s noncontributory defined benefit pension plan had the individual been a participant.

(ii)    “Shares” means the shares of voting common stock of the Company.

Article 3. Administration.

3.1    The Committee. The Plan shall be administered by the Committee. The Committee may employ such legal or other counsel, consultants and agents as it may deem desirable for the administration of the Plan and may rely upon any opinion or computation received from any such counsel, consultant or agent. Expenses incurred by the Committee in the engagement of such counsel, consultant or agent shall be paid by the Company. No member or former member of the Board or the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any Award granted hereunder.

3.2    Authority of the Committee. The Committee shall have full power, subject to the provisions of this Plan, except as limited by law or by the Articles of Incorporation or Bylaws of the Company: (a) to determine the size and types of Awards (except as to Awards to Directors which shall be limited to the size and shall be subject to the conditions expressly permitted by this Plan); (b) to determine the terms and conditions of each Award Agreement in a manner consistent with the Plan; (c) to construe and interpret the Plan and any agreement or instrument entered into under the Plan; (d) to establish, amend, or waive rules and regulations for the Plan’s administration; and, (e) subject to the provisions of Article 11 herein, to amend the terms and conditions of any outstanding Award Agreement to the extent such terms and conditions are within the discretion of the Committee as provided in the Plan. Further, the Committee shall make all other determinations which may be necessary or advisable for the administration of the Plan. The Committee may delegate its authority hereunder to the extent permitted by law. In no event shall a Director who is a Participant vote in any matter related solely to such Director’s Award under this Plan.

3.3    Decisions Binding. All determinations and decisions made by the Committee pursuant to the provisions of the Plan and all related orders or resolutions of the Board shall be final, conclusive and binding on all persons, including the Company, its stockholders, Directors, Employees, Participants, and their estates, beneficiaries or assignees. In all cases, Awards to Directors shall be subject to the same terms, conditions and interpretations applicable generally to Awards to non-Director Participants.

3.4    Arbitration. Each Participant who is granted an Award hereunder agrees as a condition of the Award to submit to binding arbitration any dispute regarding the Plan or any Award made under the Plan, including by way of illustration and not limitation, any decision of the Committee or any action of the Company respecting the Plan. Such arbitration shall be held in accordance with the rules of the American Arbitration Association before an arbitrator selected by the Company and acceptable to the Participant. If the Participant objects to the appointment of the arbitrator selected by the Company, and the Company does not appoint an arbitrator acceptable to the Participant, then the Company and the Participant shall each select an arbitrator and those two arbitrators shall collectively appoint a third arbitrator who shall alone hear and resolve the dispute. The Company and the Participant shall share equally the cost of arbitration. No Company agreement of indemnity, whether under the Articles of Incorporation, the By-Laws or otherwise, and no insurance purchased by the Company shall apply to pay or reimburse any Participant’s costs of arbitration.

Article 4. Shares Subject to Grant Under the Plan.

4.1    Number of Shares. Subject to adjustment as provided in this Section and in Section 4.3, an aggregate of 23,000,000 ~~19,000,000~~ Shares shall be available for the grant of Option Awards, Restricted Stock Awards, Restricted Stock Unit Awards, and Performance Share Awards under the Plan (hereinafter called the “Share Pool”); provided, however, that no Employee may be granted Awards under the Plan in any calendar year with respect to more than 600,000 Shares. The Committee, in its sole discretion, shall determine the appropriate division of the Share Pool as between Option Awards, Restricted Stock Awards, Restricted Stock Unit Awards, and Performance Share Awards. Shares issued pursuant to any Award may be either authorized and previously unissued Shares or reacquired Shares.

The following rules will apply for purposes of the determination of the number of Shares available for grant under the Plan:

(a)    the grant of an Award to an Employee shall reduce the Shares available in the Share Pool for grant under the Plan by the number of Shares subject to the Award; and

(b)    to the extent that an Option is settled in cash rather than by the delivery of Shares, the Share Pool shall be reduced by the number of Shares represented by the cash settlement of the Option (subject to the limitation set forth in Section 4.2 herein).

4.2    Lapsed Awards. If any Award granted under this Plan is canceled, terminates, expires or lapses for any reason, any Shares then subject to such Award again shall be available for grant under the Plan and shall return to the Share Pool.

4.3    Adjustments in Authorized Shares. In the event of any merger, reorganization, consolidation, recapitalization, separation, liquidation, stock dividend, split-up, Share combination, or other change in the corporate structure of the Company affecting the Shares, to prevent dilution or enlargement of rights, an appropriate adjustment shall be made in an equitable manner by the Committee in the number and class of Shares which may be delivered under the Plan, in the number and class of Shares that may be issued to an Employee with respect to Awards in any given period, and in the number and class of and/or price of Shares subject to any then unexercised and outstanding Awards. The number of Shares subject to any Award shall always be a whole number.

4.4    Rights as a Stockholder. No person shall have any rights as a shareholder with respect to Shares subject to an Option Award until the date the Company receives full payment of the Option price, including any sum due for withholding pursuant to Section 6.6. A person who has Restricted Stock shall have the rights of an owner of Shares, except to the extent those rights are expressly limited by then applicable restrictions on transfer contained in this Plan and the Restricted Stock Award Agreement. No person shall have any rights as a shareholder with respect to a Restricted Stock Unit Award until such date that the Participant may receive Shares pursuant to the Restricted Stock Unit Award. No person shall have any rights as a shareholder with respect to a Performance Share Award until such date that the Participant may receive the Shares covered by the Performance Share Award.

Article 5. Eligibility and Participation. Directors and Employees shall be eligible to be Participants in this Plan.

Article 6. Stock Options.

6.1    Grant of Options.

(a)    Options may be granted to an Employee or Director at any time and from time to time as shall be determined by and in the sole discretion of the Committee, subject to the provisions of Section 4.1.

(b)    Prior to July 16, 2009, each Director who was not employed by the Company received Options with respect to ten thousand (10,000) Shares on the date of his or her initial election to the Board. Such Directors may have received additional Options in a similar amount at approximately five year intervals thereafter during their term on the Board as determined by and in the sole discretion of the Committee. The elimination on July 16, 2009 of the provisions for such Option awards was not intended to have, and shall not have, any effect on Options awarded prior to July 16, 2009 under the version of this Section 6.1(b) in effect prior to such date or on the terms and conditions applicable to those Options upon the date of award.

6.2    Option Award Agreement. Each Option shall be granted pursuant to a written Option Award Agreement, signed by the appropriate member of the Committee or its designee, and specifying the terms and conditions applicable to the Options granted including: the Option Price; the period during which the Option may be exercised; the number of Shares to which the Option pertains; the conditions under which the Option is exercisable; and such other provisions as the Committee may from time to time determine. The Option Award Agreement also shall specify that the Option is intended to be a Nonqualified Stock Option whose grant is intended not to fall under the provisions of Code Section 422.

6.3    Option Price. The Option Price for each Share subject to purchase shall be determined by the Committee and stated in the Option Award Agreement but in no event shall be less than the Fair Market Value of the Shares on the date of grant of the Award. Except in connection with adjustments permitted under Section 4.3 of the Plan, the Company may not, without obtaining stockholder approval: (a) amend the terms of outstanding Options to reduce the exercise price of such outstanding Options; (b) cancel outstanding Options in exchange for Options with an exercise price that is less than the exercise price of the Options as originally granted; or (c) cancel outstanding Options with an exercise price above the current Fair Market Value in exchange for cash, common stock or other consideration.

6.4    Duration of Options. Each Option shall be exercisable for such period as the Committee shall determine at the time of grant. No Option shall be exercisable later than the tenth (10th) anniversary of the date of its grant.

6.5    Exercise of Options.

(a)    Options granted under the Plan shall be exercisable at such times and be subject to such restrictions and conditions as the Committee shall in each instance approve, which need not be the same for each grant or for each Participant. The Committee may provide, by rule or regulation or in any Option Award Agreement, that the exercisability of an Option may be accelerated or extended under various circumstances to a date not later than the latest expiration date permitted in accordance with Section 6.4.

(b)    Each Option shall be exercisable only by delivery to the Committee in care of the Secretary of the Company of a written notice of exercise in such form as the Committee may require. A notice of exercise shall: specify the number of shares to be purchased, shall be signed by the Participant or holder of the Option and shall be dated the date the signature is affixed.

6.6    Payment. Except as hereinafter provided, a written notice of exercise shall be accompanied by full payment for the Shares to be purchased. Subject to the provisions of Article 12, payment shall include any income or employment taxes required to be withheld by the Company from the employee’s compensation with respect to the Shares so purchased.

(a)    The Option Price upon exercise of any Option shall be payable to the Company in full either: (i) in cash or its equivalent, or (ii) by tendering previously acquired Shares having an aggregate Fair Market Value at the time of exercise equal to the total Option Price (provided that any Shares so tendered which have been acquired from the Company shall have been held by the Participant for at least six (6) months prior to such tender), in proper form for transfer and accompanied by all requisite stock transfer tax stamps or cash in lieu thereof, or (iii) by a combination of (i) and (ii).

(b)    The Committee also may allow cashless exercises as permitted under Federal Reserve Board Regulation T, subject to applicable securities law restrictions, or by any other means which the Committee determines to be consistent with the Plan’s purpose and applicable law.

(c)    As soon as practicable after receipt of a written notice of exercise and full payment, the Company shall deliver to the Participant, in the Participant’s name, Share certificates in an appropriate amount based upon the number of Shares purchased.

6.7    Restrictions on Transferability. Except to the extent permitted under this Section 6.7, no Option granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Further, all Options granted to a Participant under the Plan shall be exercisable during his or her lifetime only by such Participant. Notwithstanding the foregoing, the right to purchase Shares subject to an Option Award may be transferred, in whole or in part, by a Participant during a Participant’s lifetime, to a Participant’s spouse, child or grandchild, or to the trustee of a testamentary or other grantor trust established primarily for the benefit of a Participant’s spouse, child or grandchild; provided that:

(a)    A transfer shall only be effective upon receipt by the Secretary of the Company, on behalf of the Committee, of written notice of transfer in such form as the Committee may require;

(b)    A notice of transfer shall: (i) identify the name, address and relationship of the transferee to the Participant; (ii) identify the Option Award which is the subject of the transfer, the number of Shares transferred and the consideration paid, if any, for the transfer; (iii) in the case of a transfer to a trustee, include evidence satisfactory to the Committee that under the terms of the trust the transfer is for the exclusive benefit of a Participant’s spouse, child or grandchild; and (iv) include a copy of the authorized signature of each person who will have the right to exercise the option to purchase and all information relevant to the rights transferred; and

(c)    A transferee may not transfer any rights. Upon the transferee’s death, all rights shall revert to the Participant.

The Committee may impose such additional restrictions on transferability as it may deem advisable, including, without limitation, restrictions under applicable Federal securities laws, under the requirements of any stock exchange or market upon which such Shares are then listed and/or traded, and under any blue sky or state securities laws applicable to such Shares.

6.8    Termination of Employment. Except as hereinafter provided, Options granted under the Plan may not be exercised by any person, including a transferee of any rights under an Option Award, unless the Participant is then in the employ of the Company and unless the Participant has remained continuously so employed since the date of grant of the Option. Subject to the duration set forth in Section 6.4, Options shall be exercisable as follows unless otherwise provided by the Committee:

(a)    in the case of a Participant’s death, any outstanding Options which have not yet vested in accordance with the applicable Option Award Agreements shall immediately vest and be exercisable:

(i)    if the Participant’s death occurs while employed by the Company, by the Beneficiary or representative during a period of three (3) years following the date of the Participant’s death; or

(ii)    if the Participant’s death occurs after his Retirement, but before the third anniversary of his Retirement, by the Beneficiary or representative on or before the third anniversary of his Retirement;

(b)    in the case of the Participant’s Disability, any outstanding Options which have not yet vested in accordance with the applicable Option Award Agreements shall immediately vest and be exercisable by the Participant or by the Participant’s appointed representative during a period of three (3) years following the date of the Participant’s last day worked;

(c)    in the case of the Participant’s Retirement, any outstanding Options which have not yet vested shall continue to vest in accordance with the applicable Option Award Agreements and such vested Options shall be exercisable by the Participant during a period of three (3) years following the date of the Participant’s last day worked;

(d)    in the case of a Participant’s involuntary termination of employment:

(i)    if such termination is for reasons other than Cause, any outstanding Options which have not yet vested shall continue to vest in accordance with the applicable Option Award Agreements and such vested Options shall be exercisable by the Participant during a period of three (3) years following the date of the Participant’s last day worked; or

(ii)    if such termination is for Cause, by the Participant on or before his last day worked whether or not the Committee has made its final determination that there is Cause for termination as of that last day worked; and

(e)    in the case of a Participant’s voluntary termination of employment, his last day worked.

Article 7. Restricted Stock and Restricted Stock Units.

7.1    Restricted Stock Awards and Restricted Stock Unit Awards. Restricted Stock Awards may be made to any Director or Employee at any time while the Plan is in effect and Restricted Stock Unit Awards may be made to Directors at any time while the Plan is in effect. Restricted Stock Awards and Restricted Stock Unit Awards may be made whether or not prior such Awards have been made to said person.

7.2    Notice. The Committee shall promptly provide each Participant with written notice setting forth the number of Shares covered by the Restricted Stock Award or Restricted Stock Unit Award and such other terms and conditions relevant thereto, including the purchase price, if any, to be paid for the Shares by the recipient of a Restricted Stock Award, as may be considered appropriate by the Committee.

7.3    Restrictions on Transfer of Restricted Stock. The purpose of these restrictions is to provide an incentive to each Participant to continue to provide services to the Company and to perform his or her assigned tasks and responsibilities in a manner consistent with the best interests of the Company and its shareholders. The Restricted Stock awarded pursuant to the Plan shall be subject to the following restrictions:

(a)    Stock certificates evidencing shares shall be issued in the sole name of the Participant (but may be held by the Company until the restrictions shall have lapsed in accordance herewith) and shall bear a legend which, in part, shall provide that:

“The shares of common stock evidenced by this certificate are subject to the terms and restrictions of the AK Steel Holding Corporation Stock Incentive Plan. These shares are subject to forfeiture or cancellation under the terms of said Plan. These shares may not be sold, transferred, assigned, pledged, encumbered or otherwise alienated or hypothecated except pursuant to the provisions of said Plan, a copy of which Plan is available from the Secretary of the Company upon request.”

(b)    No Restricted Stock may be sold, transferred, assigned, pledged, encumbered or otherwise alienated or hypothecated unless, until and then only to the extent that said restrictions shall have lapsed in accordance with Section 7.4.

7.4    Lapse of Restrictions. The restrictions set forth in Section 7.3 will lapse only if, on the date restrictions are to lapse in accordance with this Section 7.4, the Participant has been continuously employed by the Company or has been a Director from the time of the Restricted Stock Award to such date of lapse. If the lapse schedule would result in the lapse of restrictions in a fractional share interest, the number of shares will be rounded down to the next lowest number of full shares for each of the first two lapse dates, with the balance to relate to the final lapse date. Unless otherwise provided by the Board:

(a)    with respect to a Restricted Stock Award to an Employee, the restrictions set forth in Section 7.3 shall lapse with respect to twenty-five percent (25%) of the Shares subject thereto on the second anniversary of the date of the Award; and with respect to an additional twenty-five percent (25%) of the Shares subject thereto on each of the third, fourth and fifth anniversaries of the date of the Award; and

(b)    with respect to a Restricted Stock Award to a Director, the restrictions set forth in Section 7.3 shall lapse upon completion of the full tenure for which the Director was elected to serve on the Board.

7.5    Vesting and Forfeiture of Restricted Stock. Upon the lapse of the restrictions set forth in Section 7.3 with respect to Shares covered by a Restricted Stock Award, ownership of the Shares with respect to which the restrictions have lapsed shall vest in the holder of the Award. In the event of termination of an Employee’s employment, or in the event a Director fails to complete his or her full tenure on the Board, all Shares then still subject to the restrictions described in Section 7.3 shall be forfeited by the Participant and returned to the Company for cancellation, except as follows:

(a)    Restrictions with respect to Shares covered by an outstanding Restricted Stock Award held by a Director shall lapse upon the date of his or her mandatory retirement from the Board by reason of age. In the case of an Employee’s Retirement, restrictions remaining in respect of a Restricted Stock Award held by that employee as of the date of Retirement shall continue to lapse and vest after Retirement as provided in the applicable Award Agreement; provided however, the Company may in its sole discretion reduce each outstanding Restricted Stock Award held by such employee with respect to which restrictions have not yet lapsed by the number of Shares sufficient in value to pay the employee’s share of any tax withholdings required in connection with such continued vesting after Retirement. Any outstanding restrictions shall lapse in case of death or Disability of the holder of a Restricted Stock Award. Evidence of Disability will be entitlement to disability income benefits under the Federal Social Security Act; and

(b)    The Committee may at any time in its sole discretion accelerate or waive all or any portion of restrictions remaining in respect of the Shares covered by an outstanding Restricted Stock Award (to the extent not waived pursuant to paragraph (a) above). This authority may be exercised for any or all Participants; provided that the waiver in any particular case shall not bind the Committee in any other similar case, it being the intention of the Company to grant the Committee the broadest possible discretion to act or to refuse to act in this regard. Any such action taken on behalf of a Director shall require the unanimous consent of all Directors (excluding the Director for whose benefit the action is taken) then in office.

7.6    Rights as Shareholder. Upon issuance of the stock certificates evidencing a Restricted Stock Award and subject to the restrictions set forth in Section 7.3 hereof, the Participant shall have all the rights of a shareholder of the Company with respect to the Shares of Restricted Stock represented by that Restricted Stock Award, including the right to vote the shares and receive all dividends and other distributions paid or made with respect thereto.

7.7    Restricted Stock and Restricted Stock Unit Awards to Directors.

(a)    Except as otherwise determined by majority vote of the Board with respect to any calendar year, fifty percent (50%) of each Director’s annual retainer fee for services on the Board shall be paid in the form of Restricted Stock Awards or in the form of Restricted Stock Unit Awards, as determined by the Board. Each Director may elect before the beginning of such calendar year to have more than fifty percent (50%) of his or her annual retainer fee, and/or a portion of any other fees to be earned in such calendar year for services on the Board that otherwise would be payable in cash, paid to him or her by such means. Awards under this Section 7.7(a), and any other Awards to Directors under this Article 7, shall be made at intervals during the calendar year as the Company determines to be administratively feasible, but not less frequently than quarterly, according to procedures established by the Company and approved by the Board.

(b)    Any Director’s election under (a) above with respect to retainer fees earned in 2008 shall be deemed to apply to any Restricted Stock Unit Awards made in 2008. Prior to December 31, 2008, each Director may elect to convert all of his or her then outstanding Restricted Stock Awards to Restricted Stock Unit Awards according to procedures established by the Board.

(c)    The terms of any Restricted Stock Unit Award granted under the Plan, including any Restricted Stock Awards converted into Restricted Stock Unit Awards under (b) above, shall be set forth in Restricted Stock Unit Award Agreements which shall contain provisions determined by the Board and not inconsistent with the Plan, including any vesting and forfeiture conditions, and the time and form of settlement of the applicable Restricted Stock Units. The terms of Restricted Stock Unit Award Agreements need not be the same with respect to each Director.

(d)    The Board may at any time in its sole discretion accelerate or waive all or any portion of vesting restrictions remaining in respect of the Shares covered by an outstanding Restricted Stock Unit Award. This authority may be exercised for any or all Directors; provided that the acceleration or waiver in any particular case shall not bind the Board in any other similar case, it being the intention of the Company to grant the Board the broadest possible discretion to act or to refuse to act in this regard. Any such action shall require the unanimous consent of all Directors (excluding the Director for whose benefit the action is taken) then in office.

(e)    The holder of a Restricted Stock Unit Award shall not have any rights of a shareholder of the Company with respect to such Award, including the right to vote the shares. Except as otherwise provided in a Restricted Stock Unit Award Agreement, prior to settlement or forfeiture, any Restricted Stock Unit shall carry with it a right to dividend equivalents under which the Participant shall be entitled to receive the value of all dividends and other distributions (with respect to actual Shares) in the form of additional Restricted Stock Units. Such additional Restricted Stock Units shall be subject to the same restrictions as the Restricted Stock Unit Award to which they relate.

(f)    Except as otherwise provided in the applicable Restricted Stock Unit Award Agreement, Restricted Stock Units may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated.

(g)    Settlement of Restricted Stock Units shall be made in the form of Shares and distribution of such Shares shall occur or commence as provided in the applicable Restricted Stock Unit Award Agreement; provided however, such settlement and distribution may be deferred to a later date as elected by the Director in accordance with procedures established by the Company to ensure compliance with applicable law, including Section 409A of the Code.

Article 8. Performance Shares

8.1    Grant of Performance Shares. Subject to the terms and conditions of the Plan, Performance Shares may be granted to Employees at any time and from time to time as shall be determined by the Committee. The Committee shall have complete discretion in determining the number of Performance Shares granted to each Participant and the terms and conditions thereof.

8.2    Value of Performance Shares. The Committee shall set performance goals over certain periods to be determined in advance by the Committee (“Performance Periods”). Prior to each grant of Performance Shares, the Committee shall establish an initial number of Shares for each Performance Share Award granted to each Participant for that Performance Period. Prior to each grant of Performance Shares, the Committee also shall set the performance goals that will be used to determine the extent to which the Participant may receive a payment of Shares with respect to the Performance Shares awarded for such Performance Period. These goals will be based on the attainment, by the Company or its subsidiaries or affiliates, of one or more certain performance criteria and objectives described in Section 8.8 herein. With respect to each such performance measure utilized during a Performance Period, the Committee shall assign percentages to various levels of performance which shall be applied to determine the extent to which the Participant may receive a payout of the number of Shares for the Performance Shares awarded for such Performance Period.

8.3    Payment of Shares. After a Performance Period has ended, the holder of a Performance Share shall be entitled to payment of the applicable number of Shares with respect thereto as determined by the Committee. The Committee shall make this determination by first determining the extent to which the performance goals set pursuant to Section 8.2 have been met. It will then determine the applicable percentage to be applied to, and will apply such percentage to the number of Performance Shares to determine the payout to be received by the Participant. In addition, with respect to Performance Shares granted to any Covered Employee, no payout shall be made hereunder except upon written certification by the Committee that the applicable performance goal or goals have been satisfied to a particular extent.

8.4    Committee Discretion to Adjust Awards. Subject to limitations applicable to payments to Covered Employees, the Committee shall have the authority to modify, amend or adjust the terms and conditions of any Performance Share Award Agreement, at any time or from time to time, including but not limited to the performance goals.

8.5    Form and Timing of Payment. The payment described in Section 8.3 herein shall be made in the applicable number of Shares as soon as administratively feasible after the end of the Performance Period to which such payment relates but no later than March 15 immediately following the end of such Performance Period. All such Shares shall be issued on the same date unless otherwise prescribed by the Committee. Unless the Committee provides otherwise, the value of any dividends with respect to such issued Shares that the Participant would have been entitled to during the applicable Performance Period had he held such Shares during such Performance Period shall also be paid to the Participant in whole Shares on said date.

8.6    Termination of Employment.

(a)    Unless the Committee provides otherwise, in the event the employment of a Participant is terminated by reason of death, Disability, or Retirement, each Performance Share Award held by the Participant shall be deemed earned on a prorated basis, and a prorated payment based on the Participant’s number of full months of service during the Performance Period, further adjusted based on the achievement of the performance goals during the entire Performance Period, as computed by the Committee, shall be made at the time payments are made to Participants who did not terminate service during the Performance Period.

(b)    If the employment of a Participant shall terminate for any reason other than death, Disability or Retirement, all Performance Shares shall be forfeited and no payment shall be made with respect thereto; provided however, the Committee may in its sole discretion waive such forfeiture and provide for a payment to the Participant with respect to outstanding Performance Shares, determined in such manner and payable at such time as the Committee deems appropriate under the circumstances. This authority of the Committee may be exercised for any or all Participants; provided that its action in any particular case shall not bind the Committee in any other case, it being the intention of the Company to grant the Committee the broadest possible discretion to act or refuse to act in this regard.

8.7    Nontransferability. No Performance Shares granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, otherwise than by will or by the laws of descent and distribution until the termination of the applicable Performance Period. All rights with respect to Performance Shares granted to a Participant under the Plan shall be exercisable during his lifetime only by such Participant.

8.8    Performance Goals.

(a)    For purposes of this Plan, including but not limited to Awards of Performance Shares under this Article 8, “performance goals” shall mean the criteria and objectives, determined by the Committee, which shall be satisfied or met during the applicable Performance Period as a condition to the Participant’s receipt of Shares with respect to such Award. The criteria or objectives for an Award shall be determined by the Committee in writing, shall be measured for achievement or satisfaction during the Performance Period in which the Committee established for such Participant to satisfy or achieve such criteria and objectives and may be absolute in their terms or measured against or in relationship to an index or other companies comparably, similarly or otherwise situated or other external or internal measure and may be based on or adjusted for any other objective goals, events, or occurrences established by the Committee, provided that such criteria and objectives relate to one or more of the following: total shareholder return; earnings; earnings per share; net income; revenues; operating profit; income before taxes, depreciation and/or amortization; cash flow; expenses; market share; return on assets; return on capital employed; return on equity; assets; value of assets; Fair Market Value of Shares; regulatory compliance; safety standards; quality standards; cost reduction objectives; satisfactory internal or external audits; improvement of financial ratings; achievement of balance sheet or income statement objectives; profit per ton shipped; or other financial, accounting or quantitative objectives established by the Committee.

(b)    Performance criteria and objectives may include or exclude extraordinary or unusual charges or credits; pension or other employee benefit plan corridor charges or credits; losses from discontinued operations; restatements and accounting changes and other unplanned special charges such as restructuring expenses; acquisitions; acquisition expenses, including expenses related to impairment of goodwill or other intangible assets; stock offerings; stock repurchases and loan loss provisions. Such performance criteria and objectives may be particular to a line of business, subsidiary or affiliate or the Company generally, and may, but need not be, based upon a change or an increase or positive result.

(c)    In interpreting Plan provisions applicable to performance criteria and objectives and to Performance Share Awards to Participants who are Covered Employees, it is the intent of the Plan to conform with the standards of Section 162(m) of the Code and the regulations thereunder. The Committee in establishing performance criteria and objectives applicable to such Awards, and in interpreting the Plan, shall be guided by such standards, including, but not limited to providing that the Award shall be paid solely as a function of attainment of objective performance criteria and objectives based on one or more of the specific criteria and objectives set forth in this Section 8.8 established by the Committee not later than 90 days after the Performance Period applicable to the Performance Share Award has commenced (or, if such period of service is less than one year, not later than the date on which 25% of such period has elapsed). Prior to the payment of any compensation based on achievement of performance criteria and objectives to any such Covered Employee, the Committee must certify in writing the extent to which the applicable performance criteria and objectives were, in fact, achieved and the amounts to be paid, vested or delivered as a result thereof, provided the Committee may reduce, but not increase, such amount.

Article 9. Rights of Employees.

9.1    Employment. Nothing in the Plan shall: (a) interfere with or limit in any way the right of the Company to terminate any Participant’s employment at any time; (b) confer upon any Participant any right to continue in the employ of the Company or its subsidiaries; or (c) be evidence of any agreement or understanding, express or implied, that the Company will employ any Participant in any particular position at a particular rate of compensation or for any particular period of time.

9.2    Participation. Nothing in this Plan shall be construed to give any person any right to be granted any Award other than at the sole discretion of the Committee or as giving any person any rights whatsoever with respect to Shares except as specifically provided in the Plan. No Participant shall have the right to be selected to receive an Award under this Plan, or, having been so selected, to be selected to receive a future Award.

Article 10. Change of Control.

Upon the occurrence of a Change of Control, unless otherwise specifically prohibited by the terms of this Article 10:

(a)    any and all outstanding Options previously granted hereunder, if not then exercisable, shall become immediately exercisable, any restrictions on the transfer of Shares of Restricted Stock shall lapse and expire effective as of the date of the Change of Control; and the settlement date with respect to any outstanding Restricted Stock Units shall be the effective date of the Section 409A Change of Control (as defined in the Restricted Stock Unit Award Agreement);

(b)    subject to Article 11 herein, the Committee shall have the authority to make any modifications to any Option Award, Performance Share Award, Restricted Stock Award, and Restricted Stock Unit Award determined by the Committee to be appropriate before the effective date of the Change of Control;

(c)    except as otherwise provided in the Performance Share Award Agreement, any unearned Performance Share Award shall be deemed earned at the target amount assigned to each such Award, and a prorated payment based on the number of full months of the Performance Period with respect to each such Award that have elapsed as of the effective date of the Change of Control shall be made as soon as administratively feasible following the effective date of the Change of Control; and

(d)    if the Shares are no longer traded over a national public securities exchange following a Change of Control:

(i)    Participants holding Options shall have the right to require the Company to make a cash payment to them in exchange for their Options. Such cash payment shall be contingent upon the Participant’s surrendering the Option. The amount of the cash payment shall be determined by adding the total positive “spread” on all outstanding Options. For this purpose, the total “spread” shall equal the difference between: (1) the higher of (i) the highest price per Share paid or offered in any transaction related to a Change of Control of the Company; or (ii) the highest Fair Market Value per Share at any time during the ninety (90) calendar day period preceding a Change of Control; and (2) the Option Price applicable to each Share held under Option; and

(ii)    Participants holding Shares of Restricted Stock, Restricted Stock Units and/or Shares received pursuant to (c) above with respect to Performance Share Awards shall have the right to require the Company to make a cash payment to them in exchange for such Shares or Restricted Stock Units. Such cash payment shall be contingent upon the Participant’s surrendering the Shares or Restricted Stock Units. The amount of the cash payment shall be not less than the higher of (1) the highest price per Share paid or offered in any transaction related to a Change of Control of the Company; or (2) the highest Fair Market Value per Share at any time during the ninety (90) calendar day period preceding a Change of Control.

Article 11. Amendment, Modification, and Termination.

11.1    Amendment, Modification, and Termination. The Board may at any time and from time to time, alter, amend, suspend or terminate this Plan in whole or in part; provided, that no amendment that (a) requires shareholder approval in order for this Plan to continue to comply with Rule 16b-3 under the Exchange Act, including any successor to such Rule, or (b) would modify the provisions of Section 3.1, ~~or~~ the first paragraph of Section 4.1 or the second sentence of Section 6.3 of this Plan, shall be effective unless such amendment shall be approved by the requisite vote of shareholders of the Company entitled to vote thereon.

11.2    Awards Previously Granted. No termination, amendment, or modification of the Plan shall adversely affect in any material way any Award previously granted under the Plan without the written consent of the Participant holding such Award. If consent is not given, the Award shall continue in force in accordance with its terms without modification.

Article 12. Withholding.

12.1    Tax Withholding. The Company shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy Federal, state, and local taxes, (including the Participant’s FICA obligation, if any) required by law to be withheld with respect to any taxable event arising or as a result of this Plan. Failure to cooperate with the Company in paying any such withholding shall cause the cancellation of the Shares subject to the taxable transaction without liability for such cancellation.

12.2    Share Withholding. With respect to withholding required upon the exercise of Options, the vesting of Shares under a Restricted Stock Award, or receipt of Shares pursuant to a Performance Share Award, Participants may elect, subject to the approval of the Committee, to satisfy the withholding requirement, in whole or in part, by having the Company withhold Shares having a Fair Market Value on the date the tax is to be determined equal to the minimum statutory total tax which could be imposed on the transaction. All elections shall be irrevocable, made in writing, signed by the Participant. In addition to the foregoing requirements, an Insider may elect Share withholding only if such election is made in compliance with Section 16 of the Exchange Act.

Article 13. Indemnification. The Company shall indemnify and hold harmless each member of the Committee, or of the Board, against and from any loss, cost, liability or expense, including reasonable attorney’s fees and costs of suit, that may be imposed upon or reasonably incurred by the member in connection with or resulting from any claim, action, suit, or proceeding to which the member may be a party defendant or in which the member may be involved as a defendant by reason of any action taken or any failure to act under the Plan and against and from any and all amounts paid in settlement thereof or paid in satisfaction of any judgment in any such action, suit, or proceeding against the member, provided that the member shall give the Company an opportunity, at its own expense, to handle and defend the same before the member undertakes to handle and defend it or agrees to any settlement of the claim. The foregoing right of indemnification shall be in addition to, and not exclusive of, any other rights of indemnification to which the member may be entitled under the Company’s Articles of Incorporation or By-Laws, as a matter of law, or otherwise. This right shall not extend to any action by a Director as a claimant of rights under the Plan, whether on the Director’s behalf or on behalf of a class of persons which would include the Director, unless filed in the form of a declaratory judgment seeking relief for the Company or the Plan.

Article 14. Successors. All obligations of the Company under the Plan, with respect to Awards granted hereunder, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

Article 15. Listing of Shares and Related Matters. If at any time the Committee shall determine that the listing, registration or qualification of the Shares subject to any Award on any securities exchange or under any applicable law, or the consent or approval of any governmental regulatory authority, is necessary or desirable as a condition of, or in connection with, the granting of an Option or the issuance of Shares thereunder, the granting of a Restricted Stock Award, the granting of Shares pursuant to a Restricted Stock Unit Award or the granting of Shares pursuant to a Performance Share Award, no Option that is the subject of such Award may be exercised in whole or in part and no certificates may be issued or reissued in respect of any Restricted Stock, Restricted Stock Unit or Performance Share Award that is the subject of such Award unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee.

Article 16. Legal Construction.

16.1    Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural.

16.2    Severability. If any provision of the Plan shall be held by a court of competent jurisdiction to be illegal, invalid or unenforceable for any reason, the illegality, invalidity or unenforceability shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal, invalid or unenforceable provision had not been included. Unless otherwise specifically provided in a final order by a court of competent jurisdiction, no such judicial determination shall deprive a Participant of the economic advantage, if any, of unexpired Options under any Option Award Agreement, of Shares of Restricted Stock then subject to restrictions under the terms of the Plan or the Restricted Stock Award Agreement, of any Restricted Stock Unit Awards, or of any Performance Share Awards. If any such judicial determination does or would have an adverse impact then the Company shall assure the Participant of the right to receive cash in an amount equal to the value of any Award under the Plan prior to the determination of its invalidity in the same manner as if such Award was lawful and the benefit granted thereunder could be enjoyed in accordance with the terms of the Award.

16.3    Requirements of Law. The granting of Awards and the issuance of Shares under the Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

16.4    Securities Law Compliance. With respect to Insiders, transactions under this Plan are intended to comply with all applicable conditions of Rule l6b-3 or its successors under the Exchange Act. To the extent any provision of the Plan or action by the Committee fails to so comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Committee. The obligations of the Company to issue or transfer Restricted Stock awarded pursuant to the Plan, Shares pursuant to a Restricted Stock Unit Award, Shares upon exercise of an Option, or Shares pursuant to a Performance Share Award, shall be subject to: compliance with all applicable governmental rules and regulations, and administrative action; the effectiveness of a registration statement under the Securities Act of 1933, as amended, if deemed necessary or appropriate by the Company; and the condition that listing requirements (or authority for listing upon official notice of issuance) for each stock exchange on which outstanding shares of the same class may then be listed shall have been satisfied.

16.5    Governing Law. To the extent not preempted by Federal law, the Plan and all agreements hereunder shall be construed in accordance with and governed by the laws of the State of Delaware.

AK STEEL HOLDING CORPORATION
AK STEEL CORPORATION

By:	/s/ David C. Horn
David C. Horn, Executive Vice President,
General Counsel and Secretary

Adopted 1995

Amended November 21, 1996

Amended and Restated March 19, 1998

Amended and Restated January 16, 2003

Amended and Restated January 20, 2005

Amended December 7, 2006

Amended October 18, 2007

Amended and Restated October 16, 2008

Amended and Restated March 18, 2010

Amended and Restated March 20, 2014 (subject to stockholder approval at the 2014 Annual Meeting of Stockholders)

ANNEX B

RESTATED CERTIFICATE OF INCORPORATION

OF

AK STEEL HOLDING CORPORATION

AK Steel Holding Corporation (the “Corporation”), a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

A.    The Corporation originally was incorporated under the name “AK Steel Corporation” and filed its initial Certificate of Incorporation with the Secretary of State of the State of Delaware on December 20, 1993.

B.    This Restated Certificate of Incorporation was duly adopted by the Corporation’s Board of Directors in accordance with Section 245 of the General Corporation Law of the State of Delaware.

C.    This Restated Certificate of Incorporation only restates and integrates and does not further amend the provisions of the Corporation’s original Certificate of Incorporation, as heretofore amended or supplemented, and there is no discrepancy between those provisions and the provisions of this Restated Certificate of Incorporation.

D.    The text of the Certificate of Incorporation, as amended, is restated in its entirety to read as follows:

FIRST:    The name of the Corporation is AK Steel Holding Corporation.

SECOND:    The address of the registered office of the Corporation within the State of Delaware is 2711 Centerville Road, Suite 400, City of Wilmington 19808, County of New Castle. The name of the registered agent of the corporation in the State of Delaware at such address is Corporation Service Company.

THIRD:    The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware, as from time to time amended.

FOURTH:    (a) The total number of shares of all classes of stock that the Corporation shall have authority to issue is 325,000,000 ~~225,000,000~~, consisting of ~~200,000,000~~ 300,000,000 shares of Common Stock, par value $.01 per share (the “Common Stock”), and 25,000,000 shares of Preferred Stock, par value $1.00 per share (the “Preferred Stock”).

(b)    The shares of Preferred Stock may be issued from time to time in one or more series. Apart from any other provisions in this Certificate of Incorporation authorizing the issuance of shares of Preferred Stock, the Board of Directors is hereby authorized to establish from time to time by resolution or resolutions the number of shares to be included in each such series, and to fix the designation, powers, preferences and relative participating, optional, conversion and other special rights of the shares of each such series and the qualifications, limitations or restrictions thereof, including but not limited to the fixing or alteration of the dividend rights, dividend rate or rates, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), the redemption price or prices, and the liquidation preferences of any wholly unissued series of shares of Preferred Stock, or any or all of them, all to the fullest extent now or hereafter permitted by the General Corporation Law of the State of Delaware; and to increase or decrease the number of shares of any series subsequent to the issue of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series. No vote of the holders of the Common Stock or Preferred Stock shall, unless otherwise provided in the resolutions creating any particular series of Preferred Stock, be a prerequisite to the issuance of any shares of any series of the Preferred Stock authorized by and complying with the conditions of this Certificate of Incorporation. Shares of any series of Preferred Stock that have been authorized for issuance pursuant to this Article FOURTH or any other provisions in this Certificate of Incorporation and that have been either (i) issued and reacquired in any manner by the Corporation (including upon exchange thereof) or (ii) never issued shall have the status of authorized and unissued shares of Preferred Stock and may be reclassified and reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors as set forth above.

(c)    Subject to the provisions of applicable law or of the By-laws with respect to the closing of the transfer books or the fixing of a record date for the determination of stockholders entitled to vote, and except as otherwise provided by law or by the resolution or resolutions providing for the issue of any series of Preferred Stock, the holders of outstanding shares of Common Stock shall exclusively possess the voting power for the election of directors and for all other purposes, each holder of record of shares of Common Stock being entitled to one vote for each share of Common Stock standing in his name on the books of the Corporation.

FIFTH:    In furtherance and not in limitation of the powers conferred by law, subject to any limitations contained elsewhere in this Certificate of Incorporation, By-laws of the Corporation may be adopted, amended or repealed by a majority of the board of directors of the Corporation, but any By-laws adopted by the board of directors may be amended or repealed by the stockholders entitled to vote thereon. Election of directors need not be by written ballot. In furtherance and not in limitation of the powers conferred by law, and subject to the provisions of the Certificate of Incorporation, the By-laws of the Corporation shall be subject to alteration, amendment or repeal, in whole or in part, and new By-laws may be made, either by the affirmative vote of a majority of the whole Board of Directors at any regular or special meeting of the Board, or by unanimous written consent of the directors, or by the affirmative vote of the holders of record of a majority of the issued and outstanding shares of stock of the Corporation entitled to vote in respect thereof, given at an annual meeting or at any special meeting.

SIXTH:    A director of the Corporation shall not be personally liable either to the Corporation or to any stockholder for monetary damages for breach of fiduciary duty as a director, except (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions which are not in good faith or which involve intentional misconduct or knowing violation of the law, (iii) for any matter in respect of which such director shall be liable under Section 174 of Title 8 of the General Corporation Law of the State of Delaware or any amendment thereto or successor provision thereto, or (iv) for any transaction from which the director shall have derived an improper personal benefit. Neither amendment nor repeal of this Article SIXTH nor the adoption of any provision of the Certificate of Incorporation inconsistent with this Article SIXTH shall eliminate or reduce the effect of this Article SIXTH in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article SIXTH, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

SEVENTH:    (a) The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to, or testifies in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative in nature, by reason of the fact that such person is or was, at any time prior to or during which this Article SEVENTH is in effect, a director, officer, employee or agent of the Corporation, or is or was, at any time prior to or during which this Article SEVENTH is in effect, serving at the request of the Corporation as a director, officer, employee or agent or in any similar capacity of any other corporation, partnership, joint venture, employee benefit plan, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines, penalties, amounts paid in settlement and other liabilities actually and reasonably incurred by such person in connection with such action, suit or proceeding to the full extent permitted by law, and the Corporation may adopt By-laws or enter into agreements with any such person for the purpose of providing for such indemnification.

(b)    Expenses (including attorneys’ fees) incurred in appearing at, participating in or defending any threatened, pending or completed action, suit or proceeding, whether civil, criminal,

administrative or investigative, shall be paid by the Corporation at reasonable intervals in advance of the final disposition of such action, suit or proceeding, upon receipt by the Corporation of a written undertaking by or on behalf of the director or officer to repay such amount unless it ultimately shall be determined that such person is entitled to be indemnified by the Corporation as provided herein.

(c)    It is the intent of the Corporation to indemnify the persons referred to in this Article SEVENTH to the fullest extent permitted by law with respect to any action, suit or proceeding arising from events that occur prior to or during the time in which this Article SEVENTH is in effect. The indemnification provided by this Article SEVENTH shall not be deemed exclusive of any other rights to which those seeking indemnification may be or become entitled under any law, By-law, agreement, vote of stockholders or disinterested directors, or otherwise, or under any policy or policies of insurance purchased and maintained by the Corporation on behalf of any such director or officer, both as to action in such person’s official capacity and as to action in another capacity while holding office, and shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such director or officer.

(d)    The indemnification provided by this Article SEVENTH shall be subject to all valid and applicable laws, and in the event this Article SEVENTH or any of the provisions hereof or the indemnification contemplated hereby are found to be inconsistent with or contrary to any such valid laws, the latter shall be deemed to control and this Article SEVENTH shall be regarded as modified accordingly, and, as so modified, shall continue in full force and effect.

IN WITNESS WHEROF, the Corporation has caused this Restated Certificate of Incorporation to be duly executed by its authorized officer this 4th day of May, 2011.

By:	/s/ David C. Horn
Name:	David C. Horn
Title:	Executive Vice President, General Counsel and Secretary

Restated as filed May 4, 2011

Amended and Restated March 20, 2014 (subject to stockholder approval at the 2014 Annual Meeting of Stockholders)

☐   Mark this box with an X if you have made

       changes to your name or address details above.

  Annual Meeting Proxy Card

A.	Proposal 1 - Election of Directors.

The Board of Directors recommends a vote FOR the listed nominees.

	For	Against	Abstain		For	Against	Abstain
01 – Richard A. Abdoo	☐	☐	☐	07 – Ralph S. Michael, III	☐	☐	☐

02 – John S. Brinzo	☐	☐	☐	08 – Shirley D. Peterson	☐	☐	☐

03 – Dennis C. Cuneo	☐	☐	☐	09 – Dr. James A. Thomson	☐	☐	☐

04 – Mark G. Essig	☐	☐	☐	10 – James L. Wainscott	☐	☐	☐

05 – William K. Gerber	☐	☐	☐	11 – Vicente Wright	☐	☐	☐

06 – Robert H. Jenkins	☐	☐	☐

B.	Proposal 2 - Advisory vote to ratify the appointment of independent registered public accounting firm.

The Board of Directors recommends a vote FOR the ratification of the Audit Committee’s appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2014.

☐    For                 ☐    Against                ☐    Abstain

C.	Proposal 3 - Advisory vote to approve Named Executive Officer compensation.

The Board of Directors recommends a vote FOR the resolution to approve the compensation of the Named Executive Officers.

☐    For                 ☐    Against                ☐    Abstain

D.	Proposal 4 – Approval of the amendment and restatement of the Company’s Stock Incentive Plan.

The Board of Directors recommends a vote FOR the resolution to approve the amendment and restatement of the Company’s Stock Incentive Plan.

☐    For                 ☐    Against                ☐    Abstain

E.	Proposal 5 – Approval of the proposed amendment to the Company’s Restated Certificate of Incorporation to increase the number of authorized shares of common stock.

The Board of Directors recommends a vote FOR the resolution to approve the proposed amendment to the Company’s Restated Certificate of Incorporation to increase the number of authorized shares of common stock.

☐    For                ☐    Against                ☐     Abstain

F.	Authorized Signatures – Sign Here – This section must be completed for your instructions to be executed.

NOTE: Please sign your name(s) EXACTLY as your name(s) appear(s) on this proxy. All joint holders must sign. When signing as attorney, trustee, executor, administrator, guardian or corporate officer, please provide your FULL title.

Signature 1 – Please keep signature within the box	Signature 2 – Please keep signature within the box	Date (mm/dd/yyyy)

Title:	Title:

Proxy – AK Steel Holding Corporation

Annual Meeting of Stockholders

Proxy Solicited on behalf of the Board of Directors of the Company for the Annual Meeting to be held on May 29, 2014

The undersigned stockholder of AK Steel Holding Corporation (the “Company”) hereby appoints James L. Wainscott, David C. Horn and Roger K. Newport and each of them, as attorneys-in-fact and proxies, each with full power of substitution, to represent the undersigned at the Annual Meeting of Stockholders of the Company to be held on May 29, 2014, and at any adjournment thereof, with authority to vote at such meeting all shares of Common Stock of the Company owned by the undersigned on March 31, 2014, in accordance with the directions indicated herein:

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. UNLESS OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED “FOR” THE ELECTION AS A DIRECTOR OF EACH OF THE ELEVEN NOMINEES NAMED ON THE REVERSE SIDE, “FOR” THE RATIFICATION OF THE AUDIT COMMITTEE’S APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2014, “FOR” THE RESOLUTION TO APPROVE THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS, “FOR” THE RESOLUTION TO APPROVE THE AMENDMENT AND RESTATEMENT OF THE COMPANY’S STOCK INCENTIVE PLAN, AND “FOR” THE RESOLUTION TO APPROVE THE PROPOSED AMENDMENT TO THE COMPANY’S RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE ELEVEN NOMINEES NAMED FOR ELECTION AS A DIRECTOR.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” RATIFICATION OF THE AUDIT COMMITTEE’S APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2014.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RESOLUTION TO APPROVE THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RESOLUTION TO APPROVE THE AMENDMENT AND RESTATEMENT OF THE COMPANY’S STOCK INCENTIVE PLAN.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RESOLUTION TO APPROVE THE PROPOSED AMENDMENT TO THE COMPANY’S RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK.

Please sign, date and return this proxy card promptly using the enclosed envelope.

(Continued and to be voted on reverse side.)